Filed with the Securities and Exchange Commission on March 15, 1995
                                                       Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                              UJB FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

          New Jersey                                        22-1903313
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                                      6711
                         (Primary Standard Industrial
                          Classification Code Number)

                              301 Carnegie Center
                                 P.O. Box 2066
                        Princeton, New Jersey 08543-2066
                                 (609) 987-3200
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                           RICHARD F. OBER, JR., ESQ.
            Executive Vice President, General Counsel and Secretary
                       301 Carnegie Center, P.O. Box 2066
                        Princeton, New Jersey 08543-2066
                                 (609) 987-3430

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:

   RONALD F. DAITZ, ESQ.                              HENRY L. JUDY, ESQ.
  Weil, Gotshal & Manges                            Kirkpatrick & Lockhart
     767 Fifth Avenue                                 1800 M Street, N.W.
 New York, New York 10153                           South Lobby--Suite 900
                                                    Washington, D.C. 20036

                                ----------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation for the merger of Bancorp New Jersey, Inc. with and into the Registrant as described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                ----------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                  Proposed           Proposed
                                                                   Maximum            Maximum
                                                                  Offering           Aggregate
          Title of Each Class                Amount to be         Price Per          Offering              Amount of
    of Securities to be Registered           Registered(1)         Share(2)           Price(3)         Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.20........        2,678,610          $41.4375           $58,814,606           $20,281
===================================================================================================================================

(1) Based upon the number of shares of Bancorp New Jersey, Inc. common stock outstanding on March 13, 1995 plus the estimated number of such shares that could be issued prior to the consummation of the Merger, for an aggregate of 2,365,595 shares, multiplied by 1.8872, the maximum fixed exchange ratio presently provided for by the Merger Agreement (as defined herein) for issuance of Registrant's Common Stock in the Merger, and multiplied further by 60% (the percentage of merger consideration to be paid in Registrant's Common Stock).

(2) Based upon the average of the high and low prices of Bancorp New Jersey, Inc. common stock on March 13, 1995 as reported on NASDAQ, pursuant to Rules 457(f)(1) and 457(c).

(3) Based upon the price of Bancorp New Jersey, Inc. common stock referred to in footnote (2) hereof multiplied by the aggregate number of shares of Bancorp New Jersey, Inc. common stock referred to in footnote (1) hereof, and multiplied further by 60% (the percentage of merger consideration to be paid in Registrant's Common Stock).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              UJB FINANCIAL CORP.

                             Cross-Reference Sheet
                                      for
               Registration Statement on Form S-4 and Prospectus

 Item
Number               Caption                                          Caption in Prospectus
- ------               -------                                          ---------------------
A. INFORMATION ABOUT THE
     TRANSACTION
 1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus ...............................  Facing Page of Registration Statement; Cross Reference Sheet;
                                                    Outside Front Cover Page of Prospectus

 2. Inside Front and Outside Back Cover
      Pages of Prospectus ......................  Incorporation of Certain Documents by Reference; Available
                                                    Information; Table of Contents

 3. Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information ............  Summary; Introduction; Selected Financial Data; Pro Forma
                                                    Financial Information


 4. Terms of the Transaction ...................  Summary; Introduction; The Merger; The Merger Agreement;
                                                    Description of UJB Capital Stock; Description of Bancorp
                                                    Capital Stock

 5. Pro Forma Financial Information ............  Selected Financial Data; Pro Forma Financial Information

 6. Material Contracts with the Company
      Being Acquired ...........................  The Merger; The Merger Agreement

 7. Additional Information Required for
      Re-offering by Persons and Parties
      Deemed to be Underwriters ................  Not Applicable


 8. Interests of Named Experts and Counsel .....  Legal Matters


 9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities ..............................  Not Applicable


B. INFORMATION ABOUT THE
     REGISTRANT

10. Information with Respect to S-3
      Registrants .............................  Incorporation of Certain Documents by Reference; UJB Financial
                                                    Corp.; Description of UJB Capital Stock

11. Incorporation of Certain Information by
      Reference ...............................  Incorporation of Certain Documents by Reference

12. Information with Respect to S-2 or S-3
      Registrants .............................  Not Applicable

13. Incorporation of Certain Information
      by Reference ............................  Not Applicable

14. Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants .......  Not Applicable


 Item
Number               Caption                                          Caption in Prospectus
- ------               -------                                          ---------------------
C. INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED
15. Information with Respect to S-3
      Companies ...............................  Not Applicable


16. Information with Respect to S-2 or S-3
      Companies ...............................  Incorporation of Certain Documents by Reference; Bancorp
                                                    New Jersey, Inc.; Description of Bancorp Capital Stock.

17. Information with Respect to Companies
      Other Than S-2 or S-3 Companies .........  Not Applicable


D. VOTING AND MANAGEMENT
     INFORMATION


18. Information if Proxies, Consents or
      Authorizations are to be Solicited ......  Incorporation of Certain Documents by Reference; Summary;
                                                    Introduction; Bancorp Annual Meeting; The Merger; UJB
                                                    Financial Corp.; Bancorp New Jersey, Inc.; Election of
                                                    Bancorp Directors

19. Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer .................  Not Applicable

[LOGO CUT]


                            BANCORP NEW JERSEY, INC.
                              10 West High Street
                          Somerville, New Jersey 08876
                                 (908) 722-0600


                                                                  April 7, 1995

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Bancorp New Jersey, Inc. ("Bancorp"), to be held at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, at 3:00 p.m.(local time), on Monday, May 22, 1995.

     At the Annual Meeting, the shareholders will be asked to approve three Proposals that have been adopted by Bancorp's Board of Directors. The first Proposal is for approval of the Agreement and Plan of Merger dated January 19, 1995 between Bancorp and UJB Financial Corp., which provides for the merger of Bancorp with and into UJB Financial Corp. and the conversion of shares of common stock of Bancorp into either shares of the common stock of UJB Financial Corp. or cash, or in certain circumstances a combination of UJB Financial Corp. common stock and cash, all as more fully described in the accompanying Proxy Statement-Prospectus. Consummation of the merger is subject to certain conditions, including the approval of the Agreement and Plan of Merger by Bancorp's shareholders at this Annual Meeting. The Second Proposal is for the election of three directors of Bancorp. The third Proposal is for ratification of the appointment of independent accountants for Bancorp.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THESE THREE PROPOSALS AND RECOMMENDS THAT YOU VOTE FOR THEIR APPROVAL. Because of the importance of the Proposals, I urge you to read the additional important information concerning Bancorp, UJB Financial Corp. and the Proposals contained in the Notice of Annual Meeting of Shareholders, Proxy Statement-Prospectus and Annual Report to Shareholders that accompany this letter.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Please sign each proxy card that you receive and return it, as soon as possible, in the postage-paid return envelope that is provided for your convenience. The return of your proxy card will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

     Kindly forward your proxy card at your earliest convenience.

                                        Sincerely,

                                        [Signature Cut]

                                        Beatrice D'Agostino
                                        Chairman, President and
                                          Chief Executive Officer

                            BANCORP NEW JERSEY, INC.
                              10 West High Street
                          Somerville, New Jersey 08876
                                 (908) 722-0600

                                ----------------

                                     NOTICE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 1995

                                ----------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bancorp New Jersey, Inc. ("Bancorp") will be held at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, on Monday, May 22, 1995 at 3:00 p.m. (local time), for the purpose of considering and voting on the following matters:

          (1) A proposal to approve the Agreement and Plan of Merger dated January 19, 1995 between Bancorp and UJB Financial Corp., which agreement provides for the merger of Bancorp with and into UJB Financial Corp. and for the conversion of outstanding shares of the common stock, par value $.01 per share, of Bancorp into either (i) whole shares of the common stock, par value $1.20 per share, of UJB Financial Corp. and cash in lieu of fractional shares, based on an exchange ratio to be determined subsequent to the date of the Annual Meeting and subject to certain anti-dilution adjustments, (ii) cash, or (iii) in certain circumstances, depending upon the outcome of an election and allocation process, a combination of whole shares of UJB Financial Corp. common stock (and cash in lieu of fractional shares) based on the exchange ratio and cash, all as more fully described in the accompanying Proxy Statement-Prospectus.

          (2) The election of three directors to serve for a term of three years or until consummation of the merger provided for in the Agreement and Plan of Merger.

          (3) The ratification of the appointment of KPMG Peat Marwick LLP as independent accountants of Bancorp for the year ending December 31, 1995; and

          (4) The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Descriptions of the Proposals to be considered are contained in the Proxy Statement-Prospectus that accompanies this Notice.

     Pursuant to the Bylaws of Bancorp, the Board of Directors has fixed March 31, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only record holders of outstanding Bancorp common stock as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete alphabetical list of shareholders entitled to vote at the Annual Meeting shall be open to examination by any shareholder, for any purpose germane to the meeting, during ordinary business hours, for 10 days prior to the meeting, at the principal office of Bancorp, as set forth above.

                                             By order of the Board of Directors

                                             [Signature Cut]


                                             Robert H. Hunt, Jr.
                                             Secretary


Somerville, New Jersey
April 7, 1995

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER YOU
PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING OR NOT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED POSTAGE-PAID ENVELOPE. ANY PROXY MAY BE REVOKED BY YOU IN WRITING, OR IN PERSON, AT ANY TIME PRIOR TO THE VOTING OF SUCH PROXY.

THE BOARD OF DIRECTORS OF BANCORP UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER, TO ELECT THE THREE DIRECTOR NOMINEES NAMED HEREIN AND TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS OF BANCORP FOR THE YEAR ENDING DECEMBER 31, 1995.

           [BANCORP LOGO]                            [UJB LOGO]

           PROXY STATEMENT                           PROSPECTUS
      BANCORP NEW JERSEY, INC.                  UJB FINANCIAL CORP.
         10 WEST HIGH STREET                    301 CARNEGIE CENTER
    SOMERVILLE, NEW JERSEY 08876         PRINCETON, NEW JERSEY 08543-2066
           (908) 722-0600                         (609) 987-3200

                              2,678,610 SHARES OF
                    COMMON STOCK (PAR VALUE $1.20 PER SHARE)

     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $.01 per share, of Bancorp New Jersey Inc., a Delaware corporation and registered bank holding company ("Bancorp"), in connection with the solicitation of proxies by the Board of Directors of Bancorp ("Bancorp Board") for use at the Annual Meeting of Bancorp's shareholders to be held at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, at 3:00 p.m. (local time) on Monday, May 22, 1995, and at any adjournments thereof ("Annual Meeting").

     This Proxy Statement-Prospectus relates to up to 2,678,610 shares of common stock, par value $1.20 per share ("UJB Stock"), of UJB Financial Corp, a New Jersey corporation and registered bank holding company ("UJB"), to be issued upon the merger ("Merger") of Bancorp with and into UJB, pursuant to an Agreement and Plan of Merger dated January 19, 1995 ("Merger Agreement"). In the Merger, each outstanding share of Bancorp's common stock, par value $.01 per share ("Bancorp Stock"), outstanding at the Effective Time (as defined herein) will be converted into the right to receive either (1) whole shares of UJB Stock and cash in lieu of any fractional shares of UJB Stock ("Cash In Lieu Amount"), based on an exchange ratio to be determined subsequent to the date of the Annual Meeting ("Exchange Ratio"), adjusted, if necessary, in accordance with certain anti-dilution provisions (such whole shares of UJB Stock and such Cash In Lieu Amount determined in accordance with the Exchange Ratio and any necessary anti-dilution adjustments are referred to collectively herein as the "Stock Consideration"), (2) $43.10 per share in cash ("Cash Consideration"), or (iii) in certain circumstances, depending upon the outcome of an election and allocation process, a combination of Stock Consideration and Cash Consideration. The Stock Consideration and Cash Consideration payable in connection with the Merger, whether payable individually or in combination as a result of the election and allocation process, are sometimes collectively referred to herein as the "Merger Consideration." The Exchange Ratio will be fixed based on the "Average Price" of UJB Stock over a period ending on the "Determination Date" (as both terms are defined herein). The Exchange Ratio will not be lower than
1.5441 and will not be higher than 1.8872 except in certain circumstances more fully described herein. See "THE MERGER AGREEMENT--Determination of Exchange Ratio" for further discussion of the Exchange Ratio.

     This Proxy Statement-Prospectus constitutes (1) the Proxy Statement of Bancorp relating to the solicitation of proxies by the Bancorp Board for use at the Annual Meeting to be held for the purpose of considering and voting upon (a) a proposal to approve the Merger Agreement and the transactions contemplated thereby, (b) the election of three directors to serve for a term of three years or until the Effective Time of the Merger, and (c) the ratification of the appointment of KPMG Peat Marwick LLP as independent accountants of Bancorp for the year ending December 31, 1995, and (2) the Prospectus of UJB with respect to the UJB Stock to be issued in the Merger. Consummation of the Merger is subject to various conditions, including the approvals of the shareholders of Bancorp, the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the Commissioner of Banking of the State of New Jersey ("New Jersey Commissioner of Banking").

     All information contained in this Proxy Statement-Prospectus with respect to UJB has been supplied by UJB, and all information with respect to Bancorp has been supplied by Bancorp.

     The Proxy Statement-Prospectus is first being mailed to Bancorp shareholders on or about April 7, 1995.

                                ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                ----------------

         The date of this Proxy Statement-Prospectus is April 7, 1995.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 INDEX OF DEFINED TERMS .................................................. (iii)
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .........................    1
 AVAILABLE INFORMATION....................................................    1
 SUMMARY..................................................................    3
   The Companies..........................................................    3
   Annual Meeting.........................................................    3
   Stock Held By Affiliates ..............................................    3
   The Merger.............................................................    4
   Conversion of Outstanding Bancorp Stock ...............................    5
   Conversion of Outstanding Bancorp Stock Options .......................    5
   Recommendation of Bancorp Board .......................................    6
   Opinion of Bancorp's Financial Advisor ................................    6
   Dissenters' Rights ....................................................    6
   Federal Income Tax Consequences........................................    6
   Regulatory Approvals...................................................    6
   Conditions of the Merger...............................................    7
   Exchange of Certificates...............................................    7
   Interests of Certain Persons in the Merger.............................    7
   Market Prices and Dividends............................................    7
 INTRODUCTION.............................................................    9
 ANNUAL MEETING...........................................................    9
   Record Date; Vote Required.............................................    9
   Holders of Bancorp Voting Securities...................................    9
   Proxies; Revocation; Solicitation......................................   11
 SELECTED FINANCIAL DATA..................................................   12
 PRO FORMA FINANCIAL INFORMATION..........................................   14
   Pro Forma Combined Condensed Balance Sheet.............................   15
   Pro Forma Combined Condensed Statements of Income......................   17
   Pro Forma Combined Common Share Data ..................................   19
 MARKET PRICE AND DIVIDEND MATTERS........................................   20
   Market Price and Dividend History......................................   20
   Coordination of and Limitations on Dividends Under Merger
     Agreement............................................................   20
   Dividend Limitations ..................................................   20
 PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT.............................   21
 THE MERGER...............................................................   21
   Recommendation of the Bancorp Board and Reasons for the Merger.........   21
   Background.............................................................   22
   Opinion of Bancorp's Financial Advisor.................................   23
   Charter and By-Laws of Surviving Corporation...........................   27
   Board of Directors and Officers of Surviving Corporation...............   27
   Dissenters' Rights.....................................................   27
   New York Stock Exchange Listing........................................   29
   Accounting Treatment...................................................   29
   Certain Federal Income Tax Consequences................................   29
   Differences in Shareholders' Rights....................................   31
 THE MERGER AGREEMENT.....................................................   37
   Effective Time.........................................................   37
   Closing of the Merger..................................................   37
   Determination of Exchange Ratio........................................   38


                                         (i)

                                                                            Page
                                                                            ----
   Election and Allocation Procedures.....................................   38
   Termination Fee........................................................   41
   Amendment..............................................................   42
   Bancorp Stock Option Plans.............................................   42
   Interests of Certain Persons in the Merger.............................   43
   Covenants..............................................................   47
   Regulatory Approvals...................................................   47
   Conditions to the Merger; Termination..................................   49
   Expenses...............................................................   49
 UJB FINANCIAL CORP. .....................................................   49
   Description of Business................................................   49
   Recent Developments....................................................   50
 DESCRIPTION OF UJB CAPITAL STOCK.........................................   50
   Common Stock...........................................................   50
   Series B Preferred Stock...............................................   51
   Shareholder Rights Plan................................................   51
 BANCORP NEW JERSEY, INC. ................................................   52
   Description of Business................................................   52
 DESCRIPTION OF BANCORP CAPITAL STOCK.....................................   52
   Common Stock...........................................................   52
   Preferred Stock........................................................   52
   Shareholder Rights Plan................................................   53
 PROPOSAL II--ELECTION OF DIRECTORS.......................................   53
   Information Regarding the Bancorp Board................................   54
   Compensation and Committees of Directors ..............................   55
   Executive Compensation and Other Information...........................   56
PROPOSAL III--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS......   64
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING............   64
ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTED AT AN ANNUAL
  MEETING AND SHAREHOLDER PROPOSALS.......................................   64
LEGAL MATTERS.............................................................   64
EXPERTS...................................................................   65
AGREEMENT AND PLAN OF MERGER (without exhibits) ...................  Appendix A
OPINION OF KAPLAN ASSOCIATES, INC. ................................  Appendix B
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ...............  Appendix C

                                      (ii)

                             INDEX OF DEFINED TERMS

    (Index of Capitalized Terms Defined in this Proxy Statement-Prospectus)

                                             Page in
Defined Term                                Prospectus

1988 Program ...............................      6
1991 Plan ..................................      6
Acquiring Person ...........................     51
Allocated Cash Consideration ...............     41
Annual Meeting .............................   Cover
ATMs .......................................     52
Average Price ..............................      5
Bancorp ....................................   Cover
Bancorp Acquiring Person ...................     53
Bancorp Board ..............................   Cover
Bancorp Certificates .......................      5
Bancorp Distribution Date ..................     53
Bancorp Preferred Stock ....................     52
Bancorp Rights .............................     53
Bancorp Rights Plan ........................     53
Bancorp Shareholders .......................      9
Bancorp Stock ..............................   Cover
BHC Act ....................................     47
Cash Amount ................................      4
Cash Consideration .........................   Cover
Cash Electee Block(s) ......................      4
Cash Electees ..............................      4
Cash Excess ................................     41
Cash In Lieu Amount ........................   Cover
Cash Non-Electees ..........................     41
Closing ....................................     37
Closing Date ...............................     37
Closing Notice .............................     37
Code .......................................      6
Commission .................................      1
Committee ..................................     58
Comparison Group ...........................     59
Corporation Law ............................     27
Court ......................................     28
CPI ........................................     59
Determination Date .........................      5
Dissenting Shareholder .....................     29
Dissenting Shares ..........................      4
Distribution Date ..........................     51
DRP ........................................     11
Effective Time .............................      5
Election Deadline ..........................     39
Election Form ..............................     38
Election Form Record Date ..................     38
Emeritus Program ...........................     46
ESOSP ......................................      7
Excess Stock Amount ........................      4
Exchange Act ...............................      1
Exchange Agent .............................     38
Exchange Ratio .............................   Cover
FDIC .......................................     52
Federal Reserve Board ......................   Cover
IRS ........................................     60
Justice Department .........................      6
Kaplan .....................................      6
M&A Committee ..............................     22
Merger .....................................   Cover
Merger Agreement ...........................   Cover
Merger Consideration .......................   Cover
Named Executive Officer ....................     56
NASD .......................................      1
NASDAQ .....................................      1
New Jersey Commissioner of Banking .........   Cover
New Jersey Savings Bank Act ................     48
NJ Certificate .............................     37
NJSB .......................................      3
NJSB Board .................................     54
Non-Electees ...............................      4
Notice of Guaranteed Delivery ..............     39
NYSE .......................................      1
Option Plans ...............................      6
Outstanding Shares .........................      4
Record Date ................................      3
Registration Statement .....................      1
Rights .....................................     51
Rights Plan ................................     51
Securities Act .............................      1
Series A Preferred Stock ...................     53
Series B Preferred Stock ...................     50
Series R Preferred Stock ...................     51
SERP .......................................     62
Stock Amount ...............................      4
Stock Consideration ........................   Cover
Stock Electees .............................      4
Stock Shortfall Amount .....................      4
Substitute Stock Consideration .............     41
Surviving Corporation ......................     21
Tax Counsel ................................     41
Tax-Free Consideration .....................     41
Termination Notice .........................     38
Trust ......................................     63
UJB ........................................   Cover
UJB Board ..................................     23
UJB Certificates ...........................      5
UJB Preferred Stock ........................     50
UJB Stock ..................................   Cover

                                     (iii)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference into and made a part of this Proxy Statement-Prospectus the following documents filed with the Securities and Exchange Commission ("Commission"): (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 1993, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, and the Current Reports on Form 8-K dated May 19, 1994, July 31, 1994, January 19, 1995 and March 10, 1995 filed by UJB, (2) the Annual Report on Form 10-K for the fiscal year ended December 31, 1993, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, and the Current Reports on Form 8-K dated January 19, 1995 and March 15, 1995 filed by Bancorp and (3) the description of the UJB Stock contained in UJB's Registration Statement on Form 10 filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), dated August 31, 1970, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description. All documents filed by UJB and Bancorp pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the respective dates of filing of such documents.

     This Proxy Statement-Prospectus is accompanied by Bancorp's 1994 Annual Report to Shareholders.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus incorporates documents by reference that are not presented herein or delivered herewith. UJB and Bancorp each hereby undertakes, with respect to the documents listed above filed by it with the Commission, to provide without charge to each person, including any beneficial owner, to whom this Proxy Statement-Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated into this Proxy Statement-Prospectus and deemed to be part hereof, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests for documents filed by UJB should be directed to Richard F. Ober, Jr., Secretary, UJB Financial Corp., 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066 (telephone (609) 987-3442). Requests for documents filed by Bancorp should be directed to Russell G. Muter, Executive Vice President and Treasurer, Bancorp New Jersey, Inc.,10 West High Street, Somerville, New Jersey 08876 (telephone (908) 722-0600). In order to ensure timely delivery of documents prior to the Annual Meeting, any request should be made by May 8, 1995.


                             AVAILABLE INFORMATION

     Each of UJB and Bancorp is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission relating to its businesses, financial statements and other matters. The Registration Statement discussed below and the exhibits thereto as well as such reports, proxy statements and other information filed by UJB and Bancorp may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission:
Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. UJB Stock is listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning UJB are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Bancorp Stock is listed on the NASDAQ Stock Market--National Market System ("NASDAQ") and reports, proxy statements and other information concerning Bancorp are available for inspection at the offices of the National Association of Securities Dealers, Inc. ("NASD"), 1735 K
Street, N.W., Washington, D.C. 20006.

     UJB has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), in respect of the UJB Stock to be issued in the Merger ("Registration Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of UJB or Bancorp or in the information set forth herein since the date of this Proxy Statement-Prospectus.

                                    SUMMARY


     The following constitutes a brief summary, for the convenience of the shareholders of Bancorp, of the information contained in this Proxy Statement-Prospectus, relating principally to the proposal to approve the Merger Agreement, including Appendices A, B and C hereto. The summary is necessarily selective and is qualified in its entirety by the more extensive discussion contained elsewhere in this Proxy Statement-Prospectus and the documents incorporated by reference herein relating to the proposal to approve the Merger Agreement. Bancorp shareholders are encouraged to read carefully this Proxy Statement-Prospectus, including Appendices A, B and C.

The Companies

  UJB

     UJB Financial Corp., a New Jersey corporation and registered bank holding company with its principal executive offices at 301 Carnegie Center, Princeton, New Jersey, through its wholly owned subsidiary banks, United Jersey Bank and First Valley Bank, operated, as of December 31, 1994, 270 banking offices located in New Jersey and eastern Pennsylvania. The subsidiary banks of UJB are engaged in a general banking business. They offer demand and interest bearing deposit accounts, make business, real estate, personal and installment loans, and provide lease financing and trust and fiduciary services. In addition, UJB owns nine active nonbank subsidiaries that are engaged primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

  Bancorp

     Bancorp New Jersey, Inc., a Delaware corporation and registered bank holding company with its principal executive offices at 10 West High Street, Somerville, New Jersey, through its wholly owned subsidiary bank, New Jersey Savings Bank ("Bank"), operated, as of January 31, 1995, twelve banking offices located in Basking Ridge, Bedminster, Branchburg, Bridgewater, Flemington, Hillsborough, Princeton, Somerville, Somerset and Whitehouse, New Jersey. NJSB's primary business consists of attracting deposits from the general public and originating loans that are secured by residential properties, as well as originating commercial and consumer loans.

Annual Meeting

  Time, Date, Place and Purpose

     The Annual Meeting will be held on May 22, 1995 at 3:00 p.m. (local time), at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, to consider and vote upon (1) a proposal to approve the Merger Agreement and the transactions contemplated thereby, (2) the election of three directors to serve for a term of three years or until the Effective Time of the Merger and (3) the ratification of the appointment of KPMG Peat Marwick LLP as independent accountants of Bancorp for the year ending December 31, 1995. A copy of the Merger Agreement is attached hereto as Appendix A.

  Record Date; Vote Required

     The record date for determining the Bancorp shareholders entitled to notice of and to vote at the Annual Meeting is March 31, 1995 ("Record Date"). The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Bancorp Stock is necessary to constitute a quorum at the Annual Meeting. An affirmative vote of a majority of the shares of Bancorp Stock outstanding and entitled to vote at the Annual Meeting is necessary to approve the Merger Agreement. The vote of a plurality of the shares of Bancorp Stock represented, in person or by proxy, at the Annual Meeting is required to elect the three directors. The third proposal requires the affirmative vote of a majority of the shares of Bancorp Stock represented, in person or by proxy, at the Annual Meeting. In the event that there are not sufficient votes to approve any proposal, the Annual Meeting may, in the sole discretion of the Bancorp Board, be adjourned in order to permit further solicitation of proxies by Bancorp.

  Stock Held by Affiliates

     The directors and executive officers of Bancorp and their affiliates beneficially owned an aggregate of 23.02% of the shares of Bancorp Stock outstanding on the Record9 Date (assuming the exercise of all options to purchase Bancorp Stock outstanding on such date).

The Merger

  Election and Allocation of Stock and Cash Consideration

     The number of shares of Bancorp Stock to be converted into the right to receive Stock Consideration in the Merger ("Stock Amount") will equal, as closely as reasonably possible, 60% of the "Outstanding Shares." The "Outstanding Shares" is that number arrived at by subtracting from the number of shares of Bancorp Stock outstanding at the Effective Time the number of shares of Bancorp Stock, if any, held by UJB or a subsidiary of UJB at the Effective Time.

     The number of shares of Bancorp Stock to be converted into the right to receive the Cash Consideration ("Cash Amount") will equal, as closely as reasonably possible, the remaining 40% of the Outstanding Shares, reduced by the number of shares of Bancorp Stock representing "Dissenting Shares." "Dissenting Shares" are defined to be the shares of Bancorp Stock with respect to which all conditions necessary to the exercise of applicable appraisal rights, as more fully discussed at "THE MERGER-Dissenters' Rights," have been satisfied as of the Effective Time.

     On a date subsequent to the Annual Meeting but prior to the Closing Date (as defined herein), holders of Bancorp Stock will be requested by the Exchange Agent (as defined herein) to specify in an election process, subject to the allocation provisions described below, whether they wish to receive Stock Consideration ("Stock Electees") or Cash Consideration ("Cash Electees") in the Merger. Bancorp shareholders entitled to participate in the election process may, and probably will, be required to elect between Stock Consideration and Cash Consideration without knowing the Exchange Ratio.

     Also as part of the election process, Cash Electees will be permitted to divide their holdings of Bancorp Stock into blocks of 5,000 shares or more (with any shares not exactly divisible by the selected block amount added to one of the blocks). All Bancorp Stock held by Cash Electees, whether held in a single undivided block or divided into blocks for purposes of the election process, is sometimes referred to herein in the singular as a "Cash Electee Block" and in the plural as "Cash Electee Blocks." See "THE MERGER AGREEMENT--Election and Allocation Procedures."

     If, upon the conclusion of the election process, Stock Electees represent a number of shares of Bancorp Stock that exceeds in the aggregate the Stock Amount (the amount by which such aggregate number exceeds the Stock Amount being sometimes referred to herein as the "Excess Stock Amount"):

          (1) Stock Electees will receive Stock Consideration only with respect to a "Pro Rata Amount" of their shares and will receive Cash Consideration with respect to the remaining balance of their shares. The Pro Rata Amount for each such Stock Electee will equal, as closely as reasonably possible, the aggregate number of shares of Bancorp Stock held by such Stock Electee multiplied by a fraction, the numerator of which is the Stock Amount and the denominator of which is the sum of the Stock Amount and the Excess Stock Amount; and

          (2) Cash Electees and holders of Bancorp Stock failing to have made any election ("Non-Electees") will receive Cash Consideration.

     If, upon the conclusion of the election process, Stock Electees represent a number of shares of Bancorp Stock that is in the aggregate less than the Stock Amount (the amount by which the Stock Amount exceeds this number is sometimes referred to herein as the "Stock Shortfall Amount"):

          (1) all Stock Electees will receive Stock Consideration; and

          (2) (a) if the number of shares of Bancorp Stock represented by Non-Electees is greater than the Stock Shortfall Amount, the Exchange Agent will select by random selection a sufficient number of Non-Electees such that the number of shares of Bancorp Stock represented by such Non-Electees equals, as closely as reasonably possible, the Stock Shortfall Amount, and

          (i) the Non-Electees so selected will receive Stock Consideration, and

          (ii) the Non-Electees not so selected and all Cash Electees will receive Cash Consideration; and

          (b) if the number of shares of Bancorp Stock represented by Non-Electees is less than the Stock Shortfall Amount,

          (i) all Non-Electees will receive Stock Consideration, and

          (ii) the Exchange Agent will select by random selection a sufficient number of Cash Electee Blocks such that the number of shares of Bancorp Stock represented by such Cash Electee Blocks, when added to the shares represented by Non-Electees, equals, as closely as reasonably possible, the Stock Shortfall Amount and (A) holders of the Cash Electee Blocks so selected will receive Stock Consideration, while (B) the holders of Cash Electee Blocks not so selected will receive Cash Consideration.

     See "THE MERGER AGREEMENT--Election and Allocation Procedures."

Determination of Exchange Ratio

     As just described, the shares of each holder of Bancorp Stock will be converted in the Merger into the right to receive the Stock Consideration, the Cash Consideration or a combination of Stock Consideration and Cash Consideration. The Cash Consideration is fixed by the Merger Agreement at $43.10 per share of Bancorp Stock. However, the number of whole shares of UJB Stock and the Cash In Lieu Amount constituting the Stock Consideration, and the Exchange Ratio upon which the determination of the Stock Consideration will be based, have not been fixed and will not be fixed until a date subsequent to the Annual Meeting. The Merger Agreement provides that the Exchange Ratio (and thereby the shares of UJB Stock and Cash In Lieu Amount constituting the Stock Consideration) will be fixed on the "Determination Date," a date which may be any date between the Closing Date of the Merger and the date which is ten business days prior to the Closing Date. The Exchange Ratio will be set by reference to the "Average Price" of UJB Stock, which will be the price representing the average of the closing prices of UJB Stock on the NYSE - Composite Transactions Tape over a ten consecutive trading-day period ending on the Determination Date, and will be based upon the following criteria:

           "Average Price" of UJB Stock on
               the "Determination Date"                      Exchange Ratio
           -------------------------------                   --------------
Greater than $27.9125 ................................    1.5441
  Equal to or greater than $22.8375 and
    equal to or less than $27.9125 ...................    $43.10 [division sign]
                                                          Average Price
  Less than $22.8375 and greater than or
    equal to $20.90 ..................................    1.8872
  Less than $20.90 ...................................    Bancorp may terminate
                                                          the Merger Agreement
                                                          unless UJB agrees to
                                                          an Exchange Ratio
                                                          equal to $39.44
                                                          [division sign]
                                                          Average Price

     Bancorp shareholders entitled to participate in the election process may, and probably will, be required to elect between Stock Consideration and Cash Consideration without knowing the Exchange Ratio.

     The Exchange Ratio is also subject to certain anti-dilution adjustments. See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

Conversion of Outstanding Bancorp Stock

     Upon the date and time specified in the Certificate of Merger filed with the Office of the Secretary of State of the State of New Jersey, or, if filed later, the date of filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware ("Effective Time"), Bancorp will be merged with and into UJB. It is presently contemplated that the Effective Time will occur late in the second quarter or early in the third quarter of 1995 due to the need to obtain the regulatory approvals described herein. At the Effective Time, each outstanding share of Bancorp Stock, other than shares of Bancorp Stock beneficially owned by UJB or a subsidiary of UJB, if any, and Dissenting Shares (see "THE MERGER--Dissenters' Rights"), if any, will be converted into and represent the right to receive the Merger Consideration. In connection with the election process described above, holders of Bancorp Stock will be asked to tender to the Exchange Agent all certificates representing their Bancorp Stock ("Bancorp Certificates"). As soon as practicable following the Effective Time such holders of Bancorp Stock will receive from the Exchange Agent, in exchange for their Bancorp Certificates: (i) checks representing the Cash Consideration; (ii) certificates representing the whole shares of UJB Stock payable as Stock Consideration ("UJB Certificates") and checks representing Cash In Lieu Amounts; or (iii) a combination of (i) and (ii).

Conversion of Outstanding Bancorp Stock Options

     Non-employee directors and certain employees of Bancorp have been granted options to purchase Bancorp Stock under the Bancorp New Jersey, Inc. 1991 Stock Incentive Plan ("1991 Plan"), the New Jersey Savings Bank

Stock Incentive Program ("1988 Program") or both the 1991 Plan and the 1988 Program (collectively, the "Option Plans"). Under the terms of the 1991 Plan, non-employee directors of Bancorp on the date of the Annual Meeting who have served as a director of Bancorp for at least three years will each be granted options to purchase 500 shares of Bancorp Stock on such date (with an exercise price per share equal to the fair market value of a share of Bancorp Stock on the date of grant).

     Limited rights, exercisable only upon a "change in control" of Bancorp (as that term is defined in the Option Plans), were granted in tandem with all options granted to employees of Bancorp under the Option Plans. The limited rights will become exercisable upon consummation of the Merger for a period of 60 days (if granted under 1991 Plan) or 90 days (if granted under the 1988 Program) and will entitle the holder thereof to receive in cash the difference between the exercise price of the option underlying the limited right and the "acquisition price" of the Merger (as that term is defined in the Option Plans) multiplied by the number of shares of UJB Stock with respect to which the limited right is exercised.

     Under the Merger Agreement, options and limited rights relating to Bancorp Stock outstanding at the Effective Time will be converted into options and limited rights relating to UJB Stock and be subject to the same terms and conditions following such conversion as were in effect under the Option Plans, except that (i) the number of shares and exercise prices thereunder will be adjusted based on the Exchange Ratio, (ii) non-employee Directors will be permitted for 90 days following the Effective Time to exercise their options as limited rights, and (iii) the exercisability of options held by employees will be extended for three months following any termination of employment, other than terminations of employment for cause. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans."

Recommendation of Bancorp Board

     The Bancorp Board unanimously recommends that Bancorp shareholders vote to approve the Merger Agreement.

Opinion of Bancorp's Financial Advisor

     Bancorp engaged Kaplan Associates, Inc. ("Kaplan") to render financial advisory and investment banking services in connection with Bancorp management's decision to explore various methods to enhance Bancorp shareholder value. Pursuant to such engagement, Kaplan has evaluated the financial terms of the
Merger. Kaplan has delivered to Bancorp an opinion dated          , 1995 stating
that, as of January 19, 1995 and          , 1995, based on the review and
assumptions and subject to the limitations described therein, the consideration to be received for each share of Bancorp Stock in the Merger was fair, from a financial point of view, to Bancorp's shareholders. A copy of Kaplan's opinion is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety. See "THE MERGER--Opinion of Bancorp's Financial Advisor."

Dissenters' Rights

     Under certain conditions and by complying with the specific procedures required by statute and described herein, Bancorp's shareholders will have the right to dissent from the Merger, in which event, they may be entitled to receive in cash the judicially determined "fair value" of their shares of Bancorp Stock. See "THE MERGER--Dissenters' Rights."

Federal Income Tax Consequences

     The Merger is expected to qualify as a "tax-free" reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended ("Code"). Bancorp's counsel has advised Bancorp that, among other things, no gain or loss will be recognized for federal income tax purposes to Bancorp's shareholders upon the conversion of their Bancorp Stock into Merger Consideration, except with respect to any Cash Consideration or Cash In Lieu Amount paid to a Bancorp shareholder. See "THE MERGER--Certain Federal Income Tax Consequences."

Regulatory Approvals

     Consummation of the Merger requires, and is conditioned upon receipt of, the approval of the Merger by the Federal Reserve Board and the New Jersey Commissioner of Banking. The Merger may not be consummated until after the expiration of a 15-to-30-day statutory waiting period following receipt of Federal Reserve Board approval without objection to the Merger by the United States Department of Justice ("Justice Department"). See "THE MERGER AGREEMENT--Regulatory Approvals."

Conditions of the Merger

     Consummation of the Merger is subject, among other things, to the approval of the Merger Agreement by the requisite vote of Bancorp's shareholders and the receipt of all requisite regulatory approvals. See "THE MERGER
AGREEMENT--Conditions to the Merger; Termination."

Exchange of Certificates

     After the date of the Annual Meeting but prior to the Effective Time, Bancorp's shareholders will receive in the mail from the Exchange Agent instructions for electing between receipt of Stock Consideration or Cash Consideration in the Merger and for exchanging Bancorp Certificates for the Merger Consideration to which they become entitled. Bancorp's shareholders should not surrender their Bancorp Certificates until they receive these instructions. See "THE MERGER AGREEMENT--Election and Allocation Procedures."

     In the event a Bancorp Certificate has been, lost, stolen, destroyed or is not properly registered, the holder of the Bancorp Stock represented thereby is urged, in order to avoid delays and additional expense, to notify Bancorp's registrar and transfer agent, Midlantic Bank, N.A., now at (908) 205-4517 of such fact and begin the process of having replacement certificates issued.

Interests of Certain Persons in the Merger

     Directors and executive officers of Bancorp have interests in the Merger that are in addition to their interests as shareholders of Bancorp. These interests include: (1) indemnification of directors and officers of Bancorp and NJSB against certain claims; (2) for certain officers, payments under their employment agreements in the event their employment is terminated by UJB following the Merger (see "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information--Management Employment Contracts"); (3) the additional payment to be made to the Supplemental Executive Retirement Trust of Bancorp's Chief Executive Officer, Beatrice D'Agostino, as a result of the Merger (see "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information--Management Employment Contracts"); (4) in connection with the Option Plans, (i) the exercisability upon consummation of the Merger, due to the resulting "change in control" of Bancorp, for 60 or 90 days, of limited rights previously granted in tandem with employee options, (ii) permitting non-employee Directors, in lieu of purchasing UJB Stock upon exercise of a converted stock option, for a 90 day period following the Effective Time, to receive cash equal to the difference between the exercise price and the Merger acquisition price, and (iii) the extension for three months of the exercisability period for employee options following terminations of employment other than for cause (see "THE MERGER AGREEMENT--Bancorp Stock Option Plans"); (5) Mrs. D'Agostino's receipt of special payments to compensate her for certain costs incurred by her, and that may be incurred by her, in connection with the exercise of certain options in 1994; (6) for certain directors, payments under, and changes to, Bancorp's Director Emeritus Program in connection with the Merger (see "PROPOSAL II--ELECTION OF DIRECTORS--Compensation and Committees of Directors"); and (7) the contemplated termination of the New Jersey Savings Bank Employee Stock Ownership and Savings Plan ("ESOSP") and distribution of accrued benefits, including benefits that had not vested prior to the Merger, and all accounts to participants and their beneficiaries (see "THE MERGER AGREEMENT--Covenants--UJB Covenants"). These interests are described in more detail below under "THE MERGER AGREEMENT--Interests of Certain Persons in the Merger."

Market Prices and Dividends

     UJB Stock is listed and traded on the NYSE. Bancorp Stock is listed and traded on NASDAQ. The following table presents for the periods indicated (rounded to the nearest cent and adjusted for all stock splits and stock dividends) the high, low and closing sale prices of a share of UJB Stock, the high, low and closing sale prices of a share of Bancorp Stock and dividends declared per share on UJB Stock and Bancorp Stock.

                                  UJB Stock                         Bancorp Stock
                    ----------------------------------    --------------------------------
                         Sale Prices                            Sale Prices
                    -----------------------  Dividends    ---------------------  Dividends
Year                High     Low      Close  Per Share    High    Low     Close  Per Share
- ----                ----     ---      -----  ---------    ----    ---     -----  ---------
1992 ............ $ 24.50  $ 14.00  $ 24.25  $ 0.60    $ 15.00  $ 11.25  $ 14.25  $ 0.48
1993 ............   33.25    21.63    24.00    0.69      21.25    14.25    20.75    0.60
1994 ............   29.25    22.50    24.13    0.94      33.50    20.00    29.50    0.80
1995 (through
  March 13) .....   28.75    24.13    27.63    0.29      41.63    29.50    41.50    0.20

     The following table presents (rounded to the nearest cent) for January 19, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and for March 13, 1995, the last sale price of a share of UJB Stock, the last sale price of a share of Bancorp Stock and a hypothetical pro forma equivalent in UJB Stock of a share of Bancorp Stock. The hypothetical pro forma equivalents set forth below are provided for illustration purposes only. Neither hypothetical pro forma equivalent is intended to represent the actual pro forma equivalent that will be applicable to the Merger; such amount will not be calculable until a date subsequent to the Annual Meeting.

     The hypothetical pro forma equivalents were arrived at by multiplying the last sale price of UJB Stock on each of the dates specified in the table by a hypothetical Exchange Ratio which was fixed by assuming, for purposes of the Exchange Ratio criteria set forth in the Merger Agreement (see "THE MERGER AGREEMENT--Determination of Exchange Ratio"), that the date set forth in the first column of the table was the "Determination Date" and that the Average Price was the last sale price of UJB Stock on the assumed Determination Date.

                                                    Pro Forma
                                                     Bancorp     Exchange
                                  UJB     Bancorp   Equivalent   Ratio (1)
                                  ---     -------   ----------   ---------
January 19, 1995..........       $ 24.88   $ 33.00   $ 43.10      1.7327
March 13, 1995............         27.63     41.50     43.10      1.0386

     On the date the Exchange Ratio is fixed and on the date UJB Certificates are received by Bancorp shareholders entitled thereto, the price of a share of UJB Stock, the Pro Forma Bancorp Equivalent and the actual Exchange Ratio applicable to the Merger may differ from those set forth above. Bancorp shareholders should obtain current price quotations. Bancorp shareholders receiving exclusively Cash Consideration in the Merger will not be affected by the determination of the Exchange Ratio. See "MARKET PRICE AND DIVIDEND MATTERS."

     The following table presents, as of March 13, 1995, the current annualized dividend rate for a share of UJB Stock, for a share of Bancorp Stock, and (rounded to the nearest cent) for the hypothetical pro forma equivalent in UJB Stock of a share of Bancorp Stock computed by multiplying the annualized dividend rate of a share of UJB Stock by certain hypothetical Exchange Ratios set forth and described below.

                                                    Pro Forma
                                                     Bancorp     Exchange
                                  UJB     Bancorp   Equivalent   Ratio (1)
                                  ---     -------   ----------   ---------
March 13, 1995 ...........       $1.16     $0.80      $1.79       1.5441
                                   --        --        1.97       1.6985
                                   --        --        2.19       1.8872

(1) The listed Exchange Ratios have been furnished for illustration purposes only. The Exchange Ratio has not been fixed, will not be fixed until a date subsequent to the scheduled date of the Annual Meeting, and may, when fixed as provided for in the Merger Agreement, differ from the Exchange Ratios set forth above. The Exchange Ratios listed above would be applicable in the following situations:

                                                    Average Price of
                                                  UJB Stock on Listed
    Exchange Ratio                                 Determination Date
    --------------                                -------------------
        1.5441 ..........................    Greater than $27.9125
        1.6985 ..........................    $25.375
        1.8872 ..........................    less than $22.8375 but greater than
                                               or equal to $20.90

     The Merger Agreement provides that, for Average Prices of UJB Stock on the Determination Date of between $22.8375 and $27.9125, the Exchange Ratio would vary from 1.5441 to 1.8872 (based on the formula of $43.10 (divided by) Average Price). The Exchange Ratio of 1.6985 applies only if the Average Price of UJB Stock on the Determination Date is exactly $25.375, the mid-point between $22.8375 and $27.9125.

     The Exchange Ratio would differ from the hypothetical Exchange Ratios presented in the table if the Average Price of UJB Stock on the Determination Date were less than $20.90. In such case, Bancorp could terminate the Merger Agreement unless UJB agreed to the Exchange Ratio determined by dividing $39.44 by the Average Price. See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

                                  INTRODUCTION

     This Proxy Statement-Prospectus is being furnished to shareholders of Bancorp who are holders of Bancorp Stock as of the Record Date ("Bancorp Shareholders") in connection with the solicitation of proxies by the Bancorp Board for use at the Annual Meeting to be held on May 22, 1995 or any adjournments thereof, at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, at 3:00 p.m. (local time). The purpose of the Annual Meeting is to consider and vote upon (1) a proposal to approve the Merger Agreement and the transactions contemplated thereby, (2) the election of three directors to serve for a term of three years or until the Effective Time of the Merger and (3) the ratification of the appointment of KPMG Peat Marwick LLP as independent accountants of Bancorp for the year ending December 31, 1995.

     The Board of Directors of Bancorp has unanimously approved the Merger Agreement and recommends that Bancorp Shareholders vote FOR its approval. The Board of Directors of Bancorp also recommends that Bancorp Shareholders vote FOR the three director nominees named herein and FOR the ratification of the appointment of KPMG Peat Marwick LLP as Bancorp's independent accountants.

     The information contained herein with respect to UJB has been supplied by UJB and the information contained herein with respect to Bancorp has been supplied by Bancorp.

                                 ANNUAL MEETING

Record Date; Vote Required

     The securities to be voted at the Annual Meeting consist of shares of Bancorp Stock, with each share entitling its owner to one vote on each Board of Director position to be filled at the Annual Meeting, each proposal and on all other matters properly brought before the Annual Meeting. Bancorp had no other class of voting securities outstanding at the close of business on the Record Date, March 31, 1995. There were _____ record holders of Bancorp Stock and ___________ shares of Bancorp Stock outstanding and eligible to be voted at the Annual Meeting as of the Record Date. It is anticipated that this Proxy Statement-Prospectus, together with the enclosed proxy card, will be mailed to shareholders on or about April 7, 1995.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bancorp Stock will constitute a quorum for the transaction of business. Under Delaware law and Bancorp's Certificate of Incorporation and Bylaws, the approval of the Merger Agreement requires the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes (as defined below) have the effect of a vote against the Merger Agreement. The Annual Meeting may be adjourned from time to time if necessary to obtain a quorum or to obtain the votes necessary to approve the Merger Agreement. The approval of the Merger Agreement by Bancorp Shareholders is a condition to the consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Merger; Termination."

     Assuming the presence of a quorum at the Annual Meeting, the vote of a plurality of the votes of the shares represented, in person or by proxy, at the Annual Meeting is required to elect the three directors. The third proposal requires the affirmative vote of a majority of the shares represented, in person or by proxy, at the Annual Meeting.

     Votes cast "for" and "against" on each proposal and "for" and "withheld" on each Board of Director position to be filled at the Annual Meeting will be tallied as indicated. "Broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under the applicable NYSE rules) are not counted and will have no effect on whether a proposal (other than the first proposal) is adopted or a director nominee is elected. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and the number of votes necessary to adopt any proposal or elect any director nominee. The vote of a Bancorp Shareholder who abstains will have the same effect as a vote "against" a proposal or against a director nominee.

Holders of Bancorp Voting Securities

     Bancorp is not aware of any person or entity, other than the ESOSP and Beatrice and Anthony D'Agostino, that is a beneficial owner of more than five percent (5%) of Bancorp Stock. The following table represents information as to the shares of Bancorp Stock beneficially owned by directors of Bancorp (including those directors who are also nominees), the executive officers of Bancorp listed in the "Summary Compensation Table" under the caption "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information" below, and all directors and executive officers as a group, as of the Record Date.

                                                                    Amount and Nature of
                                                                         Beneficial              Percent of
Name of Beneficial Owner                                                Ownership (1)               Class
- ------------------------                                            --------------------         ----------
New Jersey Savings Bank ESOSP ........................................   181,562(2)
Beatrice D'Agostino ..................................................   127,561(3)
         Chairman, President, Chief Executive Officer and Director
Irving Schwartz ......................................................    33,638(4)(5)
         Vice Chairman and Director
Bernard Adler ........................................................    70,133(6)
         Director
Dr. Norman A. Gathany ................................................    10,844(5)(7)
         Director
Joseph A. Hoffman ....................................................     8,572(5)
         Director
Louis A. Imfeld ......................................................    25,347(5)
         Director
Gerald A. Johnson* ...................................................     7,094(8)
         Director
Theodore K. Sargent* .................................................    15,395(5)(9)
         Director
Richard E. Schmelz* ..................................................    10,391(5)(10)
         Director
Robert H. Hunt, Jr. ..................................................    60,406(11)
         Senior Executive Vice President and Corporate Secretary
Russell G. Muter .....................................................    61,530(12)
         Executive Vice President and Treasurer
Robert J. DiTota .....................................................    13,028(13)
         Assistant Treasurer and Assistant Secretary
Daniel J. Matyola ....................................................     4,722(14)
         Assistant Treasurer and Assistant Secretary
Directors and Executive Officers as a group (16 persons) .............   517,872(15)

- -------------
 *  Nominee for Director.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for the purposes of this table, of any shares of Bancorp Stock if he or she has or shares voting or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days of the Record Date. Unless otherwise noted, the persons as to whom the information is provided have sole voting and investment power over the shares of Bancorp Stock shown as beneficially owned.

(2) The ESOSP's shares are held in a trust, the trustee of which is First Fidelity Bank, N.A., New Jersey, 765 Broad Street, Newark, NJ 07102. As of the Record Date, all 181,562 shares of Bancorp Stock held by the ESOSP were credited to the accounts of the participants and such credited shares are included to the extent appropriate in the individual beneficial ownership holdings listed in the beneficial ownership table.

(3) Includes 13,206 shares held of record by Mrs. D'Agostino's spouse, and 2,276 shares held jointly with Mrs. D'Agostino's spouse. Includes 45,000 shares, of 50,000 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date. Mrs. D'Agostino's address is 10 West High Street, Somerville, New Jersey 08876-0340.

(4) Includes 4,600 shares held by Mr. Schwartz's spouse.

(5) Includes 6,300 shares of 7,500 total stock options granted for each non-employee director that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

(6) Includes 63,945 shares held jointly with Mr. Adler's spouse and 6,188 shares held by 3 trusts for the benefit of Mr. Adler's children.

(7)  Includes 2,272 shares held by Dr. Gathany's spouse.

(8)  Includes 3,000 shares held jointly with Mr. Johnson's spouse.

(9)  Includes 9,095 shares held jointly with Mr. Sargent's spouse.

(10) Includes 4,091 shares held jointly with Mr. Schmelz's spouse.

(11) Includes 4,530 shares held of record by Mr. Hunt's spouse and 42,500 shares, of 45,000 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

(12) Includes 1,493 shares held of record by Mr. Muter's spouse, 4,545 shares held jointly with Mr. Muter's spouse, and 783 shares held of record by Mr. Muter's spouse as custodian for their minor children. Also includes 42,500 shares, of 45,000 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

(13) Includes 8,625 shares, of 9,875 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

(14) Includes 67 shares held jointly with Mr. Matyola's spouse, 971 shares held of record by Mr. Matyola's spouse, and 119 shares held by an adult child of Mr. Matyola. Includes 1,000 shares, of 1,500 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

(15) Includes 66,652 shares allocated to the executive officers under the ESOSP. See footnote (2) to this table. Includes 39,966 shares, of 42,083 total stock options granted to the three executive officers not listed in this table, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

Proxies; Revocation; Solicitation

     If the enclosed form of proxy is properly executed and returned to Bancorp in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Proxies that are executed, but as to which no instructions have been marked, will be voted FOR the approval of the Merger Agreement, FOR election of the management-designated nominees for director and FOR the ratification of the independent accountants. Should any other matter come before the Annual Meeting, the persons named as proxies in the accompanying proxy, acting by a plurality of those proxies present, will have discretionary authority to vote on such matters in accordance with their judgment. As of the time of the preparation of this Proxy Statement-Prospectus, the Bancorp Board does not know of any matters, other than those referred to in the Notice of Annual Meeting of Shareholders, to be presented for action at the Annual Meeting.

     The cost of soliciting proxies will be borne by Bancorp. In addition to use of the mails, proxies may be solicited personally or by telephone, telecopier or telegraph by officers, directors or employees of Bancorp and its subsidiary, NJSB, who will not be specially compensated for such solicitation activities. Arrangements will also be made by Bancorp to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. Bancorp has retained Georgeson & Company, a proxy soliciting firm, to assist in the solicitation of proxies, at a fee of $6,000 plus fees for direct telephone solicitations, if authorized, and reimbursement of certain out-of-pocket costs.

     A Bancorp Shareholder may revoke a proxy at any time prior to its being voted by (i) filing with Robert H. Hunt, Jr., Secretary of Bancorp, 10 West High Street, Somerville, New Jersey 08876, written notice of revocation, (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and giving the Secretary written notice of his or her intention to vote in person. Unless previously revoked or otherwise instructed thereon, proxies will be voted at the Annual Meeting on the matters described above. If a Bancorp Shareholder holding Bancorp Stock in street name wishes to vote such Bancorp Stock at the Annual Meeting, the Bancorp Shareholder must obtain from the nominee holding the Bancorp Stock in street name a properly executed "legal proxy" identifying the individual as a Bancorp Shareholder, authorizing the Bancorp Shareholder to act on behalf of the nominee at the Annual Meeting and identifying the number of shares with respect to which the authorization is granted.

     If a Bancorp Shareholder is participating in Bancorp's Dividend Reinvestment Plan ("DRP"), the Bancorp Shareholder will receive a single proxy card both for shares held by such Bancorp Shareholder in certificate form and for shares held by the DRP plan administrator for the Bancorp Shareholder's DRP account. No Bancorp Stock held by a Bancorp Shareholder, including any shares held under the DRP, will be voted if a properly executed proxy is not timely returned.

                            SELECTED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

     The following tables present selected historical consolidated financial information for UJB and Bancorp at December 31 for each of the years 1990 through 1994. Such information has been derived from and should be read in conjunction with the consolidated financial statements of UJB and Bancorp, including the respective notes thereto, which are incorporated by reference herein.

UJB--HISTORICAL                                                   Year Ended December 31,
- -------------------------------------------------------------------------------------------------------------
                                              1994           1993         1992         1991          1990
                                          -----------    -----------  -----------   -----------   -----------
Summary of Operations
Interest income ......................... $   960,973    $   907,628  $   979,008   $ 1,134,624   $ 1,217,082
                                          -----------    -----------  -----------   -----------   -----------
Interest expense ........................     344,869        331,720      429,725       634,432       723,064
 Net interest income ....................     616,104        575,908      549,283       500,192       494,018
Provision for loan losses ...............      84,000         95,685      139,555       167,650       251,888
                                          -----------    -----------  -----------   -----------   -----------
 Net interest income after
  provision for loan losses .............     532,104        480,223      409,728       332,542       242,130
Non-interest operating income ...........     175,447        170,645      159,018       136,206       171,105
Investment securities gains (losses) ....       1,888          8,877       18,485        13,919          (596)
                                          -----------    -----------  -----------   -----------   -----------
Total non-interest income ...............     177,335        179,522      177,503       150,125       170,509
Non-interest expenses ...................     505,246        554,190      511,013       454,731       441,221
                                          -----------    -----------  -----------   -----------   -----------
 Income (loss) before income taxes ......     204,193        105,555       76,218        27,936       (28,582)
Federal and state income taxes (benefit)       72,312         26,953       19,430         3,684       (17,166)
                                          -----------    -----------  -----------   -----------   -----------
 Income (loss) before cumulative
  effect of a change in
  accounting principle ..................     131,881         78,602       56,788        24,252       (11,416)
Cumulative effect of a change in
 accounting principle ...................      (1,731)         3,816           --            --            --
                                          -----------    -----------  -----------   -----------   -----------
 Net income (loss) ...................... $   130,150    $    82,418  $    56,788   $    24,252  $    (11,416)
                                          ===========    ===========  ===========   ===========   ============
Common Share Data
Net income (loss) ....................... $      2.35    $      1.50  $      1.09   $      0.46   $     (0.29)
Cash dividends declared .................        0.94           0.69         0.60          0.60          1.02
Book value at year end ..................       19.53          18.23        17.38         16.92         17.09
Market value at year end ................       24.13          24.00        24.25         14.63          7.13
Average common shares outstanding
 (in thousands) .........................      54,697         53,917       50,398        48,279        47,230
Balance Sheet Data
Total assets ............................ $15,429,472    $13,789,641  $14,114,550   $13,727,539   $13,156,273
Investment securities ...................   4,327,716      3,877,473    3,713,506     3,538,905     3,077,065
Total  loans ............................   9,656,574      8,743,708    8,928,580     8,937,873     8,860,622
Allowance for loan losses ...............     214,161        244,154      277,449       292,490       265,148
Total deposits ..........................  12,567,791     11,751,499   12,087,328    11,620,247    10,912,739
Long-term debt ..........................     204,754        208,654      216,945        65,152        72,960
Shareholders' equity ....................   1,104,260      1,019,252      959,492       850,873       845,551
Capital Ratios
Average total equity to average total
 assets .................................        7.19%          7.12%        6.48%         6.30%         6.95%
Tier I capital to average assets
 (leverage) .............................        7.02           7.20         6.79          6.10          6.07
Tier I capital to risk-adjusted assets ..        9.27           9.64         9.18          8.27          8.23
Total capital to risk-adjusted assets ...       12.04          12.67        12.26          9.77          9.83
Operating Ratios
Return on average assets ................        0.88%          0.59%        0.41%         0.18%        (0.09)%
Return on average common equity .........       12.36           8.32         6.37          2.70         (1.53)
Net interest margin .....................        4.63           4.62         4.49          4.18          4.29
Loan Quality Ratios
Allowance for loan losses to
 year-end loans .........................        2.22%          2.79%        3.11%         3.27%         2.99%
Net charge offs to average loans ........        0.86           1.46         1.73          1.58          1.25

                                    SELECTED FINANCIAL DATA (continued)
                               (Dollars in thousands, except per share data)

BANCORP--HISTORICAL                                             Year Ended December 31,
- ------------------------------------------------------------------------------------------------------------
                                             1994           1993          1992           1991         1990
                                           --------       --------      --------       --------     --------
Summary of Operations
Interest income .......................... $ 31,068       $ 31,594      $ 35,910       $ 38,895     $ 27,202
Interest expense .........................   12,509         13,683        18,263         24,365       15,941
                                           --------       --------      --------       --------     --------
  Net interest income ....................   18,559         17,911        17,647         14,530       11,261
Provision for loan losses ................      800          1,650         1,800          1,800        1,313
                                           --------       --------      --------       --------     --------
  Net interest income after
    provision for loan losses ............   17,759         16,261        15,847         12,730        9,948
Non-interest operating income ............    1,365          1,573         1,449          1,182          790
Investment securities gains                      --             10            --            105            4
                                           --------       --------      --------       --------     --------
Total non-interest income ................    1,365          1,583         1,449          1,287          794
Non-interest expenses ....................   12,257         12,169        12,002         11,286        7,075
                                           --------       --------      --------       --------     --------
  Income before income taxes and
    cumulative effect of a change in
    accounting principle .................    6,867          5,675         5,294          2,731        3,667
Federal and state income taxes ...........    2,551          1,961         2,458          1,569        1,635
                                           --------       --------      --------       --------     --------
  Income before cumulative
    effect of a change in
    accounting principle .................    4,316          3,714         2,836          1,162        2,032
  Cumulative effect of a change
    in accounting principle                      --          1,150            --             --           --
                                           --------       --------      --------       --------     --------
  Net income ............................. $  4,316       $  4,864       $ 2,836        $ 1,162      $ 2,032
                                           ========       ========      ========       ========     ========
Common Share Data
Net income ............................... $   1.95       $   2.20       $  1.26        $  0.49      $  0.80
Cash dividends declared ..................     0.80           0.60          0.48           0.48         0.44
Book value at year end ...................    24.23          23.04         21.16          19.66        19.06
Market value at year end .................    29.50          20.75         14.25          10.50         7.75
Average common shares outstanding
  (in thousands) .........................    2,212          2,208         2,251          2,341        2,529
Balance Sheet Data
Total assets ............................. $480,371       $471,400      $474,797       $460,285     $287,293
Investment securities ....................  159,844        161,267       190,184        188,944       41,785
Total Loans ..............................  292,797        259,890       241,048        231,150      216,591
Allowance for loan losses ................    4,652          4,564         3,706          2,143        1,586
Total deposits ...........................  421,993        422,189       428,292        412,820      239,356
Long-term debt ...........................       --            173           495            765        1,060
Shareholders' equity .....................   50,936         47,838        44,130         44,558       45,394
Capital Ratios
Average total equity to average total
  assets .................................    10.42%          9.84%         9.62%         10.32%       16.70%
Tier I capital to average assets
  (leverage) .............................    10.57          10.08          9.10           9.42        15.80
Tier I capital to risk-adjusted assets ...    21.18          20.86         18.02          21.27        26.40
Total capital to risk-adjusted assets ....    22.44          22.12         19.27          22.34        27.33
Operating Ratios
Return on average assets .................     0.92%          1.04%         0.61%          0.26%        0.72%
Return on average common equity ..........     8.86          10.53          6.36           2.53         4.31
Net interest margin ......................     4.15           3.96          3.95           3.39         4.14
Loan Quality Ratios
Allowance for loan losses to
  year-end loans .........................     1.59%          1.75%         1.53%          0.93%        0.73%
Net charge offs to average loans .........     0.27           0.32          0.10           0.57         0.12

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information combines the historical audited financial statements of UJB at December 31, 1994, as filed on a Current Report on Form 8-K dated March 10, 1995 for the fiscal year ended December 31, 1994, and of Bancorp at December 31, 1994, as filed on a Current Report on Form 8-K dated March 15, 1995 for the fiscal year ended December 31, 1994, giving effect to the Merger. The Pro Forma Combined Condensed Balance Sheet reflects the Merger as if it had become effective December 31, 1994, while the Pro Forma Combined Condensed Statement of Income uses an effective date of January 1, 1994. The Merger will be accounted for, in accordance with generally accepted accounting principles, as a purchase of Bancorp by UJB. Under the purchase method of accounting, all assets and liabilities of Bancorp at December 31, 1994 have been adjusted, net of income tax effects, to their current estimated fair values and combined with the asset and liability book values of UJB. The pro forma financial information assumes an Exchange Ratio of 1.8872 shares of UJB Stock for one share of Bancorp Stock and, in accordance with the allocation required under the Merger Agreement, the conversion of 60% of Bancorp shares into UJB Stock and the conversion of 40% of Bancorp shares into cash at the rate of $43.10 per share. The assumed Exchange Ratio is the highest and most dilutive of the fixed Exchange Ratios specifically provided for in the Merger Agreement. (The Exchange Ratio would be higher if the Average Price of UJB Stock on the Determination Date is less than $20.90, Bancorp sends notice terminating the Merger Agreement, and UJB nullifies such notice by agreeing to an Exchange Ratio equal to $39.44 divided by the Average Price.) See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

     The unaudited pro forma information presented herein does not give effect to operating results of UJB or Bancorp subsequent to December 31, 1994. Purchase accounting adjustments to estimated fair values have been made with respect to assets and liabilities of Bancorp and the related income and expense accounts based upon preliminary estimates and evaluations as of December 31, 1994. Such preliminary estimates and assumptions are subject to change as additional information is obtained. The pro forma information does not reflect anticipated cost savings expected to be realized from the Merger. The allocations of purchase costs are subject to final determination, based upon estimates and other evaluations of fair value, as of the close of the transaction. Therefore, the allocations reflected in the unaudited pro forma financial information may differ from the amounts ultimately determined. The unaudited pro forma information does not purport to be indicative of the combined financial position or results of operations of future periods.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                 (Dollars in thousands, except per share data)

                                                                       December 31, 1994
                                                  -----------------------------------------------------------
                                                                                 Pro Forma
                                                          As Reported           Adjustments
                                                  --------------------------     Increase           Pro Forma
                                                      UJB        Bancorp(1)     (Decrease)          Combined
                                                  ----------    ------------    ------------        ---------
Assets
  Cash and due from banks ...................   $   925,421        $ 12,663        $    (50)(2)    $   938,034
  Interest bearing deposits with banks ......        18,809            --                               18,809
  Short-term investment securities ..........        44,875           7,323         (36,248)(4)         15,950
  Trading account securities ................        33,513            --                               33,513
  Investment securities available for sale ..       201,215          22,491                            223,706
  Investment securities .....................     4,092,988         137,353          (6,313)(3)      4,224,028
  Loans .....................................     9,656,574         292,797          (6,816)(3)      9,942,555
    Less: Allowance for loan losses .........       214,161           4,652                            218,813
                                                -----------        --------        --------        -----------
    Net loans ...............................     9,442,413         288,145          (6,816)         9,723,742
  Premises and equipment ....................       167,905           3,933             754 (3)        172,592
  Other real estate owned, net ..............        31,449           1,159                             32,608
  Excess of cost over fair value of assets
    acquired, net ...........................        45,822             523          60,047 (4)        105,869
                                                                                       (523)(3)
  Other assets ..............................       425,062           6,781           5,264 (3)        437,107
                                                -----------        --------        --------        -----------
      Total Assets ..........................   $15,429,472        $480,371        $ 16,115        $15,925,958
                                                ===========        ========        ========        ===========
Liabilities and Shareholders' Equity
  Deposits ..................................   $12,567,791        $421,993        $    (50)(2)    $12,989,287
                                                                                       (447)(3)
  Other borrowed funds ......................     1,333,430           6,000                          1,339,430
  Other liabilities .........................       219,237           1,442          11,082 (3)        233,856
                                                                                      2,095 (3)
  Long-term debt (12) .......................       204,754            --                              204,754
                                                -----------        --------        --------        -----------
    Total liabilities .......................    14,325,212         429,435          12,680         14,767,327

Shareholders' Equity
  Preferred stock ...........................        30,008            --                               30,008
  Common stock ..............................        66,006              27             (27)(5)         68,863
                                                                                      2,857 (4)
  Surplus ...................................       413,429          28,339         (20,364)(3)        464,943
                                                                                     51,514 (4)
                                                                                     (7,975)(5)
  Retained earnings .........................       604,066          29,528         (29,528)(5)        604,066
  Net unrealized loss on investment
    securities ..............................        (9,249)           (339)            339 (5)         (9,249)
  Treasury stock ............................           --            (6,619)          6,619 (5)           --
    Total shareholders' equity ..............     1,104,260          50,936           3,435          1,158,631
                                                -----------        --------        --------        -----------
    Total Liabilities and Shareholders'
     Equity .................................   $15,429,472        $480,371        $ 16,115        $15,925,958
                                                ===========        ========        ========        ===========
Common shares outstanding at year end
  (in thousands) ............................        55,005           2,103                             57,386
                                                     ======          ======                             ======
Book value per common share .................        $19.53          $24.23                             $19.67
                                                     ======          ======                             ======

- ----------------
(1)-(5): See Notes to Pro Forma Combined Condensed Balance Sheet on the following pages.

Notes to Pro Forma Combined Condensed Balance Sheet

(1) Certain reclassifications have been made to Bancorp historical amounts to conform with the method of presentation of UJB. The purchase accounting adjustments reflected herein are estimates; the actual purchase accounting adjustments and classifications of accounts will be based on amounts that exist at the Effective Time.

(2)  Represents the elimination of intercompany deposits.

(3) Adjustment to Surplus reflecting the fair value of assets and liabilities acquired and estimated acquisition costs (in thousands):


       Decrease in securities .................................   $(6,313)
       Decrease in loans ......................................    (6,816)
       Elimination of acquired goodwill and intangibles .......      (523)
       Increase in premises and equipment .....................       754
       Decrease in interest-bearing deposits ..................       447
       Estimated acquisition costs ............................   (11,082)
       Increase in other liabilities--income tax on
         recapture of allowance for loan loss .................    (2,095)
       Increase in deferred tax assets ........................     5,264
                                                                 --------
       Surplus adjustments, net ...............................  $(20,364)
                                                                 ========

(4) Represents the acquisition of Bancorp Stock (40% in exchange for cash of $36,248,000 and 60% in exchange for approximately 2,380,784 shares of UJB Stock at an assumed market value of $22.8375 per share, or $54,371,000), resulting in an increase in UJB Stock of approximately $2,857,000 and an increase in Surplus of approximately $51,514,000. Acquisition costs were estimated at $11,082,000 (consisting of option, contract and lease buy-outs, employment-related costs and other transaction-related costs), resulting in a total purchase price of approximately $101,701,000. The transaction, after giving effect to the fair value adjustments referred to in Note 3 above, resulted in intangibles of approximately $60,047,000, $7,792,000 of which was assigned to core deposit intangibles. The intangibles were derived as follows (in thousands):


       Total purchase price, including acquisition costs ..............                            $ 101,701
       Tangible  net  assets  of  Bancorp  at  book  value ............                $  50,413
       Purchase accounting adjustments:
        Decrease in securities .......................................    $  (6,313)
         Decrease in loans ............................................      (6,816)
         Increase in premises and equipment ...........................         754
         Decrease in interest-bearing deposits ........................         447
         Increase in other liabilities--income taxes on recapture of
           allowance for loan loss ....................................      (2,095)
       Increase in deferred tax assets ................................       5,264       (8,759)
                                                                          ---------    ---------
       Tangible net assets after purchase accounting adjustments ......                               41,654
                                                                                                   ---------
       Excess of purchase price over value of identifiable tangible net
       assets acquired ................................................                            $  60,047
                                                                                                   =========

(5) To eliminate the remaining stockholders' equity of Bancorp as follows (in thousands):

       Common stock ...............................................................                $     (27)
                                                                                                   =========
       Surplus ....................................................................   $(28,339)
         Less: Surplus adjustment, net (Note 3) ...................................   (20,364)
       Net adjustment .............................................................                $  (7,975)
                                                                                                    =========
       Retained earnings ..........................................................                $ (29,528)
                                                                                                    =========
       Net unrealized loss on investment securities ...............................                $     339
                                                                                                   =========
       Treasury stock .............................................................                $   6,619
                                                                                                   =========

                                       16

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                 (Dollars in thousands, except per share data)


                                                                      Year Ended December 31, 1994
                                                             ----------------------------------------------
                                                                                    Pro Forma
                                                                As Reported         Adjustments
                                                             -----------------       Increase     Pro Forma
                                                               UJB     Bancorp      (Decrease)    Combined
                                                             -------   -------    --------------  ---------
Interest Income
  Interest and fees on loans ............................   $706,049   $20,345       $1,136 (1)   $727,530
  Interest on investment securities .....................    218,727     8,753        1,263 (2)    228,743
  Interest on investment securities available
    for sale ............................................     34,300     1,317       (2,269)(7)     33,348
  Interest on Federal funds sold and securities
    purchased under agreements to resell ................        600       653                       1,253
  Interest on trading accounts securities ...............        668       --                          668
  Interest on deposits with banks .......................        629       --                          629
                                                            --------   -------      -------       --------
    Total interest income ...............................    960,973    31,068          129        992,171
Interest Expense
  Interest on savings and time deposits .................    239,714    11,981          447 (4)    252,142
  Interest on commercial certificates of
    deposit $100,000 and over ...........................     13,639       430                      14,069
  Interest on borrowed funds ............................     91,516        98                      91,614
                                                            --------   -------      -------       --------
    Total interest income ...............................    344,869    12,509          447        357,825
                                                            --------   -------      -------       --------
    Net interest income .................................    616,104    18,559         (318)       634,346
  Provision for loan losses .............................     84,000       800                      84,800
                                                            --------   -------      -------       --------
    Net interest income after provision
      for loan losses ...................................    532,104    17,759         (318)       549,546
Non-Interest Income
  Service charges on deposit accounts ...................     64,474       839                      65,313
  Service and loan fee income ...........................     42,008       163                      42,171
  Trust income ..........................................     21,792       --                       21,792
  Investment securities gains ...........................      1,888       --                        1,888
  Trading account gains .................................        670       --                          670
  Other .................................................     46,503       363                      46,866
                                                            --------   -------      -------       --------
    Total non-interest income ...........................    177,335     1,365          --         178,700
Non-Interest Expenses
  Salaries ..............................................    183,339     4,517                     187,856
  Pension and other employee benefits ...................     53,386     1,183                      54,569
  Occupancy, net ........................................     50,749     1,314                      52,063
  Furniture and equipment ...............................     49,065       641           25 (3)     49,731
  FDIC assessment .......................................     27,933       948                      28,881
  Other real estate owned ...............................     18,287        32                      18,319
  Advertising and public relations ......................     10,843       477                      11,320
  Other .................................................    111,644     3,145         (203)(5)    118,675
                                                                                      1,476 (6)
                                                                                      2,613 (9)
                                                            --------   -------      -------       --------
    Total non-interest expenses .........................    505,246    12,257        3,910        521,414
                                                            --------   -------      -------       --------
Income from continuing operations, before income taxes ..    204,193     6,867       (4,228)       206,832
  Federal and state income taxes ........................     72,312     2,551         (622)(8)     74,201
                                                            --------   -------      -------       --------
Income from continuing operations, before cumulative
  effect of a change in accounting principle ............    131,881     4,316       (3,566)       132,631
  Cumulative effect of a change in accounting
  principle .............................................     (1,731)      --                       (1,731)
Net Income ..............................................   $130,150   $ 4,316      $(3,566)      $130,900)
                                                            ========   =======      =======       ========
Net Income Per Common Share:
  Income from continuing operations, before
    cumulative effect of a change in
    accounting principle ................................   $   2.38   $  1.95                    $   2.29
  Cumulative effect of a change in accounting
    principle ...........................................      (0.03)      --                        (0.03)
                                                            --------   -------      -------       --------
Net Income ..............................................   $   2.35   $  1.95                    $   2.26
Averaged Common Shares Outstanding (in
  thousands) ............................................     54,697     2,212                      57,202
                                                            ========   =======      =======       ========
Preferred Dividends .....................................   $  1,835   $   --                     $  1,835
                                                            ========   =======      =======       ========

- ------------
(1)-(9): See Notes to Pro Forma Combined Condensed Statement of Income on the following page.


           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME


(1) Accretion of $1,136,000 related to the loan discount of $6,816,000, utilizing a weighted average expected life of 6 years.

(2) Accretion of $1,263,000 related to the securities discount of $6,313,000, utilizing a weighted average expected life of 5 years.

(3) Depreciation of $25,000 related to the premium on acquired premises of $754,000, utilizing a useful life of 30 years.

(4) Accretion of $447,000 related to the discount on interest-bearing deposits acquired of $447,000, utilizing a weighted average expected life of 10 months.

(5) Elimination of amortization expense of $203,000 related to acquired intangibles.

(6) Amortization of $1,476,000 related to core deposit intangible assets acquired of $7,792,000, on an accelerated basis over 10 years.

(7)  Lost interest on funds paid for 40% of Bancorp shares to effect the Merger.

(8) Income tax benefit of $662,000 on Notes 1 through 7 based upon an assumed effective tax rate of 41%.

(9) Amortization of $2,613,000 related to goodwill of $52,255,000, using a life of 20 years.

                      PRO FORMA COMBINED COMMON SHARE DATA

     The following table presents net income per share, cash dividends declared per share and book value per share for the year ended December 31, 1994 on a historical basis for UJB and Bancorp, on a pro forma basis giving effect to the Merger and on a pro forma equivalent per share for Bancorp.

         Net income per share (1)
           UJB(2) ..................................   $2.38
           Bancorp .................................    1.95
           Pro forma combined at Exchange Ratio of:
             1.5441 ................................    2.30
             1.6985 ................................    2.30
             1.8872 ................................    2.29

           Pro forma Bancorp equivalent at Exchange Ratio of (3):
             1.5441 ................................    3.55
             1.6985 ................................    3.91
             1.8872 ................................    4.32
         Dividends per share
           UJB .....................................   $0.94
           Bancorp .................................    0.80
           Pro forma combined (4): .................   (0.94)
           Pro forma Bancorp equivalent at Exchange Ratio of (3):
             1.5441 ................................    1.45
             1.6985 ................................    1.60
             1.8872 ................................    1.77

         Book value per share (5)
           UJB .....................................  $19.53
           Bancorp .................................   24.23
           Pro forma combined at Exchange Ratio of:
             1.5441 ................................   20.24
             1.6985 ................................   19.74
             1.8872 ................................   19.67
           Pro forma Bancorp equivalent at Exchange Ratio of (3):
             1.5441 ................................   31.25
             1.6985 ................................   33.53
             1.8872 ................................   37.12

- ------------
(1) Assumes that the Merger became effective on January 1, 1994 and that pro forma combined net income was the same under each of the Exchange Ratios.
(2) Based on income from continuing operations, before cumulative effect of a change in accounting principle.
(3) Bancorp pro forma equivalent per share data is computed by multiplying pro forma combined per share data by the indicated Exchange Ratio.
(4) Pro forma amount assumes that UJB would have declared cash dividends per share equal to its historical cash dividends declared.
(5)  Assumes that the Merger became effective on December 31, 1994.

                       MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History

     UJB Stock is listed and traded on the NYSE and is quoted under the symbol "UJB." The following table sets forth, for the periods indicated, the high, low and closing sale prices of a share of UJB Stock, as reported in published financial sources, and quarterly dividends declared per share.

     Bancorp Stock is listed and traded on NASDAQ. Bancorp Stock is quoted under the symbol "BCNJ." The following table sets forth, for the periods indicated, the high, low and closing sale prices of a share of Bancorp Stock, as reported in published financial sources, and quarterly dividends declared per share.


     All stock prices shown in the table below and in the paragraph following the table have been rounded to the nearest cent and all stock prices and dividends shown below have been adjusted for stock splits and stock dividends.

                                                   UJB Stock                       Bancorp Stock
                                     --------------------------------    --------------------------------
                                          Sale Prices                          Sale Prices
                                     ---------------------  Dividends    ----------------------  Dividends
                                     High    Low     Close  Per Share    High      Low    Close  Per Share
                                     ----    ---     -----  ---------    ----      ---    -----  ---------
1992
 First Quarter ..................  $18.75  $14.00   $18.38    $0.15     $12.13   $11.25  $12.00    $0.12
 Second Quarter .................   20.38   14.63    19.63     0.15      14.00    12.00   13.25     0.12
 Third Quarter ..................   20.75   16.50    17.50     0.15      14.75    13.25   14.00     0.12
 Fourth Quarter .................   24.50   16.13    24.25     0.15      15.00    14.25   14.25     0.12

1993
 First Quarter ..................   29.38   22.50    27.13     0.16      19.50    14.25   18.50     0.15
 Second Quarter .................   29.25   21.63    24.50     0.16      21.25    18.50   18.50     0.15
 Third Quarter ..................   33.25   24.25    30.00     0.16      20.00    18.50   19.75     0.15
 Fourth Quarter .................   30.25   23.25    24.00     0.21      21.25    19.00   20.75     0.15

1994
 First Quarter ..................   28.63   23.50    26.88     0.21      24.25    20.00   23.00     0.20
 Second Quarter .................   29.25   25.50    27.63     0.21      26.00    22.50   26.00     0.20
 Third Quarter ..................   29.13   26.13    26.38     0.26      30.00    25.00   29.25     0.20
 Fourth Quarter .................   27.13   22.50    24.13     0.26      33.50    28.50   29.50     0.20

1995
 First Quarter
  (through March 13) ............   28.75   24.13    27.63     0.29      41.63    29.50   41.50     0.20


     On January 19, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last sale price of a share of UJB Stock was $24.88 and the last sale price of a share of Bancorp Stock was $33.00. On March 13, 1995, the last sale price of a share of UJB Stock was $41.50 and the last sale price of Bancorp Stock was $27.63. Bancorp shareholders are urged to obtain current market quotations.

Coordination of and Limitations on Dividends Under Merger Agreement

     In order to ensure that Bancorp shareholders would be paid at least one but no more than one dividend in the calendar quarter in which the Merger is consummated, Bancorp agreed to coordinate with UJB the declaration of any dividends and the setting of any record or payment dates. In addition, pending consummation of the Merger, Bancorp has agreed not to pay (or make a declaration that creates an obligation to pay) any cash dividend at a quarterly rate in excess of $0.20.

Dividend Limitations

     The bank subsidiaries of UJB and Bancorp are restricted by law in the amount of dividends they may pay to UJB and Bancorp, respectively. In addition, UJB is restricted by certain debt agreements in the amount of dividends it may pay to its shareholders. Assuming the Merger was effective at December 31, 1994, under the most restrictive of such agreements, the amount that would have been available on that date for dividend payments to holders of UJB Stock was approximately $229,154,000.

                  PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

Recommendation of the Bancorp Board and Reasons for the Merger

     The Merger Agreement provides for the merger of Bancorp with and into UJB, with UJB being the surviving corporation ("Surviving Corporation"). Upon consummation of the Merger each outstanding share of Bancorp Stock, other than shares of Bancorp Stock beneficially owned by UJB or a subsidiary of UJB, if any, and Dissenting Shares, if any, will be converted into and represent the right to receive the Merger Consideration. The Exchange Ratio upon which the Stock Consideration will be based has not yet been fixed and will not be fixed until a date subsequent to the Annual Meeting, which date may not more than ten business days prior to the Closing Date of the Merger. See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The Merger Agreement also provides for a conversion of options and limited rights relating to Bancorp Stock granted under the Option Plans and outstanding at the Effective Time into options and limited rights relating to UJB Stock based on the Exchange Ratio subject to the same terms and conditions, except for the grant of certain additional rights, applicable to the options and limited rights under the Option Plans. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans." The Exchange Ratio is subject to appropriate adjustments in the event that, from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

     THE MERGER AGREEMENT HAS BEEN APPROVED BY THE BANCORP BOARD. THE BANCORP BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BANCORP SHAREHOLDERS. THE BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT BANCORP SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     The Bancorp Board has considered the terms of the Merger Agreement and has concluded that such terms are fair to, and that the Merger is in the best interests of, Bancorp and its shareholders. In determining to accept the offer from UJB and enter into the Merger Agreement, the Bancorp Board considered all factors it deemed material, including the following: (i) the financial condition, operating results and future prospects of UJB and Bancorp; (ii) a comparison of the consideration being paid in the Merger to consideration paid in comparable thrift mergers, based, among other things, on multiples of book value and earnings; (iii) the tax-free nature of the transaction to Bancorp shareholders receiving only Stock Consideration (except to the extent a Bancorp shareholder receives a Cash In Lieu Amount, see "THE MERGER--Certain Federal Income Tax Consequences"); (iv) Bancorp's alternatives to the Merger; (v) the provisions of the Merger Agreement allowing Bancorp to terminate the Merger Agreement if certain conditions, including a minimum Exchange Ratio, are not met at the closing (see "THE MERGER AGREEMENT--Conditions to the Merger; Termination"); and (vi) the opinion of Kaplan that the financial terms of UJB's offer were fair to Bancorp's shareholders from a financial point of view. The Bancorp Board did not assign any specific or relative weights to the factors under consideration.

     The Bancorp Board also took into account that Bancorp shareholders would have the opportunity to participate in the future growth of UJB by obtaining UJB Stock in the Merger. The Bancorp Board noted that, upon consummation of the Merger, Bancorp, as part of an interstate bank holding company of greater size and resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. The Bancorp Board believes that the Merger will result in a stronger and more effective competitor in its market, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that might not be available to Bancorp on its own. The Bancorp Board believes that the Merger will provide NJSB's customers with a broader range of products and services, as well as greater convenience.

Background

     On August 24, 1994, Bancorp engaged Kaplan to provide financial advisory services to Bancorp in connection with the desire of Bancorp's management and Board to enhance shareholder value. Kaplan was selected by Bancorp for its expertise in such matters, and because of its particular knowledge of and experience in working with Bancorp as a corporate entity. Kaplan's predecessor firm had been the independent appraiser for NJSB in 1987, when NJSB was converted from a mutual savings bank to a capital stock savings bank. Kaplan (or its predecessor firm) has served as financial advisor to Bancorp since June 28, 1988, and as such has advised Bancorp in connection with long-term planning, dividend policy, and possible acquisitions of other companies or branches of other companies. In particular, Kaplan served as financial advisor to Bancorp and NJSB in 1991, when NJSB doubled its retail network through a series of branch acquisitions from the Resolution Trust Corporation and from an operating savings association.

     In accordance with Bancorp's long-term plan, Bancorp and Kaplan concentrated principally on opportunities for expanding NJSB during the period from 1988 through 1994. Throughout that period, however, in order to ensure that it was giving proper consideration to every opportunity to enhance shareholder value, Bancorp managment and Kaplan periodically also evaluated opportunities for the sale of Bancorp and, under various assumptions, compared estimates of the benefits of those opportunities to estimates of the benefits to be derived from further growth of the franchise.

     In 1993, at Bancorp's request, Kaplan initiated a process of updating its previous analyses of these issues and of more intensively studying all the options available for enhancement of shareholder value. As a result of these activities, Kaplan presented to the Bancorp Board detailed analyses relating to three approaches to enhancing shareholder value. The first involved various means of enhancing earnings. The second involved the leveraging of Bancorp's capital by the acquisition of another financial institution. The third involved a preliminary evaluation of Bancorp as a potential acquisition target for a larger financial institution. From the ongoing review of these analyses by the Bancorp Board and management, it became progressively clearer that any significant enhancement of shareholder value would have to be based on one of two approaches: (1) leveraging Bancorp's capital by acquiring another institution combined with improving operating efficiency, or (2) selling Bancorp to a larger institution.

     Consistent with its previously announced policy of preferring independent operation, Bancorp determined to begin with the exploration of the first of these approaches. Bancorp, in consultation with Kaplan, therefore selected a particular acquisition target and in a report rendered on May 25, 1994, Kaplan analyzed in detail the impact that such a proposed acquisition would have on Bancorp, both alone and in conjunction with other earnings enhancement strategies. In the following weeks, the costs, risks and benefits of this proposed acquisition and these earnings enhancement strategies were reviewed in detail, and compared with a possible sale of Bancorp as a means of enhancing shareholder value.

     On July 12, 1994, Kaplan presented to Bancorp's management and Board a detailed financial analysis of a possible sale of Bancorp. After a thorough review of this analysis and the previous analyses of other methods of enhancing shareholder value, the Bancorp Board determined that, subject to achieving an adequate level of consideration, the possible sale of Bancorp might be the approach that was in the best interest of Bancorp and its shareholders. Accordingly, on August 24, 1994, Bancorp entered into an engagement letter with Kaplan under which Kaplan would act as financial advisor to Bancorp in the potential sale.

     The Board established a Merger & Acquisition Committee ("M&A Committee") comprised of directors Joseph A. Hoffman (Chairman), Gerald A. Johnson (Vice Chairman), Beatrice D'Agostino, Irving Schwartz, Louis A. Imfeld and Bernard Adler. From August 24, 1994 through the execution of the Merger Agreement on January 19, 1995, the M&A Committee met with management and Kaplan on numerous occasions to decide upon and implement the strategy for the proposed sale of Bancorp.

     The M&A Committee, in consultation with Kaplan, developed a list of twenty-one financial institutions that were considered to be potentially interested in a possible acquisition of Bancorp and capable of effecting such a transaction. At the direction of the M&A Committee, Kaplan contacted these institutions to determine whether they would be interested in considering an acquisition of Bancorp. Ten institutions executed confidentiality agreements in order to receive and review confidential information regarding Bancorp through Kaplan. All of these institutions were then invited to submit a written preliminary indication of interest, including a proposed acquisition price. Six companies submitted satisfactory written indications of interest, and were invited to conduct limited due diligence. At the conclusion of this process, each institution was given an opportunity to submit a revised indication of interest, and four institutions submitted such revised offers. The institutions submitting the two best revised indications of interest were then permitted to conduct detailed on-site due diligence investigations, and Bancorp, with the assistance of

Kaplan and Kirkpatrick & Lockhart, its counsel, conducted on-site due diligence investigations of these institutions. Each institution also submitted to Bancorp proposed drafts of definitive agreements to be used in an acquisition transaction.

     After thorough review of the two best offers, the draft definitive agreements and the results of the reciprocal due diligence, it was determined that the two offers were extremely close to one another and that, therefore, it was in the best interests of Bancorp and its shareholders to offer each institution a final opportunity to revise its offer for the acquisition of Bancorp. Final offers were received from both on January 13, 1995, and, after further negotiations between the parties, the Bancorp Board determined to accept the proposal submitted by UJB in reliance upon advice received from Kaplan and Kirkpatrick & Lockhart. The UJB Board of Directors ("UJB Board") and the Bancorp Board, at separate meetings held on January 18, 1995, approved the terms of the Merger Agreement. The Merger Agreement was executed and delivered on January 19, 1995, and immediately announced publicly by the parties after the close of business on January 19, 1995.

     The terms of the Merger Agreement between UJB and Bancorp are the result of extensive, long, arms-length negotiations between representatives of UJB and Bancorp. There are no past or present relationships between UJB and Bancorp, except that NJSB has for many years maintained a correspondent banking relationship with United Jersey Bank and, at the time of NJSB's conversion from mutual to stock form in 1987, the ESOSP borrowed $2,003,000 from United Jersey Bank to acquire Bancorp Stock, which loan was fully repaid in 1994. United Jersey Bank is also the trustee of the Supplemental Executive Retirement Trust for the benefit of Bancorp's Chief Executive Officer.

Opinion of Bancorp's Financial Advisor

     Pursuant to the terms of an engagement letter, dated August 24, 1994 (as amended on October 5, 1994), among Bancorp, NJSB and Kaplan, Bancorp engaged Kaplan as its financial advisor to generally advise the Bancorp Board on financial and strategic matters relating to the enhancement of shareholder value and, more specifically, in connection with the possible sale of Bancorp and such other matters as requested by the Bancorp Board. Bancorp paid Kaplan a general advisory fee of $50,000 upon the execution of the above-referenced engagement letter, and a specific advisory fee of $140,000 following the delivery of Kaplan's financial fairness opinion issued in conjunction with Bancorp's execution of the Merger Agreement. In addition, on the closing date of the Merger, Bancorp will pay Kaplan a contingent transaction fee equal to 1.0% of the gross consideration to be received by the holders of Bancorp Stock less the aggregate amount of the above-referenced general and specific advisory fees previously paid to Kaplan by Bancorp, or approximately $800,000, assuming an Average Price equal to or greater than $22.8375 and equal to or less than $27.9125. Whether or not the Merger is consummated, Bancorp has also agreed to reimburse Kaplan for its actual and reasonable out-of-pocket expenses incurred in connection with the services provided to Bancorp by Kaplan and to indemnify and hold harmless Kaplan, to the full extent lawful, from and against certain liabilities, including certain liabilities under the federal securities laws, in connection with its engagement. In addition, Bancorp and NJSB have paid Kaplan $58,020 in retainer and other fees and $4,164 as reimbursement of out-of-pocket expenses during the past two years for services outside of the scope of the August 24, 1994 engagement letter, as amended. Kaplan (including its predecessor firm) has been Bancorp and NJSB's financial advisor from time to time since June 28, 1988.

     Kaplan is a nationally recognized financial advisory and consulting firm that specializes in the commercial banking, thrift and mortgage banking industries. Kaplan is regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions, initial public offerings, private placements, recapitalizations and valuations for estate, corporate and other purposes. The Bancorp Board selected Kaplan to serve as its financial advisor on the basis of its reputation, experience and expertise in transactions such as the Merger.

     In its capacity as financial advisor to Bancorp, Kaplan participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision whether to accept any offer and the final pricing of the Merger was ultimately made by the Bancorp Board. Kaplan rendered its oral opinion to the Bancorp Board on January 18, 1995, which was confirmed in writing on January 19, 1995, and rendered its written opinion on __________, 1995 that, as of January 19, 1995 and ________, 1995, the financial terms of UJB's offer were "fair" to Bancorp's shareholders from a financial point of view. No limitations were imposed by the Bancorp Board upon Kaplan with respect to the investigations made or procedures followed by it in arriving at its opinion.

     The full text of the written opinion of Kaplan dated as of _________, 1995, which sets forth assumptions made and matters considered, is attached as Appendix B to this Proxy Statement-Prospectus. Bancorp's shareholders are urged to read this opinion in its entirety. Kaplan's opinion is directed only to the consideration to be received by Bancorp's shareholders in the Merger and does not constitute a recommendation to any Bancorp shareholder as to how such shareholder should vote at the Annual Meeting or as to any other matter. The summary of the opinion of Kaplan set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion. Kaplan's oral opinion as of January 18, 1995, and its written opinion as of January 19, 1995, were to the same effect as the opinion attached hereto.

     In connection with its written opinion dated ________, 1995, Kaplan reviewed and analyzed material bearing upon the financial and operating condition of Bancorp and UJB and material prepared in connection with the Merger, including, among other things: (a) the Merger Agreement; (b) the Proxy Statement-Prospectus; (c) publicly available reports filed with the Commission by Bancorp and by UJB; (d) certain other publicly available financial and other information concerning Bancorp and UJB and the trading markets for the publicly traded securities of Bancorp and UJB; (e) certain other internal information, including projections for Bancorp, relating to Bancorp and UJB prepared by the managements of Bancorp and UJB and furnished to Kaplan for purposes of its analysis; and (f) publicly available information concerning certain other banks and bank holding companies, savings and loan associations, savings and loan holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. Kaplan also met with certain officers and representatives of Bancorp and UJB to discuss the foregoing as well as other matters relevant to Kaplan's inquiry, including the past and current business operations, financial condition and future prospects of Bancorp and UJB, both separately and on a combined basis. In addition, Kaplan reviewed the reported price and trading activity for Bancorp Stock and UJB Stock, compared certain financial and stock market information for Bancorp and UJB with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries, and performed such other studies and analyses as it considered appropriate. Kaplan also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking and thrift industries generally.

     In conducting its review and arriving at its opinions, Kaplan relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Kaplan has relied upon the managements of Bancorp and UJB as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to Kaplan, and assumed that such projections, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflected the best currently available estimates and judgments of such Bancorp and UJB management and that such projections would be realized in the amounts and time periods estimated. Kaplan also assumed, without independent verification, that the aggregate allowances for loan losses for Bancorp and UJB were adequate to cover such losses. Kaplan did not conduct physical inspections of any of the properties or assets of Bancorp or UJB, and Kaplan did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Bancorp or UJB. Kaplan was retained by the Bancorp Board to express an opinion as to the fairness, from a financial point of view, to the holders of Bancorp Stock of the consideration to be received by them in the Merger.

     In connection with rendering its opinions to the Bancorp Board, Kaplan performed a variety of financial analyses that are summarized below. The summary of the presentations by Kaplan to the Bancorp Board as set forth herein does not purport to be a complete description of such presentations. Kaplan believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and process underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Kaplan made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Bancorp or UJB. Any estimates contained in Kaplan's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in Kaplan's analyses was identical to Bancorp or UJB or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Kaplan was assigned a greater significance by Kaplan than any other.

     The following is a brief summary of the analyses performed by Kaplan in connection with its opinions:

          (1) Discounted Cash Flow Analysis. Kaplan prepared a discounted cash flow analysis that indicated theoretical present values for Bancorp based on a range of terminal price-to-earnings ("P/E") multiples between 9.0x and 18.0x and a discount rate of 12.0%. The range of values was based upon future dividend estimates and a range of projected earnings for the next five years, assuming annual earnings growth rates between 2.5% and 12.5%. The results of this analysis indicated a range of theoretical values of Bancorp between $12.25 per share (2.5% earnings growth rate; terminal P/E multiple of 9.0x) and $31.14 per share (12.5% earnings growth rate; terminal P/E multiple of 18.0x).

          Kaplan also prepared a discounted cash flow analysis based upon a range of terminal price-to-book ("P/B") ratios between 90.0% and 180.0% and a discount rate of 12.0%. The range of values was based upon future dividend estimates and an assumed earnings growth rate between 2.5% and 12.5%. The analysis indicated a range of values for Bancorp between $19.05 per share (2.5% earnings growth rate; terminal P/B ratio of 90.0%) and $37.41 per share (12.5% earnings growth rate; terminal P/B ratio of 180.0%). The nominal value of the offer from UJB for each share of Bancorp Stock was $43.10 per share.

          Kaplan also prepared analyses of comparative theoretical shareholder returns for several scenarios, including Bancorp's remaining independent, Bancorp's being sold to another third party and Bancorp's accepting the UJB offer. Additionally, Kaplan evaluated the future prospects of Bancorp and UJB on a pro forma combined basis based on various estimates of pro forma net income for the twelve month periods ending December 31, 1994 and December 31, 1995.

          (2) Contribution Analysis. Kaplan prepared a contribution analysis showing the percentage of assets, deposits, common equity, tangible common equity and estimated fiscal 1995 net income contributed to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership of UJB. This analysis showed that Bancorp, as of a projected closing date of June 30, 1995 (a projection made solely by Kaplan for purposes of this analysis), after taking into account certain pre-closing adjustments, would contribute 3.0% of pro forma consolidated total assets, 3.3% of pro forma consolidated deposits, 4.5% of pro forma consolidated equity and 0.7% of pro forma consolidated net income for the projected fiscal year ended December 31, 1995.

          (3) Merger Consideration Analysis. Pursuant to the Merger Agreement, the consideration to be received in the Merger will consist of the right to receive the number of shares of UJB Stock equal to the Exchange Ratio determined as set forth below or cash equal to $43.10 for each share of Bancorp Stock, subject to certain adjustments and limitations as set forth in the Merger Agreement. For purposes of the Merger Agreement, the Exchange Ratio is determined as follows: (i) if the Average Price (see "THE MERGER AGREEMENT--Determination of Exchange Ratio") of a share of UJB Stock is greater than $27.9125, the Exchange Ratio shall be 1.5441; (ii) if the Average Price of a share of UJB Stock is equal to or greater than $22.8375 and equal to or less than $27.9125, the Exchange Ratio shall be equal to the quotient obtained by dividing $43.10 by the Average Price; and (iii) if the Average Price of a share of UJB Stock is less than $22.8375, the Exchange Ratio shall be 1.8872; provided, however, that, if the Average Price of a share of UJB Stock is less than $20.90, Bancorp may terminate the Merger Agreement unless UJB agrees that the Exchange Ratio shall be equal to the quotient obtained by dividing $39.44 by the Average Price. Except as otherwise provided in the Merger Agreement, the number of shares of Bancorp Stock to be converted into rights to receive UJB Stock pursuant to the Merger shall equal, as closely as reasonably possible, 60% of the difference between number of outstanding shares of Bancorp Stock minus the number of shares of Bancorp Stock purchased by UJB or any subsidiary of UJB on or after the date of the Merger Agreement.

          Kaplan performed a review of Bancorp Stock over the period from December 3, 1993, to January 19, 1995. Bancorp Stock's price ranged from a low of $20.00 to a high of $33.00. During the same period, the price of UJB Stock ranged from a low of $23.125 to a high of $29.00. The Kaplan analyses also compared the weekly trading volume for Bancorp Stock and UJB Stock from December 3, 1993 to January 19, 1995. During these periods, the weekly trading volume for Bancorp Stock averaged 18,330 shares, while the weekly trading volume for the UJB Stock averaged 734,755 shares.

          (4) Financial Implications to Bancorp's Shareholders. Kaplan performed an analysis of the financial implications of the UJB proposal to Bancorp's shareholders. This analysis illustrated that, for those shareholders that receive UJB Stock, on a pro forma common share equivalent basis, a shareholder of Bancorp would achieve, as a result of the proposal, a 198.7% improvement in projected earnings per share and a 39.5% increase in stated tangible book value per share. Bancorp shareholders would also receive a dividend equivalent of $1.77 per share, a 120.8% increase.

          (5) Comparable Transaction Analysis. Kaplan performed an analysis of offer prices and premiums paid in recently completed and pending acquisition transactions of thrifts headquartered in selected mid-Atlantic states. Multiples of earnings, book value and tangible book value implied by the consideration to be received by Bancorp's shareholders in the Merger were compared with multiples paid in such mid-Atlantic thrift transactions, which included selected pending and completed acquisitions of thrifts with total assets greater than $250 million and an equity-to-assets ratio greater than 7.00%, announced between January 1, 1993 and January 19, 1995. The average offer price to book value for this group of comparable transactions was 168.7%. The equivalent offer price to book value for Bancorp was 179.4% based on the consideration to be received in the Merger for each outstanding share of Bancorp Stock and Bancorp's shareholders' equity as of September 30, 1994. The average offer price to tangible book value was 173.5% for the comparative group, as compared to 181.5% for the prevailing offer consideration to be received by Bancorp's shareholders. The average multiple of offer price to latest twelve months earnings was 14.6x for the comparative group, as compared to 24.1x for Bancorp.


     The thrift transactions included in the above averages are summarized in the table below:

   State of State of
    Buyer    Target            Acquiror                           Acquiree
   -------- --------           --------                           --------
      NY       NY       New York Bancorp Inc.             Hamilton Bancorp, Inc.
      PA       PA       Integra Financial Corporation     Lincoln Savings Bank
      NY       NY       North Fork Bancorporation, Inc.   Metro Bancshares Inc.
      PA       NJ       Sovereign Bancorp, Inc.           Charter FSB Bancorp, Inc.
      NJ       NJ       UJB Financial Corp.               Palisade Savings Bank
      PA       MD       Susquehanna Bancshares, Inc.      Fairfax Financial Corporation
      PA       PA       CoreStates Financial Corp         Germantown Savings Bank
      NJ       NJ       UJB Financial Corp.               VSB Bancorp, Inc.
      PA       PA       USBANCORP, Inc.                   Johnstown Savings Bank
      PA       PA       Keystone Financial, Inc.          Elmwood Bancorp, Inc.
      PA       PA       PNC Bank Corp.                    United Federal Bancorp, Inc.

          (6) Comparable Company Analysis. In performing its comparable company analysis, Kaplan examined the operating performance of Bancorp in comparison to publicly traded thrift institutions that Kaplan deemed to be comparable to Bancorp. This group of companies included eleven publicly traded thrift institutions. Ten of the institutions were headquartered in New Jersey and one was headquartered in Pennsylvania. The group included Bankers Corp., Central Jersey Financial Corporation, Collective Bancorp, Inc., FMS Financial Corporation, First State Financial Services, Inc., First Home Savings Bank, FSB, Lakeland First Financial Group, Inc., Pamrapo Bancorp, Inc., Pulse Bancorp, Inc., and Raritan Bancorp, Inc., all of which are headquartered in New Jersey, and Sovereign Bancorp, Inc., which is headquartered in Pennsylvania.

          Kaplan analyzed the relative performance and outlook for Bancorp by comparing certain financial and trading market information of Bancorp with the group of comparable thrifts. Kaplan compared Bancorp with the comparable thrifts based on selected operating fundamentals, including profitability, capital adequacy and asset quality. Using financial data as of or for the twelve months ended September 30, 1994, and market price data as of January 16, 1995, the average market price to latest twelve months earnings multiple was 8.4x for the comparable thrifts and 17.2x for Bancorp. The average price to stated book value was 109.3% for the comparable thrifts and 128.0% for Bancorp. The average price to tangible book value was 117.3% for the comparable thrifts and 129.5% for Bancorp. The implied market trading values for Bancorp derived from such comparable company analysis utilizing the resulting valuation ratio averages ranged from approximately $15.03 to $27.85 per share. At September 30, 1994, the average equity to assets ratio was 8.0% for the group of comparable thrifts and 10.5% for Bancorp. The average tangible equity to assets ratio was 7.6% for the comparable thrifts and 10.4% for Bancorp. The average latest twelve months return on average assets was 1.14% for the comparable thrifts and 0.85% for Bancorp. The average return on average equity was 14.61% for the comparable thrifts and 8.24% for Bancorp. Based on the value of the consideration to be received in the Merger of $43.10 per share, as of September 30, 1994, the UJB offer price represented 179.4% of Bancorp's book value, 181.5% of Bancorp's tangible book value, and 24.1x Bancorp's latest twelve months earnings through September 30, 1994.

          In addition, Kaplan compared the market price, price-to-book value and price-to-earnings multiples of the UJB Stock with the individual market multiples and averages of ten selected comparable companies deemed to be reasonably similar to UJB in size, financial character, operating profile, historical performance and geographical market. This group comprised The Bank of New York Company, Inc. (New York), CoreStates Financial Corp (Pennsylvania), First Empire State Corporation (New York), First Fidelity Bancorporation (New Jersey), HUBCO, Inc. (New Jersey), Integra Financial Corporation (Pennsylvania), Meridian Bancorp, Inc. (Pennsylvania), Midlantic Corporation (New Jersey), The Summit Bancorporation (New Jersey) and Valley National Bancorp (New Jersey).

          The analysis also compared returns on average assets and on average equity of UJB to those of the selected comparable companies and the averages of the comparable group. Using financial data as of or for the twelve months ended September 30, 1994, and market price data as of January 16, 1995, the analysis indicated that the UJB Stock traded at a price-to-earnings multiple of 12.0x trailing twelve months earnings for the period ending September 30, 1994 as compared to a comparative group average of 10.3x trailing twelve months earnings. UJB Stock traded at 136.0% of book value and 142.7% of tangible book value, as compared to 159.4% and 173.9% respectively, for the comparative group. UJB's operating results, as measured by returns on average assets and average equity, were 0.83% and 11.50%, respectively, as compared to the averages for the selected comparable companies, which were 1.22% and 15.61%, respectively.

     The Kaplan analyses also included summary income statement and balance sheet data and selected ratio analyses for UJB and various other potential acquirors of Bancorp. In addition, on January 18, 1995, the senior management of Bancorp, in conjunction with Kaplan and Bancorp's legal counsel, summarized certain historical financial information of UJB and reported to the Bancorp Board regarding the results of a due diligence review of UJB conducted during the week of January 6, 1995.

     In connection with its opinion dated as of ______________, 1995, Kaplan also confirmed the appropriateness of its reliance on the analyses used to render its January 19, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     Kaplan's written opinion dated as of ______________, 1995 was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such opinion, including the market price of UJB Stock. Events occurring after that date, including a material change in the market price of UJB Stock, could materially affect the assumptions and conclusions contained in its opinion. Kaplan has not undertaken to reaffirm or revise its opinion or otherwise comment upon an event occurring after the date thereof.

     The summary set forth above does not purport to be a complete description, but is a brief summary, of the material analyses and procedures performed in the course of arriving at its opinions.

Charter and By-Laws of Surviving Corporation

     Pursuant to the Merger Agreement, the Restated Certificate of Incorporation and By-Laws of UJB, as in effect at the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation in the Merger unless and until amended.

Board of Directors and Officers of Surviving Corporation

     The Merger Agreement provides that the directors and officers of UJB immediately prior to the Effective Time will continue to be the directors and officers, respectively, of the Surviving Corporation.

Dissenters' Rights

     Any holder of record of Bancorp Stock who follows the procedures specified in Section 262 of the Delaware General Corporation Law ("Corporation Law") is entitled to have such shareholder's shares of Bancorp Stock appraised by the Delaware Court of Chancery ("Court") and to receive the "fair value" of such shares as of the Effective Time as determined by the Court in lieu of the Stock Consideration or the Cash Consideration. The following summary of Section 262 of the Corporation Law is necessarily incomplete and is qualified in its entirety by reference to Section 262 of the Corporation Law, which is attached hereto as Appendix C.

     Effect of Election and Allocation Process and Determination of Exchange Ratio. Each share of Bancorp Stock will be converted into the right to receive
(i) the Cash Consideration, which is fixed at $43.10 per share, (ii) the Stock Consideration, which is not yet fixed and will not be fixed until the Exchange Ratio is set on a date subsequent to the Annual Meeting, or, (iii) in certain circumstances discussed below, a combination of Cash Consideration and Stock Consideration.

     The number of shares of Bancorp Stock that will represent the Stock Amount, (i.e., Bancorp Stock converted into the right to receive Stock Consideration) will equal 60% of the Outstanding Shares. The number of shares of Bancorp Stock that will represent the Cash Amount, (i.e., Bancorp Stock converted into the right to receive Cash Consideration) will equal the remaining 40% of the Outstanding Shares, reduced by the number of Dissenting Shares, if any.

     After an election process (held subsequent to the Annual Meeting but before the Closing Date) in which holders of Bancorp Stock will be permitted to specify the consideration they wish to receive in the Merger, Bancorp shareholders will be deemed Stock Electees if they elected Stock Consideration, Cash Electees if they elected Cash Consideration and Non-Electees if they failed to make any election. Bancorp shareholders entitled to participate in the election process may, and probably will, be required to elect between Stock Consideration and Cash Consideration without knowing the Exchange Ratio.

     Cash Electees will be permitted, as part of the election process, to divide their holdings of Bancorp Stock into blocks of 5,000 shares or more and all Bancorp Stock held by Cash Electees will be deemed held in Cash Electee Blocks.

     If, upon the conclusion of the election process, there is an Excess Stock Amount (i.e., Bancorp Stock held by Stock Electees exceeds the Stock Amount),
(i) Stock Electees will receive Stock Consideration only with respect to the Pro Rata Amount of their shares and will receive Cash Consideration with respect to the balance of their shares, and (ii) Cash Electees and Non-Electees will receive Cash Consideration.

     If, upon the conclusion of the election process, there is a Stock Shortfall Amount (i.e., Bancorp Stock held by Stock Electees is less than the Stock Amount):

          (1) all Stock Electees will receive Stock Consideration; and

          (2) (a) if the number of shares of Bancorp Stock represented by Non-Electees is greater than the Stock Shortfall Amount:

               (i) Non-Electees chosen by random selection by the Exchange Agent and representing Bancorp Stock equal in number of shares to the Stock Shortfall Amount will receive Stock Consideration, and

               (ii) the remaining Non-Electees and all Cash Electees will receive Cash Consideration; and

               (b) if the number of shares of Bancorp Stock represented by Non-Electees is less than the Stock Shortfall Amount:

               (i) All Non-Electees will receive Stock Consideration, and

               (ii) holders of Cash Electee Blocks chosen by random selection by the Exchange Agent and representing Bancorp Stock equal in number of shares, when added to shares of all Non-Electees, to the Stock Shortfall Amount will receive Stock Consideration, and the remaining holders of Cash Electee Blocks will receive Cash Consideration.

     See "THE MERGER AGREEMENT--Determination of Exchange Ratio" and "THE MERGER AGREEMENT--Election and Allocation Procedures."

     Because the election and allocation process and the determination of the Exchange Ratio will occur after the Annual Meeting, Bancorp Shareholders will be required to decide whether or not to file a written objection to the Merger and to vote against the Merger (prerequisites to the perfection of appraisal rights under Section 262 of the

Corporation Law) prior to knowing the Exchange Ratio or whether the Merger Consideration will be paid in full or in part according to their election.

     Operation of Section 262 of the Corporation Law. If a Bancorp Shareholder elects to exercise the right to an appraisal under Section 262 of the Corporation Law, such Bancorp Shareholder must do ALL of the following:

          (1) The Bancorp Shareholder must file with Bancorp a written demand for appraisal of the Bancorp Stock held before the vote is taken on the Merger at the Annual Meeting;

          (2) The Bancorp Shareholder may not vote in favor of the Merger;

          (3) The Bancorp Shareholder must continuously hold such shares of Bancorp Stock through the Effective Time, and

          (4) Within 20 days after of the date of mailing of the notice by UJB of the Effective Time, the Bancorp Shareholder must make a written demand on UJB for payment for the "fair value" of such holder's Bancorp Stock, stating the number and class of shares for which payment is demanded.

     A Bancorp Shareholder who fails to comply with Section 262 of the Corporation Law is bound by the terms of the Merger.

     Within 10 days after the Effective Time, UJB will give written notice of the Effective Time to each Bancorp Shareholder who has satisfied the requirements of Section 262 of the Corporation Law and has not voted for, or consented to, the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (a "Dissenting Shareholder"). Within 120 days after the Effective Time, UJB or any Dissenting Shareholder may file a petition in the Court demanding a determination of the fair value of the shares of Bancorp Stock of all Dissenting Shareholders. Since, at this time, UJB has not decided whether it will file such a petition if appraisal rights are exercised, any Dissenting Shareholder desiring the filing of such a petition is advised to file such petition on a timely basis unless such Dissenting Shareholder receives notice that such a petition has been filed by UJB or another Dissenting Shareholder.

     If a petition for appraisal is timely filed, the Court will determine the fair value of Bancorp Stock held by Dissenting Shareholders, exclusive of any element of value arising from the accomplishment or expectation of the Merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. Such fair value may be determined by the Court to be more than, less than or equal to the consideration that such Dissenting Shareholder would otherwise be entitled to receive pursuant to the Merger Agreement. The costs of the appraisal proceeding shall be determined by the Court and taxed against the parties as the Court determines to be equitable under the circumstances. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease.

     From and after the Effective Time, no Dissenting Shareholder shall have any rights of a Bancorp shareholder with respect to such holder's Bancorp Stock for any purpose, except to receive payment of its fair value, and to receive payment of dividends or other distributions on such holder's Bancorp Stock (payable to Bancorp shareholders of record as of a date prior to the Effective Time). If a Dissenting Shareholder delivers to UJB a written withdrawal of the demand for an appraisal within 60 days after the Effective Time or thereafter with the written approval of UJB, then the right of such Dissenting Shareholder to an appraisal will cease and such Dissenting Shareholder will be entitled to receive only Cash Consideration.

New York Stock Exchange Listing

     UJB has agreed in the Merger Agreement to use its best efforts to cause the shares of UJB Stock to be issued in the Merger to be listed on the NYSE. Listing of such shares of UJB Stock on the NYSE (subject to official notice of issuance) is a condition to the consummation of the Merger.

Accounting Treatment

     It is anticipated that the Merger, when consummated, will be accounted for as a purchase.

Certain Federal Income Tax Consequences

     The Merger is expected to qualify as a "tax-free" reorganization under
Section 368 of the Code. UJB has received an opinion from its counsel, Weil, Gotshal & Manges, and Bancorp has received an opinion from its counsel,

Kirkpatrick & Lockhart, both respecting the material federal income tax matters relating to the Merger set forth below, which were based upon certain representations of the management of UJB and Bancorp and certain assumptions. The Weil, Gotshal & Manges opinion covers items (1) and (2) below as to UJB, and the Kirkpatrick & Lockhart opinion covers items (1) through (8) below as to Bancorp, in each case for federal income tax purposes:

          (1) The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1) of the Code;

          (2) No gain or loss will be recognized by UJB or Bancorp on the Merger;

          (3) No gain or loss shall be recognized by Bancorp shareholders whose Bancorp Stock is exchanged solely into UJB Stock in connection with the Merger;

          (4) In the case of Bancorp shareholders who receive cash in whole or in part in exchange for their Bancorp Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash;

          (5) In the case of Bancorp shareholders who recognize gain on the exchange of their Bancorp Stock and in whose hands such stock was a capital asset on the date of the exchange, such gain shall be treated as capital gain, except in the case of any such shareholder as to which the exchange has the effect of the distribution of a dividend within the meaning of
     Section 356(a)(2) of the Code, determined with the application of the stock attribution rules of Section 318 of the Code, it being understood that such determination depends on such shareholder's particular factual circumstances;

          (6) The basis of any UJB Stock (including fractional share interests) received in exchange for Bancorp Stock shall equal the adjusted basis of the recipient's Bancorp Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income);

          (7) The holding period for any UJB Stock (including fractional share interests) received in exchange for Bancorp Stock in connection with the Merger will include the period during which the Bancorp Stock exchanged in the Merger was held, provided the Bancorp Stock was held as a capital asset on the date of the Merger; and

          (8) Cash received by Bancorp shareholders in lieu of fractional shares will be treated as a distribution in redemption of their fractional share interests under Section 302 of the Code.

     The receipt of such opinions again as of the date of the closing of the Merger is a condition to the consummation of the Merger, unless waived by the party entitled to receive such opinion.

     THE DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY, AND PERTAINS ONLY TO UJB, BANCORP AND DOMESTIC UNITED STATES HOLDERS OF THE BANCORP STOCK REFERRED TO ABOVE. IT DOES NOT PURPORT TO DESCRIBE ALL OF THE TAX CONSEQUENCES RELATING TO THE MERGER, AND DOES NOT DESCRIBE THE TAX CONSEQUENCES OF THE EXCHANGE IN THE MERGER OF SHARES OF BANCORP STOCK AWARDED UNDER THE 1991 PLAN OR THE 1988 PROGRAM. THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FOREIGN HOLDERS OF BANCORP STOCK AND HOLDERS OF BANCORP STOCK HAVING SPECIAL STATUS UNDER THE CODE MAY VARY FROM THOSE SET FORTH ABOVE. ALL BANCORP SHAREHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS BOTH AS TO THE MATTERS DISCUSSED HEREIN AND AS TO ANY ADDITIONAL FEDERAL, OR ANY STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES THAT COULD RESULT FROM THE MERGER.

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Differences in Shareholders' Rights

     The rights of Bancorp shareholders, which are determined by the Corporation Law and the Certificate of Incorporation and Bylaws of Bancorp, differ from the rights accorded UJB shareholders, which are determined by New Jersey corporation law and the Restated Certificate of Incorporation and By-Laws of UJB. Some of the differences in shareholders' rights are attributable to differences between the corporation law of Delaware, the state of Bancorp's incorporation, and the corporation law of New Jersey, the state of UJB's incorporation. The remaining differences in shareholders' rights are attributable to differences between the Certificate of Incorporation and Bylaws of Bancorp and the Restated Certificate of Incorporation and By-laws of UJB. Certain of the rights of Bancorp shareholders described below that are provided by the Corporation Law or contained in the Certificate of Incorporation or Bylaws of Bancorp, and that are not provided by New Jersey corporation law or contained in the Restated Certificate of Incorporation or By-Laws of UJB, are deemed to have an anti-takeover effect and will not be available to Bancorp shareholders as UJB shareholders; however, certain rights provided for by New Jersey corporation law or the Restated Certificate of Incorporation or By-Laws of UJB are also deemed to have an anti-takeover effect and will be available to Bancorp shareholders but only after becoming UJB shareholders. The following is a summary discussion of the most significant differences in shareholders' rights. This summary is qualified in its entirety by reference to the corporation laws of Delaware and New Jersey and the governing documents of Bancorp and UJB referred to above.

     Comparison of Certificates of Incorporation and By-laws

                                    Bancorp

     Board of Directors. The Bancorp Board is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Bancorp Board. Terms are staggered by class, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation of Bancorp provides that a director may be removed from the Bancorp Board prior to the expiration of his or her term only for cause and upon the vote of 80% of shareholders entitled to vote at an election of directors, which vote may only be taken at a meeting of shareholders called for that purpose. See "UJB--Classified Board and Related Provisions" for a discussion of the classified board and related provisions provided for in UJB's Restated Certificate of Incorporation.

     Cumulative Voting and Special Meetings. The Certificate of Incorporation of Bancorp does not permit cumulative voting for any purpose. Moreover, special meetings of shareholders of Bancorp may be called only by the Bancorp Board. The Certificate of Incorporation of Bancorp also provides that any action taken by the shareholders of Bancorp may be taken only at an annual or special meeting or by unanimous written consent of the shareholders in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation of Bancorp authorizes the issuance of 8,000,000 shares of Bancorp Stock and 2,000,000 shares of preferred stock. The Bancorp Board has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

     Fair Price Provision. The Certificate of Incorporation of Bancorp contains a provision requiring an affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Bancorp Stock entitled to vote, to approve a "Business Combination" with an "Interested Stockholder" (generally a 5% or more holder of voting stock or affiliate or associate thereof), unless the transaction is either (i) approved by a majority of the "Disinterested Directors" (as defined in Bancorp's Certificate of Incorporation); or (ii) is at a minimum fair price (as determined in Bancorp's Certificate of Incorporation) during a specified time period. Business Combinations subject to the above described approval and fair price provisions include: mergers and consolidations with an Interested Stockholder or affiliate or associate thereof, the disposition of assets equaling or exceeding $2,000,000 in fair market value to an Interested Stockholder or affiliate or associate thereof, the issuance or transfer of securities of Bancorp or a subsidiary thereof to an Interested Stockholder or affiliate or associate thereof in exchange for consideration equal to or exceeding $2,000,000 in fair market value, or any reclassification of securities, recapitalization, merger, consolidation or other transaction that would, directly or indirectly, increase the proportionate share of the outstanding shares of any class of equity or convertible securities directly or indirectly owned by an Interested Stockholder or affiliate or associate thereof. Because the terms of the Merger Agreement were approved by the Bancorp Board (all of whom are "Disinterested Directors"), the fair price provision is not applicable in the Merger.

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

     While the Restated Certificate of Incorporation of UJB does not contain such a "fair price" provision, it does contain a provision providing for the issuance of Series R Preferred Stock that, together with other components of UJB's Shareholder Rights Plan (discussed under the caption "UJB--Shareholder Rights Plan") are similar to the Bancorp "fair price" provision and achieve a "fair price" objective comparable to that of the Bancorp "fair price" provision. Additionally, New Jersey corporation law requires that transactions between New Jersey corporations and interested shareholders (holders of 10% or more of the voting stock of that corporation) receive the approval of two-thirds of the voting stock of the corporation or meet certain minimum financial terms similar in objective to the financial terms of the Bancorp "fair price" provision (discussed under the caption "Comparison of Corporation Laws--Anti-Takeover Statutes").

     Shareholder Rights Plan. Bancorp has currently in effect a shareholder rights plan pursuant to which holders of shares of Bancorp Stock possess one preferred stock purchase right ("right") for each share of Bancorp Stock held. Each right entitles the holder to buy, as of the close of business on the tenth business day following certain takeover-related events ("effective time"), upon payment of $35.00 per right ("exercise price"), one-hundredth of a share of Bancorp Series A Preferred Stock. Each full share of Series A Preferred Stock is entitled to (1) a quarterly cash dividend equal to the greater of $1.00 or 100 times any dividends paid on a share of Bancorp Stock, (2) a liquidation preference equal to the greater of $100 or 100 times the payment made on a share of Bancorp Stock and (3) in the event of a merger or consolidation of Bancorp, 100 times the amount received per share of Bancorp Stock. Upon the occurrence of certain subsequently occurring events, holders of rights become entitled to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a fair market value at the time of the transaction of twice the exercise price. The Bancorp Board has the power to redeem these rights at any time, prior to the effective time. After the effective time, the Bancorp Board may also exchange all or any part of the outstanding exercisable rights for shares of Bancorp Stock (at an exchange ratio of one share of Bancorp Stock per right). For a further description of Bancorp's shareholder rights plan, see "DESCRIPTION OF BANCORP CAPITAL STOCK--Shareholder Rights Plan." The combination of prohibitive dilution of an acquiring person's share values and the power of the Bancorp Board to redeem the rights is intended to encourage potential acquiring persons to negotiate with the Bancorp Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals. UJB has also adopted a shareholder rights plan. See "UJB--Shareholder Rights Plan."

     Because the Bancorp Board has approved the terms of the Merger Agreement, the rights do not become exercisable as a result of the execution of the Merger Agreement and will not become exercisable as a result of the Merger.

     Evaluation of Offers. The Certificate of Incorporation of Bancorp further provides that the Bancorp Board, when evaluating any offer of another person to
(i) make a tender or exchange offer for any equity security of Bancorp, (ii) merge or consolidate Bancorp with another association or corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Bancorp, shall, in connection with the exercise of its judgment in determining what is the best interests of Bancorp and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on (a) Bancorp's employees and on the communities in which Bancorp operates or is located, (b) the account holders, borrowers and employees of Bancorp's subsidiaries and those communities in which the subsidiaries operate or are located, and (c) the ability of Bancorp and its subsidiaries to fulfill the objectives of applicable statutes and regulations. UJB's Restated Certificate of Incorporation does not contain a similar provision. However, New Jersey corporation law provides that a director of a New Jersey corporation, discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the action on the corporation's employees, suppliers, creditors and customers; (b) the effects of the action on the community in which the corporation operates; and (c) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. Determinations resulting in the rejection of a proposal or offer to acquire the corporation are expressly covered by this provision of New Jersey corporation law.


     New Business and Director Nominations. The Certificate of Incorporation of Bancorp also requires a shareholder who intends to nominate a candidate for election to the Bancorp Board or to raise new business at a shareholders meeting to give at least sixty days advance notice to the Secretary of Bancorp. See "UJB--Nominations to the UJB Board, Shareholder Proposals and Conduct of Meetings" for a discussion of comparable provisions in UJB's By-Laws.

     Amendment of Certificate of Incorporation and By-laws. An affirmative vote of at least two-thirds (80% with respect to the Fair Price Provision) of the outstanding voting stock is required to amend or repeal certain provisions of Bancorp's Certificate of Incorporation. A vote of two-thirds of the total votes eligible to be cast at a shareholders meeting, or a vote of two-thirds of the directors then in office, is necessary to adopt, amend or repeal any provisions of the By-laws of Bancorp.

                                      UJB

     Classified Board and Related Provisions. The Restated Certificate of Incorporation of UJB divides the UJB Board into three classes, with each class of directors serving a staggered term of the three years. Each class of directors must consist, as nearly as possible, of one third of the number of directors constituting the entire UJB Board. Presently there are four directors in Class I, five directors in Class II and four directors in Class III.

     The Restated Certificate of Incorporation of UJB further requires that resolutions increasing the number of directors be approved by 80% of, as the case may be, directors holding office or shares of capital stock of UJB entitled to vote generally in the election of directors, voting as a single class.

     The Restated Certificate of Incorporation of UJB also provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, repeal or take any action inconsistent with the classified board of directors or the requirement for an 80% affirmative vote to approve any increase in the number of directors.

     Meetings and Consents. The Restated Certificate of Incorporation of UJB requires that all actions by the shareholders of UJB be taken at a duly called annual or special meeting of UJB's shareholders or by the unanimous, but not less than unanimous, written consent of the shareholders. An additional provision in the Restated Certificate of Incorporation of UJB provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, alter, repeal or take any action inconsistent with this requirement.

     Shareholder Rights Plan. UJB has in effect a shareholder rights plan pursuant to which holders of shares of UJB Stock possess one preferred stock purchase right for each share of UJB Stock held. Each preferred stock purchase right entitles the holder to buy, as of the close of business on the tenth day following the occurrence of certain takeover-related events ("effective time"), one-hundredth of a share of a new series of Preferred Stock, designated the Series R Preferred Stock, at $90 per one-hundredth share ("exercise price"), with full shares having rights per share equal to 100 times the rights of UJB Stock with respect to voting, dividends and distributions upon liquidation or merger as well as entitling the holder to an additional preferential dividend. Upon the occurrence of certain subsequently occurring events, holders of the preferred stock purchase rights become entitled to purchase either shares of the Series R Preferred Stock (if not already purchased) or a number of shares of the "acquiring person" (as defined in the rights plan) equal in market value to twice the exercise price of the preferred stock purchase right. The UJB Board has the power to redeem the preferred stock purchase rights at any time but, after the effective time, it may do so only upon the majority vote of non-management directors in connection with a business combination it has approved. For a further description of UJB's shareholder rights plan, see "DESCRIPTION OF UJB CAPITAL STOCK--Shareholder Rights Plan." The combination of prohibitive dilution of the acquiring person's share values and the power of the UJB Board to redeem the preferred stock purchase rights is intended to encourage potential acquiring persons to negotiate with the UJB Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals.

     Nominations to the UJB Board, Shareholder Proposals and Conduct of Meetings. The By-Laws of UJB contain provisions that (1) empower the UJB Board to adopt rules, regulations and procedures governing meetings of UJB shareholders and empower the chairman of a meeting of UJB shareholders, subject to the rules and regulations adopted by the UJB Board, to adopt such rules, regulations and procedures and to take such acts that the chairman deems necessary, appropriate or convenient for the proper conduct of a shareholder meeting, and (2) establish rules governing nominations for director and shareholder proposals made at meetings of shareholders and empower the chairman of the meeting to disallow nominations and shareholder proposals that are not made at least 70 days in advance of the particular meeting or that otherwise fail to comply with the requirements of the By-Laws.

     Preferred Stock. The Restated Certificate of Incorporation of UJB authorizes the issuance of 4,000,000 shares of preferred stock. Currently 600,166 shares of UJB Preferred Stock, Series B are outstanding. The Restated Certificate of Incorporation of UJB and the New Jersey Business Corporation Act authorize the UJB Board to amend the Restated Certificate of Incorporation without shareholder concurrence to divide the authorized shares of preferred stock into series, to determine the designations and the number of shares of any such series, and to determine the relative voting, dividend, conversion, redemption, liquidation and other rights, preferences and limitations of the authorized shares of preferred stock.

     Comparison of Corporation Laws

     Appraisal Rights in Merger or Consolidation. Under New Jersey corporation law, unless a certificate of incorporation otherwise provides, a dissenting shareholder of a New Jersey corporation that is a party to a consolidation, or that is not the surviving corporation in a merger, or that is the surviving corporation in a merger requiring shareholder approval, has appraisal rights with respect to any shares other than (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, and (2) shares in exchange for which, pursuant to the plan of merger or consolidation, the shareholder will receive cash and/or securities that will be listed on a national securities exchange or held of record by not less than 1,000 holders. UJB's Restated Certificate of Incorporation contains nothing that provides differently. Under Delaware corporation law, shareholders of a Delaware corporation have appraisal rights in a merger or consolidation, except for certain mergers and consolidations not requiring any vote by shareholders of the corporation, with respect to any shares other than shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders. However, even with respect to shares so listed or held, appraisal rights exist if, pursuant to the plan of merger, the shareholder is to receive in exchange for his or her shares anything other than stock of the surviving corporation, stock of any corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders or cash in lieu of fractional shares.

     Appraisal Rights Relating to Disposition of Assets. Under New Jersey corporation law, a dissenting shareholder in a New Jersey corporation has appraisal rights in the case of any sale, lease, exchange or other disposition of substantially all of the assets of the corporation not in the usual or regular course of business as conducted by the corporation, except with respect to (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, or (2) a transaction pursuant to a plan of dissolution of the corporation that provides for the distribution of substantially all of its net assets to shareholders according to their interests within one year, where such transaction is wholly for cash and/or securities that will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (3) a sale pursuant to court order. Delaware corporation law does not provide for appraisal rights in connection with dispositions of assets unless the corporation's certificate of incorporation provides otherwise. Bancorp's Certificate of Incorporation does not provide for appraisal rights in these circumstances.

     Class Voting on Merger or Consolidation. Under New Jersey corporation law, any class or series of shares shall be entitled to vote as a class if the plan of merger or consolidation contains any provision that, if contained in a proposed charter amendment, would entitle the class or series to vote as a class on the amendment. Delaware corporation law is not as clear as the New Jersey corporation law on this subject.

     Source of Dividends. Under New Jersey corporation law, dividends may not be paid if, after giving effect to the dividend, either (1) the corporation would be unable to pay its debts as they become due in the usual course of its business or (2) the corporation's total assets would be less than its total liabilities. Under Delaware corporation law, dividends may be paid out of surplus or, in the absence thereof, out or the net profits of the current and/or next preceding fiscal year, except where capital represented by stock enjoying a preference upon the distribution of assets thereby would be impaired.

     Power to Adopt, Amend or Repeal By-laws. Under New Jersey corporation law, the power to adopt, amend and repeal by-laws of a corporation is vested in the board of directors unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board of directors may be amended and repealed and new by-laws adopted by the shareholders and the shareholders may prescribe in such by-laws that the board may not amend or repeal by-laws approved by shareholders. Under Delaware corporation law, the power to adopt, amend or repeal bylaws of a corporation is vested in the corporation's shareholders, although the corporation's certificate of incorporation may also vest such power in the corporation's board of directors.

     Action by Shareholders by Written Consent in Lieu of a Meeting. Under New Jersey corporation law, except as otherwise provided in a certificate of incorporation, any action (other than the election of directors and the approval of a merger, consolidation or sale of substantially all of the assets of the corporation) required or permitted to be taken at a meeting of the corporation's shareholders, may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted (except that the election of a director and the approval of a merger, consolidation or sale of substantially all of the assets of the corporation requires unanimous written consent of all shareholders). The corporation must give all shareholders advance notice of such proposed action if the proposed action involves a merger, consolidation or sale of substantially all of the assets of a corporation. As discussed earlier, UJB's Restated Certificate of Incorporation permits action by written consent only where the consent is unanimous. Under Delaware corporation law, except as otherwise provided in a company's certificate of incorporation, any action required or permitted to be taken at the meeting of a corporation's shareholders may be taken without a meeting if a written consent, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. As discussed earlier, Bancorp's Certificate of Incorporation only permits action by written consent in lieu of a meeting if it is unanimous.

     Removal of Directors. Under New Jersey corporation law, one or more of all directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon. However, unless otherwise provided in the certificate of incorporation, shareholders of a corporation whose board of directors is classified may not remove a director without cause. Under Delaware corporation law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides in the case of a corporation whose board is classified, shareholders may effect such removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he or she is a part. As discussed earlier, Bancorp's Certificate of Incorporation provides that a director may be removed from office prior to the end of his or her term only for cause and upon the vote of 80% of the shareholders entitled to vote at an election of directors.

     Special Meetings of Shareholders. Under New Jersey corporation law, holders of not less than 10% of a corporation's voting stock may apply to the New Jersey Superior Court for an order directing a special meeting of shareholders to be held. Under Delaware corporation law, special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by a company's certificate of incorporation or bylaws. Bancorp's Certificate of Incorporation provides that only the Bancorp Board may call a special meeting of shareholders.

     De Facto Merger. Under New Jersey corporation law, shareholders have the same voting and dissent and appraisal rights as if they were shareholders of a surviving corporation in a merger, if (1) voting shares outstanding or issuable after the transaction exceed by more than 40% voting shares outstanding before the transaction or (2) shares entitled to participate without limitation in distributions outstanding or issuable after the transaction exceed by more than 40% such shares outstanding before the transaction. Delaware corporation law does not contain a comparable provision.

     Shareholders' Derivative Actions. New Jersey corporation law contains certain provisions that have the effect of discouraging derivative actions. Specifically, New Jersey law authorizes the court having jurisdiction over the action to award reasonable expenses and attorney's fees to the successful defendants in a derivative action upon a finding that the action was brought without reasonable cause. In addition, the corporation may require the plaintiff or plaintiffs to give security for the reasonable expenses, including attorneys' fees, that may be incurred by the corporation or by other named defendants for which the corporation may become legally liable if plaintiff or plaintiffs are holders of less than 5% of the outstanding shares of any class or series of such corporation (or voting trust certificates therefor) unless the shares or trust certificates so held have a market value in excess of $25,000. Delaware corporation law does not contain comparable provisions.

     Proxies. Under New Jersey corporation law, a proxy is valid for no longer than eleven months unless a longer period is specified. In addition, a proxy is revocable at will unless coupled with an interest. The death or incapacity of a shareholder does not revoke a proxy and it will continue in force until revocation by the shareholder's personal representative. Under Delaware corporation law, a proxy is not valid beyond three years from its date unless it so provides for a longer period. In addition, for a proxy to be irrevocable it must so state and be coupled with an interest in the stock itself or in the corporation generally, sufficient in law to support an irrevocable power.

     Inspection of Books and Records. Under New Jersey corporation law, a shareholder of record for at least 6 months immediately preceding his or her demand or any holder (or a person authorized on behalf of such holder) of at least 5% of the outstanding shares of any class or series shall have the right to examine for any proper purpose the corporation's books and records. Under Delaware corporation law, any shareholder upon written demand under oath stating the purpose thereof has the right during usual business hours to inspect for any proper purpose the stock ledger, list of shareholders and other books and records, and to make copies or abstracts therefrom.

     Anti-Takeover Statutes. New Jersey has adopted a type of anti-takeover statute known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the stockholder becoming an interested stockholder, the transaction receives the approval of two-thirds of the voting stock of the corporation or the transaction meets certain minimum financial terms. An "interested stockholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five-year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, inter alia, (1) merger or consolidation of the corporation with the interested stockholder or any corporation that after such merger or consolidation would be an affiliate or associate of the interested stockholder, (2) sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation's assets or (3) issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation. The effect of the statute is to protect non-tendering post-acquisition minority shareholders from mergers in which they will be "frozen out" after the merger by prohibiting transactions in which an acquiror could favor itself at the expense of minority shareholders. The New Jersey statute does not apply to New Jersey corporations that do not have either their principal executive offices or significant business operations located in New Jersey. Delaware has adopted a business combination type of anti-takeover statute that operates in a manner similar to the New Jersey statute. Although there are numerous differences between the Delaware statute and the New Jersey statute, the most significant include the following: (i) under the Delaware statute, the moratorium imposed on a business combination with an interested stockholder is three years, as opposed to five years under the New Jersey statute; (ii) the Delaware statute defines "interested stockholder" using a 15% ownership threshold rather than the 10% threshold under the New Jersey statute; (iii) the Delaware statute permits an interested stockholder to avoid the moratorium by acquiring 85% of the corporation's voting power in the same transaction in which that stockholder becomes an interested stockholder (the New Jersey statute does not contain a comparable provision); and (iv) the Delaware statute applies to Delaware corporations regardless of the locations of their offices and business operations.

     Indemnification. Under New Jersey corporation law, a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, against his or her reasonable expenses (including counsel fees) in connection with any pending, threatened or completed proceeding by or in the right of the corporation to procure a judgment in its favor that involves such person by reason of his or her corporate agent status, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of New Jersey or the court in which such proceeding was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Superior Court of New Jersey or such other court shall deem proper. In connection with any other proceeding, a corporation may indemnify any such person against his or her reasonable expenses and liabilities in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. New Jersey corporation law requires that a corporation indemnify any such person against expenses to the extent such person has been successful on the merits or otherwise in any of the foregoing proceedings or in the defense of any claim, issue or matter therein, and provides that any such person may apply to a court for an award of indemnification by the corporation if the corporation has failed or refused to provide indemnification as provided under the statute.

     New Jersey corporation law also permits a corporation to purchase and maintain insurance on behalf of any such person against any expenses incurred in any proceeding and any liabilities asserted against such person by reason of his or her corporate agent status, whether or not the corporation would have the power to indemnify such person under the statute.

     Similarly, the Delaware corporation law provides that a corporation may indemnify any person with respect to certain pending or threatened actions (including a suit by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to derivative actions, however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of Delaware or such other court shall deem proper.

     The Delaware corporation law permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person.

                              THE MERGER AGREEMENT

     The following discussion is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference, and is qualified in its entirety by reference to that agreement.

Effective Time

     If the Merger Agreement is approved by the requisite vote of Bancorp Shareholders and the other conditions of the Merger, including receipt of all requisite regulatory approvals, are satisfied or waived, the Merger will become effective at the date and time specified in the Certificate of Merger respecting the Merger filed with the Office of the Secretary of State of the State of New Jersey ("NJ Certificate"), or, if filed later than the date of the NJ Certificate, the date of filing of the Certificate of Merger with the Office of the Secretary of the State of Delaware. It is presently contemplated that the Effective Time will occur late in the second calendar quarter or early in the third calendar quarter of 1995 due to the need to obtain regulatory approvals. The Merger Agreement may be terminated by either party if, among other things, the Effective Time does not occur on or before October 31, 1995.

Closing of the Merger

     The Merger Agreement provides that, unless otherwise agreed, the closing of the Merger ("Closing") will be held on at least five business days notice ("Closing Notice") given to Bancorp by UJB, on a date ("Closing Date") not earlier than the last to occur, but (subject to the exception described below) not later than 45 business days after the last to occur of the following: (1) the date of approval of the Merger Agreement by the Bancorp Shareholders; (2) if the transactions contemplated by the Merger Agreement are being contested in any legal proceedings, the date that all such proceedings have been brought to a conclusion favorable, in the judgment of UJB and Bancorp, to the consummation of the transactions contemplated by the Merger Agreement or such prior date as UJB and Bancorp shall elect, whether or not such proceedings have been brought to a conclusion; and (3) the date on which all governmental approvals are received and all required waiting periods have expired. Notwithstanding the foregoing, the Closing shall take place at least five business days after the deadline by which Bancorp shareholders must elect to receive Stock Consideration or Cash Consideration in the Merger. See "THE MERGER AGREEMENT--Election and Allocation Procedures."

Determination of Exchange Ratio

     In the Merger, the shares of each holder of Bancorp Stock will be converted into and represent either (1) Cash Consideration, i.e., $43.10 per share of Bancorp Stock in cash, (2) Stock Consideration, which is not yet fixed and will not be fixed until the Exchange Ratio is set on a date subsequent to the Annual Meeting, or (3) a combination of (1) and (2). The Merger Agreement provides for the Exchange Ratio to be fixed on the Determination Date--the date designated by UJB in the Closing Notice as the Determination Date, which may not be more than ten business days prior to the Closing Date. The Determination Date is the final trading day of the ten consecutive trading-day period during which the Average Price (the average of the closing prices of UJB Stock during this period) is determined.

     The Exchange Ratio will be determined as follows based on the Average
Price:

          (1) If the Average Price of a share of UJB Stock is greater than $27.9125, the Exchange Ratio will be 1.5441.

          (2) If the Average Price of a share of UJB Stock is equal to or greater than $22.8375 and equal to or less than $27.9125, the Exchange Ratio will be equal to the quotient obtained by dividing $43.10 by the Average Price.

          (3) If the Average Price of a share of UJB Stock is less than $22.8375 and greater than or equal to $20.90, the Exchange Ratio shall be 1.8872.

          (4) If the Average Price of a share of UJB Stock is less than $20.90, Bancorp has the right to terminate the Merger Agreement by sending a notice of termination ("Termination Notice") to UJB within three business days following the Determination Date, but UJB has the right to nullify such termination notice by sending to Bancorp within three business days of its receipt of the Termination Notice a notice agreeing to an Exchange Ratio equal to the quotient obtained by dividing $39.44 by the Average Price.

     The Exchange Ratio is also subject to appropriate adjustments in the event that, from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

Election and Allocation Procedures

     The number of shares of Bancorp Stock to be converted into the right to receive Stock Consideration pursuant to the Merger will equal, as closely as reasonably possible, the Stock Amount--an amount equal to 60% of the Outstanding Shares. The Outstanding Shares is that number of shares of Bancorp Stock outstanding at the Effective Time minus the number of shares of Bancorp Stock held at the Effective Time by UJB or a subsidiary of UJB. The number of shares of Bancorp Stock to be converted into the right to receive Cash Consideration will equal, as closely as reasonably possible, the Cash Amount--an amount equal to 40% of the Outstanding Shares, reduced by the Dissenting Shares--shares of Bancorp Stock held by Bancorp Shareholders who have filed with Bancorp a written objection to the Merger before voting on the Merger occurs at the Annual Meeting and who have not withdrawn their demands for appraisal rights. Shares of Bancorp Stock beneficially owned by UJB, if any, and shares of Bancorp Stock held in the treasury of Bancorp, if any, will be canceled and retired by virtue of the Merger.

     Prior to the Effective Time, UJB will appoint First Chicago Trust Company of New York or another entity reasonably satisfactory to Bancorp as the exchange agent ("Exchange Agent"). An election form and other appropriate and customary transmittal materials in such form as UJB and Bancorp shall mutually agree ("Election Form") will be mailed by the Exchange Agent on such date Bancorp and UJB shall mutually agree to each holder of record of Bancorp Stock as of such date as Bancorp and UJB shall mutually agree ("Election Form Record Date"). The Election Form Record Date will be after the date of the Annual Meeting but prior to the Effective Time.

     Each Election Form will permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) (1) to elect to receive only Stock Consideration with respect to such holder's Bancorp Stock (i.e., Stock Electees), (2) to elect to receive only Cash Consideration with respect to such holder's Bancorp Stock (i.e., Cash Electees) or (3) to indicate that such holder makes no election (i.e., Non-Electees). Any Bancorp Stock with respect to which the holder (or the beneficial owner, as the case may be) does not submit to the Exchange Agent an effective, properly completed Election Form on or before such time and date as UJB and Bancorp may mutually agree ("Election Deadline") will also be deemed to be shares held by a Non-Electee. The Election Deadline shall be after the date of the Annual Meeting but prior to the Effective Time. Election Forms must be accompanied by Bancorp Certificates, which will be canceled once the Merger is consummated. Until so surrendered, UJB may, at its option, refuse to pay to the holders of the Bancorp Certificates who become entitled to receive Stock Consideration for their Bancorp Stock in whole or in part at the Effective Time dividends or other distributions, if any, payable to holders of UJB Stock; provided, however, that, upon surrender and exchange of the Bancorp Certificates, there will be paid to such holders the amount, without interest, of dividends and other distributions, if any, that became payable prior thereto but that were not paid. No transfer of Bancorp Stock will be effected on the stock transfer books of Bancorp at and after the Effective Time.

     If time will not permit a Bancorp shareholder to cause his or her Bancorp Certificate(s) to reach the Exchange Agent prior to the Election Deadline, such Bancorp shareholder may nevertheless submit an Election Form if all of the following conditions are met:

          (1) the Exchange Agent receives, at or prior to the Election Deadline, a guarantee notice ("Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions on the Election Form from a member firm of a registered national securities exchange, a member firm of the NASD, or a commercial bank or trust company having an office or correspondent in the United States, each of which must be a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc., stating (a) the name of the Bancorp shareholder, (b) the number of shares of Bancorp Stock represented by the Bancorp Certificate(s) held by the Bancorp shareholder, and (c) guaranteeing the delivery to the Exchange Agent of the Bancorp Certificate(s) evidencing those shares of Bancorp Stock within forty-eight (48) hours following the date of the Notice of Guaranteed Delivery; and

          (2) the properly completed Election Form, with any signatures guaranteed as required on the Election Form, is received by the Exchange Agent by the Election Deadline.

     Cash Electees may also elect to divide their holdings of Bancorp Stock into Cash Electee Blocks--blocks of 5,000 shares of Bancorp Stock or more (with any shares not exactly divisible by the selected block amount being added to one of the blocks)--for purposes of the allocation procedures, if necessary. Cash Electees who do not make such election or who hold less than 5,000 shares of Bancorp Stock will have all of their holdings treated as a single Cash Electee Block for purposes of the allocation procedures, if necessary.

     UJB shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Bancorp Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.

     Bancorp shareholders may, and probably will, be required to elect whether they wish to receive Stock Consideration or Cash Consideration without knowing the Exchange Ratio.

     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Bancorp Stock represented by such Election Form shall become shares held by a Non-Electee and UJB shall cause the Bancorp Certificates representing such Bancorp Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from such person. Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of UJB regarding such matters as may be referred to it by the Exchange Agent shall be binding and conclusive. Neither UJB nor the Exchange Agent is under any obligation to notify any person of any defect in an Election Form.

     Within such period after the Election Deadline as UJB and Bancorp shall mutually agree, the Exchange Agent will, if necessitated by the existence of any of the circumstances described below, allocate Stock Consideration and Cash Consideration in accordance with elections made on the Election Forms as follows:

          (1) Stock Elections Exceed Stock Amount. If, upon the conclusion of the election process, there exists an Excess Stock Amount (i.e., Stock Electees represent a number of shares of Bancorp Stock that exceeds in the aggregate the Stock Amount):

               (a) Stock Electees will receive Stock Consideration only with respect to a Pro Rata Amount of their shares. The Pro Rata Amount for each such Stock Electee will equal, as closely as reasonably possible, the aggregate number of shares of Bancorp Stock held by such Stock Electee multiplied by a fraction, the numerator of which is the Stock Amount and the denominator of which is the sum of the Stock Amount and the Excess Stock Amount; and


               (b) Cash Electees and Non-Electees will receive Cash
          Consideration.

          (2) Stock Elections Less Than Stock Amount. If, upon the conclusion of the election process, there exists a Stock Shortfall Amount (i.e., an amount by which the Stock Amount exceeds the number of shares of Bancorp Stock represented by Stock Electees):

               (a) all Stock Electees will receive Stock Consideration; and

               (b) (i) if the number of shares of Bancorp Stock represented by Non-Electees is greater than the Stock Shortfall Amount, the Exchange Agent will select by random selection a sufficient number of Non-Electees such that the number of shares of Bancorp Stock represented by such Non-Electees equals, as closely as reasonably possible, the Stock Shortfall Amount, and

                    (A) the Non-Electees so selected will receive Stock
               Consideration, and

                    (B) the remaining Non-Electees not so selected and all Cash
               Electees will receive Cash Consideration; and

                    (ii) if the number of shares of Bancorp Stock represented by Non-Electees is less than the Stock Shortfall Amount,

                    (A) all Non-Electees will receive Stock Consideration, and

                    (B) the Exchange Agent will select by random selection a
               sufficient number of Cash Electee Blocks such that the number of shares of Bancorp Stock represented by such Cash Electee Blocks, when added to the number of shares of Bancorp Stock represented by the Non-Electees, equals, as closely as reasonably possible, the Stock Shortfall Amount and (y) the holders of Cash Electee Blocks so selected will receive Stock Consideration, and (z) the remaining holders of Cash Electee Blocks not so selected will receive Cash Consideration.

          (3) Stock Elections Equal Stock Amount. If, upon the conclusion of the election process, the number of shares of Bancorp Stock represented by Stock Electees is equal, or as closely equal as reasonably possible in the judgment of the Exchange Agent, to the Stock Amount, all Stock Electees will receive Stock Consideration and all Cash Electees and Non-Electees will receive Cash Consideration.

          (4) Stock Elections and Non-Elections Equal Stock Amount. If, upon the conclusion of the election process, the number of shares of Bancorp Stock represented by Stock Electees, together with the number of shares of Bancorp Stock represented by Non-Electees, is equal, or is as closely equal as reasonably possible in the judgment of the Exchange Agent, to the Stock Amount, all Stock Electees and all Non-Electees will receive the Stock Consideration and all Cash Electees will receive Cash Consideration.

     The pro rata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by UJB and Bancorp.

     Neither certificates for fractions of shares of UJB Stock nor scrip certificates for such fractions will be issued, and holders of Bancorp Certificates who would otherwise be entitled to receive fractions of shares of UJB Stock will have none of the rights with respect to such fractions of shares (including, without limitation, the right to receive dividends) that a holder of a full share of UJB Stock would possess in respect of such full share, and will receive in lieu thereof cash in an amount equal to such fraction multiplied by the Average Price. If more than one Bancorp Certificate is surrendered for the same Bancorp shareholder account, the number of full shares of UJB Stock for which UJB Certificates will be issued pursuant to the Merger Agreement will be computed on the basis of the aggregate number of shares of Bancorp Stock represented by the Bancorp Certificates so surrendered.

     If, upon conclusion of the allocation process described above, the aggregate Cash Consideration otherwise payable as a result of the allocation process ("Allocated Cash Consideration") exceeds, in the opinion of Weil, Gotshal & Manges and Kirkpatrick & Lockhart ("Tax Counsel"), the aggregate Cash Consideration payable to qualify the Merger as a tax-free reorganization under
Section 368(a) of the Code ("Tax-Free Cash Consideration") (such excess being referred to herein as the "Cash Excess"), thereby rendering Tax Counsel unable to deliver at the Closing Date the opinions required as a condition to Closing (see "THE MERGER--Certain Federal Income Tax Consequences"), then:

          (1) If the number of shares of Bancorp Stock represented by Non-Electees not already receiving Stock Consideration ("Cash Non-Electees") is greater than the number of shares of Bancorp Stock represented by the Cash Excess, the Exchange Agent will select by random selection a sufficient number of Cash Non-Electees such that the number of shares of Bancorp Stock represented by such Cash Non-Electees equals, as closely as reasonably possible, but is not less than, the Cash Excess, and

               (a) the Cash Non-Electees so selected will receive Substitute Stock Consideration (as defined below), and

               (b) the Cash Non-Electees not so selected and all Cash Electees will receive Cash Consideration; and

          (2) If the number of shares of Bancorp Stock represented by Cash Non-Electees is less than the number of shares of Bancorp Stock represented by the Cash Excess,

               (a) all Cash Non-Electees will receive Substitute Stock Consideration, and

               (b) the Exchange Agent will select by random selection a sufficient number of Cash Electee Blocks such that the number of shares of Bancorp Stock represented by such Cash Electee Blocks equals, when added to the number of shares of Bancorp Stock represented by the Cash Non-Electees, as closely as reasonably possible, but is not less than, the number of shares of Bancorp Stock represented by the Cash Excess, and (i) the holders of the Cash Electee Blocks so selected will receive Substitute Stock Consideration, and (ii) the holders of Cash Electee Blocks not so selected will receive Cash Consideration.

The "Substitute Stock Consideration" is the number of shares of UJB Stock arrived at by dividing (i) the aggregate Allocated Cash Consideration that would otherwise have been payable to Cash Non-Electees and holders of Cash Electee Blocks selected to receive Substitute Stock Consideration, by (ii) the closing price of a share of UJB Stock on the NYSE - Composite Transactions Tape on the business day before the Closing Date as reported in the Wall Street Journal, or, if not reported therein, as reported in an authoritative source mutually agreeable to Bancorp and UJB. The Stock Amount and Cash Amount will be adjusted to reflect the foregoing selection process, if necessitated.

     Bancorp shareholders should not surrender their Bancorp Certificates for exchange until instructions and other materials are received from the Exchange Agent. However, Bancorp shareholders are urged to notify Bancorp's registrar and transfer agent, Midlantic Bank, N.A., now at (908) 205-4517, if their Bancorp Certificates are lost, stolen, destroyed or not properly registered, in order to begin the process of issuing replacement Bancorp Certificates.

Termination Fee

     Bancorp has agreed to pay UJB a fee of $3,500,000 in the event UJB demands such fee within 90 days following a "Purchase Event." A "Purchase Event" is defined as either: (1) the acquisition by any person or group, other than UJB or a UJB subsidiary, of beneficial ownership of 25% or more of Bancorp Stock; or
(2) Bancorp or any of its subsidiaries, without having received UJB's prior written consent, shall have entered into an agreement to engage in an "Acquisition Transaction" or the Bancorp Board shall have recommended that the Bancorp Shareholders approve or accept an Acquisition Transaction with anyone other than UJB or one of its subsidiaries. An "Acquisition Transaction" is defined for this purpose to mean (a) a merger, consolidation or any similar transaction involving Bancorp or any Bancorp subsidiary, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Bancorp or any Bancorp subsidiary, or (c) a purchase or other acquisition of securities representing 25% or more of the voting power of Bancorp or any Bancorp subsidiary.

     The right of UJB to receive such fee shall terminate, however, upon the earliest to occur of: (1) the time immediately prior to the Merger; (2) 18 months after (A) the termination of the Merger Agreement following (i) a "Preliminary Purchase Event," (ii) discussions or negotiations relating to an acquisition of Bancorp by a person other than UJB or a UJB subsidiary, or (iii) a determination by the Bancorp Board not to submit the Merger Agreement to the Bancorp Shareholders or (B) the termination of the Merger Agreement by UJB under certain provisions thereof (termination for material breach of a warranty, representation or covenant by Bancorp, failure by Kaplan to deliver its opinion by May 20, 1995 or failure to consummate the Merger by October 31, 1995); or (3) the termination of the Merger Agreement pursuant to any other section thereof prior to a Purchase Event or an event specified in clause (2)(A).

     A "Preliminary Purchase Event" is defined as any of the following events:
(1) the Bancorp Board withdraws or modifies, in a manner adverse to UJB, its approval of, or its recommendation to the Bancorp Shareholders to approve, the Merger Agreement or the Merger; (2) a "distribution date" occurs under Bancorp's shareholder rights plan (see "DESCRIPTION OF BANCORP CAPITAL STOCK--Shareholder Rights Plan"); (3) Bancorp or any of its subsidiaries, without having received UJB's prior written consent, enters into an agreement to engage in an Acquisition Transaction, or the Bancorp Board recommends that the Bancorp Shareholders approve or accept an Acquisition Transaction, with anyone other than UJB or one of its subsidiaries; (4) any person (other than UJB or a UJB subsidiary) acquires beneficial ownership of 10% or more of the outstanding shares of Bancorp Stock; (5) any person (other than UJB or a UJB subsidiary) makes a bona fide proposal to Bancorp or its shareholders to engage in an Acquisition Transaction or files a registration statement with respect to a tender offer or exchange offer to acquire 10% or more of the outstanding Bancorp Stock; (6) after a proposal is made by a third party to Bancorp or its shareholders to engage in an Acquisition Transaction, or such person states its intention to Bancorp to make such a proposal if the Merger Agreement terminates, Bancorp breachs any representation, covenant or obligation contained in the Merger Agreement that would entitle UJB to terminate the Merger Agreement (without regard to any cure period); or (7) the Bancorp Shareholders do not approve the Merger Agreement at the Annual Meeting or the Annual Meeting is not held or is canceled prior to the termination of the Merger Agreement after any person (other than UJB or a UJB subsidiary) shall have (a) made or disclosed an intention to make a bona fide proposal to engage in an Acquisition Transaction,
(b) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer, or (c) filed an application or given a notice under the Bank Holding Company Act of 1956, the Bank Merger Act, or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction. For the purpose of the definition of Preliminary Purchase Event, "Acquisition Transaction" is defined to include a purchase or other acquisition of securities representing 10% or more of the voting power of Bancorp or any Bancorp subsidiary.

Amendment

     Bancorp and UJB may jointly amend the Merger Agreement at any time; provided, however, that, after the Annual Meeting, no amendment may change the forms of consideration to be received by the Bancorp Shareholders unless such modification is submitted to a vote of the Bancorp Shareholders.

Bancorp Stock Option Plans

     Non-employee directors and certain employees of Bancorp have been granted options to purchase Bancorp Stock under the 1991 Plan, the 1988 Program or under both Option Plans. Under the terms of the 1991 Plan, non-employee directors of Bancorp on the date of the Annual Meeting who have served as a director of Bancorp for at least three years will each be granted options to purchase 500 shares of Bancorp Stock on such date (with an exercise price per share equal to the fair market value of a share of Bancorp Stock on the date of grant).

     Limited rights, exercisable only upon a "change in control" of Bancorp (as that term is defined in the Option Plans), were granted in tandem with all options granted to employees of Bancorp under the Option Plans. The Merger constitutes a such "change in control" of Bancorp. Consequently, the limited rights will become exercisable upon consummation of the Merger for a period of 60 days (if granted under 1991 Plan) or 90 days (if granted under the 1988 Program) and will entitle the holder thereof to receive in cash the difference between the "acquisition price" of the Merger (as that term is defined in the Option Plans) and the exercise price of the option underlying the limited right multiplied by the number of shares of UJB Stock with respect to which the limited right is exercised. The "acquisition price," as determined in accordance with the Option Plans, is the greatest of (i) the highest fair market value per share of Bancorp Stock (prior to the Effective Time) in the 90-day period immediately preceding the date of exercise of the

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


limited right divided by the Exchange Ratio, (ii) the highest fair market value per share of UJB Stock (but only at and after the Effective Time) in the 90-day period immediately preceding the date of exercise of the limited right, (iii) the Cash Consideration divided by the Exchange Ratio or (iv) the fair market value of a share of UJB Stock at the Effective Time. Limited rights and options granted in tandem are each exercisable only to the extent the other has not been exercised.

     Under the Merger Agreement, each option (and to the extent applicable a related limited right) relating to Bancorp Stock outstanding at the Effective Time will be converted into an option (and to the extent applicable a related limited right) relating to the number of shares of UJB Stock, rounded down to the nearest whole share, that would have been issued to the holder of such option if such holder had exercised the option prior to the Effective Time and exchanged the shares of Bancorp Stock purchased thereby for UJB Stock in the Merger. The exercise price per share of the converted options will be the exercise price applicable to Bancorp Stock divided by the Exchange Ratio.

     The converted options and limited rights will be subject to the same terms and conditions following such conversion as were applicable to such options and limited rights under the Option Plans, except that (i) non-employee directors will be permitted for 90 days following the Effective Time to exercise their converted options as limited rights and receive in cash the difference between the "acquisition price" of the Merger and the exercise price of the converted option, and (ii) the exercisability of options held by employees will be extended for three months following any termination of their employment with UJB, other than terminations of employment for cause.

Interests of Certain Persons in the Merger

     Directors and executive officers of Bancorp have interests in the Merger that are in addition to their interests as Bancorp shareholders. These interests are described in more detail below.

  Indemnification

     In the Merger Agreement, UJB has agreed to indemnify (for a period of six years following the Effective Time) the officers and directors of Bancorp and NJSB against any and all claims, damages, liabilities, losses, costs, charges, expenses (including reasonable costs of investigation and reasonable fees and disbursements of legal counsel, other advisors and experts, as incurred), judgments, fines, penalties and amounts paid in settlement in connection with, arising out of or relating to: (1) any threatened or pending claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including derivative claims, by any present or former Bancorp Shareholder, including any claim that is based on, arises out of, or in any way relates to
(a) the Merger, (b) this Proxy Statement-Prospectus, (c) the transactions contemplated by the Merger Agreement, (d) the person's service as a member of the Bancorp Board or the NJSB Board, or a committee of either Board, (e) the events leading up to the execution of the Merger Agreement, (f) any statement, recommendation or solicitation made in connection therewith or related thereto, and (g) any breach of duty in connection with any of the foregoing, and (2) the enforcement of the obligations of UJB to indemnify such person as provided above, in each case to the full extent permitted under applicable law, but in no event beyond the extent to which such indemnification would have been available from Bancorp had the claim been advanced on January 19, 1995. If expenses are advanced to a person by UJB under such indemnification obligation, such person must agree to repay UJB in the event it is determined that such person is not entitled to indemnification.

     In the event (following the Merger) UJB merges or consolidates into any other corporation or entity and is not the surviving corporation, or UJB transfers all or substantially all of its assets and properties to any individual, corporation or other entity, and, in connection therewith, UJB or the surviving corporation purchases directors' and officers' liability insurance for an additional period, UJB or the surviving corporation is obligated to purchase directors' and officers' liability insurance for the benefit of Bancorp's and NJSB's directors and officers for the remainder of the six year indemnification period unless such insurance is not available at premiums relatively comparable to those charged for the insurance of directors and officers of UJB or the surviving corporation.

  Management Employment Agreements and Supplemental Executive Retirement Trust

     In 1993 and 1994, Bancorp and NJSB entered into employment agreements with the following officers of Bancorp and NJSB: Beatrice D'Agostino (Chairman, President and Chief Executive Officer of Bancorp and NJSB), Robert H. Hunt, Jr. (Senior Executive Vice President and Secretary of Bancorp and NJSB), Russell G. Muter (Executive Vice President and Treasurer of Bancorp and NJSB), Daniel J. Matyola (Senior Vice President and

Corporate Counsel of NJSB), Robert J. DiTota (Senior Vice President of NJSB), John J. Vassallo (Senior Vice President of NJSB) and George S. Sirusas (Senior Vice President of NJSB). These agreements, among other things, give the executive certain rights in the event there is a change of control of Bancorp. The Merger would constitute such a change of control.

     Under her employment agreement, Mrs. D'Agostino may terminate her employment agreement if there is a change of control. In the event she so terminates her employment, she is entitled to receive a lump sum payment equal to the present value of 48 months of future base salary payments (calculated at the highest rate of base salary paid under the agreement). The employment agreements with Mr. Hunt, Mr. Muter, Mr. Vassallo and Mr. Sirusas provide for a severance payment (1) in the event the officer terminates his employment within two years following a change of control, or (2) NJSB or its successor terminates his employment within two years following a change of control (other than for cause, death or disability). The lump sum severance payment is equal to the present value of 36 months of salary payments for Mr. Hunt and Mr. Muter and 24 months of salary payments for Mr. Vassallo and Mr. Sirusas, calculated at the highest rate of base salary paid under the agreement. All post-resignation or post-termination payments to Mr. Hunt, Mr. Muter, Mr. Vassallo and Mr. Sirusas are limited so that they will not constitute "excess parachute payments" as defined by Section 280G of the Code.

     Mr. DiTota's and Mr. Matyola's employment agreements do not permit such officers to terminate their employment agreements following a change of control and receive a severance payment. However, their employment agreements do provide for certain severance payments in the event their employment agreements are breached, their employment is prematurely terminated, their salaries are reduced or NJSB's executive offices are relocated outside of Somerset, Hunterdon or Mercer counties or they are required to work anywhere other than at NJSB's principal executive offices. In such event, Mr. Matyola and Mr. DiTota are each entitled to receive a severance payment equal to 12 months of salary payments.

     Mrs. D'Agostino's employment agreement requires Bancorp and NJSB to establish a Supplemental Executive Retirement Trust ("Trust") with a third party trustee, and to fund the Trust with $97,000, and they did so in 1994. Mrs. D'Agostino's employment agreement further requires Bancorp and NJSB, in the event of a change of control of Bancorp (such as the Merger), to deposit an additional amount in the Trust. The additional amount is the amount that would then need to be contributed to the Trust so that the Trust holds, in the aggregate, sufficient funds to enable the Trust to pay an additional retirement benefit to Mrs. D'Agostino to compensate her for receiving a reduced benefit under NJSB's defined benefit pension plan if she were to retire before age 65 as a result of the change of control. Based on actuarial principles used in the defined benefit pension plan, NJSB has been informed that the additional amount would range between $125,000 and $225,000, assuming the Merger is consummated at a hypothetical effective time of the close of business on June 30, 1995. The actual amount will not be determinable until the Effective Time. The intent of this provision is to assure that the total retirement benefit that Mrs. D'Agostino would receive would not be adversely affected if a change of control were to occur prior to her normal retirement age. In the event of a termination of Mrs. D'Agostino's employment upon a change of control, the Trust becomes irrevocable and Mrs. D'Agostino (or her estate) is entitled to receive the amount then in the Trust in a lump sum. Until paid to Mrs. D'Agostino, the assets of the Trust are subject to the claims of creditors of Bancorp and NJSB.

     For further information regarding the management employment agreements and the Trust, see "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information--Management Employment Contracts."

  Options and Limited Rights

     Under the Merger Agreement, each option (and to the extent applicable a related limited right) relating to Bancorp Stock granted to a non-employee director or employee of Bancorp under the Option Plans and outstanding at the Effective Time will be converted into an option (and to the extent applicable a related limited right) relating to the number of shares of UJB Stock, rounded down to the nearest whole share, that would have been issued to the holder of such option if such holder had exercised the option prior to the Effective Time and exchanged the shares of Bancorp Stock purchased thereby for UJB Stock in the Merger. The exercise price per share of the converted options will be the exercise price applicable to Bancorp Stock divided by the Exchange Ratio.

     Limited rights, exercisable only upon a "change in control" of Bancorp (as defined in the Option Plans), were granted in tandem only with options granted to employees of Bancorp, including Mrs. D'Agostino and Messrs. Hunt, Muter, Matyola, DiTota, Selitto, Vassallo and Sirusas. The Merger constitutes a "change in control" of Bancorp under the Option Plans. Consequently, the limited rights held by the foregoing officers of Bancorp (and all other employees holding limited rights) will first become exercisable at the Effective Time. If granted under the 1991 Plan, the limited rights will be exercisable for a period of 60 days following the Effective Time and if granted under the 1988 Program the limited rights will be exercisable for 90 days following the Effective Time. The limited rights entitle the holder thereof to receive in cash the difference between the "acquisition price" of the Merger (as that term is defined in the Option Plans) and the exercise price of the option underlying the limited right, multiplied by the number of shares of UJB Stock with respect to which the limited right is exercised. The "acquisition price," as determined in accordance with the Option Plans, is the greatest of (i) the highest fair market value per share of Bancorp Stock (prior to the Effective Time) in the 90-day period immediately preceding the date of exercise of the limited right divided by the Exchange Ratio, (ii) the highest fair market value per share of UJB Stock (but only at and after the Effective Time) in the 90-day period immediately preceding the date of exercise of the limited right, (iii) the Cash Consideration divided by the Exchange Ratio or (iv) the fair market value of a share of UJB Stock at the Effective Time. Limited rights and options granted in tandem are each exercisable only to the extent the other has not been exercised.

     Options granted to non-employee directors of Bancorp under the Option Plans were not granted in tandem with limited rights. However, the Merger Agreement provides that, following the Effective Time, UJB will permit non-employee directors 90 days following the Effective Time to exercise their converted options as limited rights and receive in cash the difference between the "acquisition price" of the Merger and the exercise price of the converted option.

     The Merger Agreement also provides that all options (and related limited rights) granted to employees of Bancorp, including Mrs. D'Agostino and Messrs. Hunt, Muter, Matyola, DiTota, Silitto, Vassallo and Sirusas, and converted in the Merger will remain exercisable for a period of three months following a termination of employment of the option holder by UJB, other than terminations of employment effected for cause.

     For further information regarding the options and limited rights, see "THE MERGER AGREEMENT--Bancorp Stock Option Plans."


  Special Payments

     As noted above, under Mrs. D'Agostino's employment agreement, she may terminate her employment following a change of control (such as the Merger) and receive a severance payment. This severance payment is not limited by the employment agreement to an amount which would avoid having the severance payment characterized as an "excess parachute payment" as defined by Section 280G of the Code.

     Accordingly, Mrs. D'Agostino, Bancorp, and NJSB were advised that they could face potential tax liabilities as a result of the application of Sections 280G and 4999 of the Code in connection with the consummation of a transaction, such as the Merger, if Mrs. D'Agostino terminates her employment voluntarily or her employment is terminated following such transaction. In fact, if no action had been taken by Mrs. D'Agostino in 1994 to mitigate the effects of these sections (and assuming the transaction were consummated in 1995 and Mrs. D'Agostino received a severance payment), it had been estimated that Mrs. D'Agostino would pay approximately $163,000 in federal excise tax and a deduction of approximately $860,000 would not be available to NJSB for federal income tax purposes and, therefore, NJSB would be expected to pay approximately $293,000 more in federal income taxes than would otherwise be required.

     In order to avoid these potential adverse consequences, Mrs. D'Agostino exercised, on December 30, 1994, options previously granted to her under the 1988 Program and the 1991 Plan and purchased 40,000 shares of Bancorp Stock. This caused her to pay $440,000 to Bancorp in aggregate exercise price and to recognize an additional $740,000 in ordinary income in 1994.

     Bancorp and NJSB agreed to provide Mrs. D'Agostino certain assistance in connection with the exercise of such options because she was required to borrow money from a third party due to the magnitude of the aggregate exercise price payment and her income tax liability in connection with the exercise of such options. In addition, Mrs. D'Agostino may be subject to additional interest costs should the Merger not take place. In light of the potential benefits that may be received by Bancorp and NJSB in connection with Mrs. D'Agostino's option exercise if the Merger is consummated, Bancorp will assist Mrs. D'Agostino as follows: (1) Bancorp agreed to contribute $2,500 per month toward Mrs. D'Agostino's carrying costs up to a maximum of six months (or $15,000); and (2) if the Merger does not take place, Bancorp agreed to contribute $2,500 per month toward Mrs. D'Agostino's carrying costs up to a maximum of an additional ten months (or $25,000). These amounts were selected on the basis of (a) the estimated proportional benefit to Bancorp, NJSB and Mrs. D'Agostino, (b) an estimate of the length of time that it would take to conclude the Merger, (c) estimated future borrowing costs and tax rates, and (d) Bancorp's perception of the appropriate maximum amount that Bancorp and NJSB should commit to this matter. The provision of this assistance was approved by the affirmative votes of a majority of the disinterested directors of Bancorp as required by Section 144 of the Delaware General Corporation Law.

  Director Emeritus Program

     In 1992, Bancorp adopted a Director Emeritus Program ("Emeritus Program"). Directors who have served the lesser of 3 full terms or 10 years as a director of Bancorp or NJSB, excluding present or retired employees, are eligible to be appointed Directors Emeritus by the Bancorp Board. The initial term is 3 years, except a director with more than 20 years of service is appointed to an initial term of 5 years. During the term of service, a Director Emeritus receives an annual fee of between 50% and 80% of the retainer then being paid to active non-employee directors of Bancorp and NJSB, depending on the length of the Director Emeritus's active service on the Board. In the event of a transaction, such as the Merger, a Director Emeritus is entitled to immediate payment of all fees for the then remaining balance of the current term. The Boards of Directors of Bancorp and NJSB are presently identical and, as of the date of the Annual Meeting, all directors of Bancorp and NJSB (other than directors D'Agostino, Adler and Johnson) will be eligible to be appointed Directors Emeritus of Bancorp and NJSB.

     Under the Merger Agreement, UJB has agreed to make all payments required under the Emeritus Program. In addition, UJB and Bancorp have agreed to take certain actions with respect to the Emeritus Program as follows:

          (1) The Bancorp Board will appoint all eligible Bancorp directors as Directors Emeritus of Bancorp effective at the Effective Time and, if such person submits his resignation as a Director Emeritus of Bancorp, such person will receive the full amount due to him as a Director Emeritus of Bancorp.

          (2) The Bancorp Board will appoint all eligible NJSB directors as Directors Emeritus of NJSB effective upon his completion of service as a director of NJSB and, if such person submits his resignation as a Director Emeritus of NJSB, such person will receive the full amount due to him as a Director Emeritus of NJSB upon his completion of service.

          (3) A director may be appointed as a Director Emeritus of NJSB separately, and at a different service completion date, than his appointment as a Director Emeritus of Bancorp. The amounts due such director as a Director Emeritus of NJSB and as a Director Emeritus of Bancorp will be paid separately. For this purpose, all retainer fees for service as a director of Bancorp and NJSB will be allocated 40% to service as a director of Bancorp and 60% to service as a director of NJSB.

     For further information regarding the Emeritus Program, see "PROPOSAL II--ELECTION OF DIRECTORS--Compensation and Committees of Directors."

  New Jersey Savings Bank Employee Stock Ownership and Savings Plan and Other Arrangements

     UJB has agreed that, following the Merger, it will terminate the ESOSP and cause all accrued benefits, including benefits that had not vested prior to the Merger, in the ESOSP to be distributed to participants or their beneficiaries. Following the Merger, NJSB employees will be permitted to participate in a pension plan and a savings plan maintained by UJB.

     UJB has agreed that persons employed by Bancorp or NJSB at the Effective Time shall be entitled to receive a lump sum severance payment equal to the greater of (i) their weekly salary times the number of full years of service with Bancorp or NJSB or (ii) twice their weekly salary, upon the happening of either of the following: (1) the person's employment is terminated without cause within nine months of the Effective Time or (2) within nine months of the Effective Time, (a) UJB removes the person from the position the person held at the Effective Time or his or her position is eliminated by reason of the Merger,
(b) UJB does not offer the person a comparable position within 50 road miles (for employees making $50,000 or more per year) or 25 road miles (for all other employees) of Bancorp's executive offices and (c) the person voluntarily terminates his or her employment. This severance policy is not applicable to Bancorp and NJSB employees who have entered into employment agreements with either Bancorp, NJSB or both Bancorp and NJSB. See "THE MERGER AGREEMENT--Covenants--UJB Covenants."

     UJB has also agreed to pay up to an aggregate of $75,000 for outplacement services for executive officers of Bancorp selected to receive the outplacement services.

Covenants

  Bancorp Covenants

     Pursuant to the Merger Agreement, Bancorp has covenanted, among other things, that, until termination of the Merger Agreement, Bancorp will advise UJB of any material adverse change in Bancorp's business and certain other circumstances, and the business of Bancorp and its subsidiaries will be carried on diligently and substantially in the same manner as prior to the execution of the Merger Agreement. Furthermore, until termination of the Merger Agreement, without the prior written consent of UJB, Bancorp will not declare or pay any cash dividends at a quarterly rate in excess of $.20 and will refrain from taking certain other actions, including certain actions relating to changes in its capital stock, the incurrence of liabilities and the issuance of capital stock.

     Bancorp also has agreed that, until termination of the Merger Agreement, it will not directly or indirectly through any agent solicit or initiate, or encourage any unsolicited inquiry respecting, any proposal or offer for, or enter into discussions or negotiate for, or authorize or enter into any agreement or agreement in principle providing for, any business combination or takeover transaction (other than the Merger), whether as the proposed surviving, disappearing, acquiring or acquired corporation, except to the extent any such action is legally required for the discharge of the fiduciary duties of the Bancorp Board as advised in writing by such Board's outside counsel. Further, except as may be required by court order or decree or required by statute or regulation, Bancorp has also agreed, during this period, that it will not furnish or cause to be furnished any information, except information previously made public and any information customarily furnished to the public in the ordinary course of business, concerning Bancorp's business or properties to any person or entity making any inquiry or proposing a transaction described in the previous sentence other than UJB. In addition, Bancorp has agreed to notify UJB by telephone promptly upon receipt of any inquiry with respect to a proposed merger, consolidation, business combination, assets acquisition or disposition, tender offer or other takeover transaction with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of Bancorp or any of its subsidiaries or assets by another party, and to deliver as soon as possible by facsimile transmission to UJB a copy of any document relating thereto promptly after any such document is received by Bancorp.

  UJB Covenants

     Pursuant to the Merger Agreement, UJB has covenanted, among other things, that until termination of the Merger Agreement UJB will advise Bancorp of any material adverse change in UJB's business and certain other circumstances, and will use its best efforts to preserve its business organization intact and its relationship with customers and others having business dealings with it.

     UJB has also agreed to terminate the ESOSP and distribute all benefits thereunder and to permit NJSB employees to participate in pension and savings plans to the extent maintained by UJB. UJB has additionally agreed (i) that persons employed by Bancorp or NJSB at the Effective Time and not party to an employment agreement with either Bancorp or NJSB will be entitled to certain severance benefits and (ii) that UJB will undertake certain actions with respect to the Emeritus Program. See "THE MERGER AGREEMENT--Interests of Certain Persons in the Merger."

Regulatory Approvals

     The Merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended ("BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction (1) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (2) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate. The acquisition by UJB of 5% or more of Bancorp's voting stock is subject to the same approval. The BHC Act provides that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after such approval or, if certain conditions are met, a shorter period, but in no event less than 15 calendar days after the date of approval. During such period, the Justice Department may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence legal action during the specified waiting period, it may not challenge the transaction thereafter except in an action commenced under Section 2 of the Sherman Antitrust Act. The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the application for approval of the Merger and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

     The indirect acquisition by UJB of 100% of the capital stock of NJSB by virtue of UJB's acquisition of 100% of the capital stock of, and merger with, Bancorp is subject to the approval of the New Jersey Commissioner of Banking under the New Jersey Savings Bank Holding Companies Act ("New Jersey Savings Bank Act"). In determining whether to approve the direct or indirect acquisition of shares of a capital stock savings bank, the New Jersey Commissioner of Banking is required by the New Jersey Savings Bank Act to consider:

          (1) With respect to the acquiror: the financial condition and the resources of the acquiror; the competence, character, and banking experience of the acquiror, including the acquiror's record of compliance with laws and regulations; whether the acquiror has (i) employed any device, scheme or artifice to defraud; or (ii) obtained or will obtain any money or property by means of any untrue statement of a material fact or any omission of a material fact; or (iii) engaged in any act, transaction, practice or course of business that operates or would operate as a fraud or deceit upon the capital stock savings bank, the shareholders of the capital stock savings bank, the depositors thereof, or the public at large; and
     (iv) the acquiror's plans and intentions with respect to the operation of the capital stock savings bank; and

          (2) With respect to the capital stock savings bank: (i) the financial condition and prospects of the capital stock savings bank, which shall include consideration as to the sufficiency of current or projected capital positions, as well as the level of indebtedness of the capital stock savings bank before and after the acquisition; (ii) the convenience and needs of the depositors and the communities served by the capital stock savings bank; and (iii) the effect of the proposed acquisition on the safety and soundness of the capital stock savings bank.

     The New Jersey Savings Bank Act provides that the New Jersey Commissioner of Banking may not approve any acquisition of 25% or more of the capital stock of a capital stock savings bank if approval of the application would result in a person owning more shares than permitted by the charter or bylaws of the capital stock savings bank. The Certificate of Incorporation of NJSB formerly contained such a provision, which limited ownership of its capital stock by any one person to a specified percentage. On February 6, 1995, the New Jersey Commissioner of Banking approved and filed the Certificate of Amendment submitted by NJSB deleting that provision from its Certificate of Incorporation.

     The New Jersey Savings Bank Act provides for the publication of notice and, at the discretion of the New Jersey Commissioner of Banking, for an administrative hearing relating to the application for approval. Regulations of the New Jersey Commissioner of Banking permit objecting parties to file written objections and present the objections orally at the administrative hearing, if held. Neither the New Jersey Savings Bank Act nor regulations of the New Jersey Commissioner of Banking stipulate a period within which the New Jersey Commissioner of Banking must act upon an acquiror's application.

     The acquisition by UJB of 25% or more of Bancorp's capital stock is subject to the same approval by the New Jersey Commissioner of Banking.

     Based on current precedents, the managements of UJB and Bancorp anticipate that the Merger will be approved by the New Jersey Commissioner of Banking and by the Federal Reserve Board and believe it is not subject to challenge by the Justice Department under the antitrust laws. However, there is no assurance that the New Jersey Commissioner of Banking, the Federal Reserve Board or the Justice Department will not challenge the Merger or that any approval by the New Jersey Commissioner of Banking or the Federal Reserve Board will not contain conditions unacceptable to UJB or Bancorp or both. Bancorp shareholders should be aware that regulatory approvals of the Merger may be based upon different considerations than those that would be important to such shareholders in determining whether or not to approve the Merger. Any such approvals should in no event be construed by a Bancorp shareholder as a recommendation by any regulatory agency with respect to the Merger.


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


Conditions to the Merger; Termination

     The obligations of both parties to consummate the Merger are subject to the satisfaction of certain net worth and other customary conditions described in the Merger Agreement. Any of such conditions may be waived by the party for whose benefit the condition was included.

     Either party may terminate the Merger Agreement if (1) the Bancorp Shareholders fail to approve the Merger Agreement by the requisite vote, (2) the number of shares of Bancorp Stock for which Bancorp has received a written objection to the Merger, at or before the Annual Meeting, exceeds 30% of the outstanding shares of Bancorp Stock, (3) the other party materially breaches a warranty, representation or covenant and such breach is not cured or capable of being cured within 30 days of the giving of written notice thereof, (4) a requisite regulatory approval is not received or (5) for any other reason the Merger has not been closed by October 31, 1995. In addition, the parties may terminate the Merger Agreement at any time by mutual agreement.

Expenses

     In the event that the Merger Agreement is terminated by either party, each party shall be mutually released and discharged from liability to the other party or to any third party hereunder, and no party shall be liable to any other party for any costs or expenses incurred in connection with the Merger Agreement, except that the expenses incurred in connection with the printing of this Proxy Statement-Prospectus and the Registration Statement and the filing fees with the Commission, the New Jersey Department of Banking and the NYSE shall be borne equally by Bancorp and UJB. Notwithstanding the foregoing, should either party terminate the Merger Agreement because the other party has materially breached a warranty, representation or covenant or because the other party has not met its conditions to Closing, then the first party shall be reimbursed by the second party for the first party's out-of-pocket expenses reasonably incurred in connection with the Merger Agreement, including counsel fees, printing fees and filing fees, but excluding any brokers', finders' or investment bankers' fees.

                              UJB FINANCIAL CORP.

Description of Business

     UJB commenced operations as a New Jersey corporation on October 1, 1970. As a bank holding company registered under the BHC Act, UJB owns two bank subsidiaries and nine active non-bank subsidiaries. At December 31, 1994, UJB had total consolidated assets of $15.4 billion on the basis of which it ranked as the third largest New Jersey bank holding company.

     The bank subsidiaries engage in a general banking business. United Jersey Bank is UJB's largest bank subsidiary, accounting for approximately 81.6% of UJB's total consolidated assets at December 31, 1994. UJB's non-bank subsidiaries engage primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing, and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

     The bank subsidiaries operated 270 banking offices located in major trade centers and suburban areas in New Jersey and Pennsylvania as of December 31, 1994. The following table lists, as of December 31, 1994, each bank subsidiary, the location in New Jersey or Pennsylvania of its principal office, the number of its banking offices and, in thousands of dollars, its total assets and deposits.

                                Location             No. of
                              of Principal           Banking    Total        Total
                                Offices              Offices   Assets(1)   Deposits(1)
                              ------------           -------   ---------   -----------
United Jersey Bank(2)(4)...   Hackensack, NJ           197   $12,582,814   $10,442,607
First Valley Bank(3) ......   Bethlehem, PA             73     2,795,497     2,106,433

- ------------
(1) Not adjusted to exclude interbank deposits or other transactions among the subsidiaries.
(2) State bank, a member of the Federal Reserve System ("state member bank").
(3) State bank, not a member of the Federal Reserve System.
(4) Restated to reflect the merger of Palisade Savings Bank, F.S.B., on February 17, 1995.

     UJB is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which a bank subsidiary may finance or otherwise supply funds to UJB or its non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, UJB or its non-bank subsidiaries or take their securities as collateral for loans to any borrower. Each bank subsidiary is also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions. In addition, certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB without the prior approval of the bank regulatory authorities. The Federal Reserve Act, which affects UJB's one state member bank, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. Both banks, as state-chartered banks, may each declare a dividend only if, after payment thereof, its capital would be unimpaired and its remaining surplus would equal 50 percent of its capital (New Jersey) or 100 percent of its capital (Pennsylvania). At December 31, 1994, the total undistributed net assets of the subsidiary banks were $1,079,115,000 of which $199,405,000 was available under the most restrictive limitations for the payment of dividends to UJB.

Recent Developments

     UJB completed its restructuring along core lines of business by merging its three Pennsylvania-headquarted banks into a single bank, First Valley Bank, during the first quarter of 1994 and by merging its three New Jersey-headquarted banks also into a single bank, United Jersey Bank, during the third quarter of 1994.

     On July 1, 1994, UJB completed its acquisition of VSB Bancorp, Inc., a New Jersey-headquarted bank holding company, by means of a merger pursuant to which it issued 2,628,912 shares of UJB Stock and acquired approximately $379 million in assets.

     On September 19, 1994, UJB completed its acquisition of Palisade Savings Bank, F.S.B., a federally chartered stock savings bank, in a stock purchase transaction pursuant to which it acquired approximately $324 million in assets.

     On February 15, 1995, the UJB Board increased the quarterly dividend of UJB to $.29 a share from $.26 per share, for an annual rate of $1.16 per share, representing a 81.3% increase in the annual dividend rate since March 1993.

                        DESCRIPTION OF UJB CAPITAL STOCK

     UJB is presently authorized to issue 130,000,000 shares of UJB Stock, par value $1.20 per share, and 4,000,000 shares of Preferred Stock, without par value ("UJB Preferred Stock"). As of December 31, 1994, there were 55,005,307 shares of UJB Stock and 600,166 shares of UJB Preferred Stock, Series B ("Series B Preferred Stock") outstanding. Pursuant to New Jersey law, the UJB Board has authority to set the terms and conditions of the authorized but unissued UJB Preferred Stock. UJB may issue any authorized UJB Stock and UJB Preferred Stock without further shareholder vote, unless required for a particular transaction by applicable law or stock exchange rules, including rules of the NYSE, on which the UJB Stock and the Series B Preferred Stock are presently listed. The issuance of additional UJB Stock or UJB Preferred Stock, including UJB Preferred Stock that might be convertible into UJB Stock, may, among other things, affect the earnings per share applicable to existing UJB Stock and the equity and voting rights of existing holders of UJB Stock.

Common Stock

     The rights of holders of UJB Stock are subject to the preferences of holders of the Series B Preferred Stock described below and the preferences as to dividends and liquidation rights and other prior rights, if any, of any other class or series of UJB Preferred Stock that may be issued. The holders of UJB Stock are entitled to one vote for each share with respect to all matters voted upon by shareholders, including the election of directors, and are entitled to receive dividends when, as and if declared by the UJB Board out of funds of UJB legally available therefor. Shares of UJB Stock do not have cumulative voting rights; accordingly, at any annual meeting of UJB shareholders (or at any special meeting of shareholders where an election of directors is conducted) the holders of 50 percent plus 1 of the shares presented at the annual meeting (provided a quorum is present) can fill all positions on the UJB Board that are up for election at such annual meeting if they so choose and, in such event, the holders of the remaining less than 50 percent of the shares will not be able to fill any of such positions. UJB has a classified Board of Directors, under which approximately one-third of the directors are elected each year. In the event of the liquidation of UJB, holders of UJB Stock are entitled to share pro rata in the distribution of UJB's assets available for such purpose. All shares of UJB Stock are fully paid and nonassessable. No preemptive rights attach to the ownership of UJB Stock and no personal liability is imposed on the holders thereof by reason of the ownership of such shares. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for the UJB Stock. United Jersey Bank is the co-transfer agent.

Series B Preferred Stock

     The Series B Preferred Stock is entitled to cumulative dividends that are payable quarterly on February 1, May 1, August 1 and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and will be 1.5 percent less than the highest of the 3-month U.S. Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, which are average yields on certain U.S. Treasury fixed rate securities, as published by the Federal Reserve Board. However, the dividend rate for any dividend period will not be less than 6 percent per annum nor greater than 11 percent per annum. The Series B Preferred Stock is redeemable at the option of UJB, in whole or in part, on or after May 1, 1992 and prior to May 1, 1995 at a redemption price of $51.50 per share and, thereafter, at $50 per share, in each case plus accrued and unpaid dividends. Holders of Series B Preferred Stock have the right to vote as a class on certain amendments to the Restated Certificate of Incorporation of UJB that may affect the Series B Preferred Stock and to elect two directors in the event of a failure to pay full cumulative dividends for six quarters. They have no other voting rights. The Series B Preferred Stock is not convertible into shares of UJB Stock and has no preemptive rights. The Series B Preferred Stock is not subject to any sinking fund or other repurchase or retirement obligation of UJB. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for shares of the Series B Preferred Stock.

Shareholder Rights Plan

     In August 1989, UJB adopted a shareholder rights plan ("Rights Plan"), under which preferred stock purchase rights ("Rights") attached to UJB Stock outstanding as of the close of business on August 28, 1989. Holders of shares of UJB Stock issued subsequent to that date receive the Rights with their shares. Except as indicated below, each Right entitles the registered holder to purchase from UJB one one-hundredth of a share of a new series of UJB Preferred Stock, designated the Series R Preferred Stock ("Series R Preferred Stock"). The Rights expire on August 16, 1999, and are subject to redemption and amendment in certain circumstances. The Rights trade automatically with shares of UJB Stock and become exercisable only under certain circumstances as described below.

     In general, the Rights will become exercisable upon the earlier to occur (a "Distribution Date") of the following: (1) ten days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the UJB Stock outstanding at that time or voting securities of UJB representing 15% or more of the total voting power of UJB (such person or group becoming an "Acquiring Person") or (2) ten business days (or such later date as the UJB Board may determine) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding UJB Stock or voting securities representing 30% or more of the total voting power of UJB.

     Generally, in the event a Distribution Date occurs by virtue of a person or group becoming an Acquiring Person (other than pursuant to an offer for all outstanding shares of UJB Stock and other voting securities that the UJB Board determines to be fair to shareholders and otherwise in the best interests of
UJB), each Right, other than Rights owned by the Acquiring Person, will thereafter entitle the holder to receive, upon exercise of the Right, Series R Preferred Stock having a value equal to two times the exercise price of the Right.

     In the event that a Distribution Date occurs (under either of the circumstances described above) and UJB is acquired in a merger or other business combination, or more than 50% of UJB's assets or earning power is sold or transferred, each Right will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the acquiror having a value equal to two times the exercise price of the Right.

     The foregoing description of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the Rights Plan, which is more fully described in UJB's Registration Statement on Form 8-A filed August 28, 1989.

                            BANCORP NEW JERSEY, INC.

Description of Business

     Bancorp, a Delaware corporation, is a bank holding company formed on June 30, 1988. Bancorp's principal business activity consists of owning and operating NJSB. NJSB is a New Jersey-chartered capital stock savings bank, the accounts of which are insured by the Federal Deposit Insurance Corporation ("FDIC"). NJSB began operations in 1871 as a mutual savings bank, the "Somerville Dime Savings Bank." In 1924, it changed its name to the "Somerville Savings Bank" and in 1972 became "New Jersey Savings Bank." On August 4, 1987, NJSB converted from a mutual to a capital stock savings bank.

     NJSB's principal business consists of attracting deposits from the general public and investing these deposits, together with funds from ongoing operations, in the origination of mortgage, commercial and consumer loans. NJSB also maintains a significant portion of its funds in investment securities, primarily mortgage-backed securities, U.S. Government and agency obligations, Federal funds sold and short-term securities purchased under agreements to resell. A significant source of NJSB's income is interest and fee income from lending activities. NJSB's principal lending activity is the origination of conventional one-to-four family residential, construction and other real estate mortgage loans. NJSB also is engaged in general commercial and consumer lending activities. In addition to interest earned on loans and investments, NJSB receives fees for deposit services, loan originations, loan commitments, modifications, late payments and miscellaneous services.

     NJSB maintains automated teller machines ("ATMs") at its principal office in Somerville and at six branch offices and participates in the regional "MAC" and nationwide "PLUS" ATM networks. NJSB considers its primary market area for deposit taking to be Somerset, Hunterdon and Mercer counties, and adjacent portions of Union, Morris, Middlesex and Warren counties. While NJSB's loan market extends throughout New Jersey, it originates the majority of its loans in Somerset, Hunterdon and Mercer counties.

     At December 31, 1994, Bancorp had total consolidated assets of $480.4 million, total deposits of $420.3 million and total shareholders' equity of $50.9 million.

                      DESCRIPTION OF BANCORP CAPITAL STOCK

     Bancorp is authorized to issue 8,000,000 shares of Bancorp Stock having a par value of $.01 per share and 2,000,000 shares of Preferred Stock having a par value of $.01 per share ("Bancorp Preferred Stock"). The Bancorp Stock is not an account of an insurable type, and is not insured by the FDIC. As of the Record
Date, Bancorp had       shares of Bancorp Stock outstanding and had no shares
of Bancorp Preferred Stock outstanding.

Common Stock

     Dividends. Bancorp is subject to the requirements of Delaware law, which generally limit dividends to a corporation's surplus or, if there is no surplus, to its net profits for the current and/or immediately preceding fiscal year. The holders of Bancorp Stock are entitled to receive and share equally in such dividends as may be declared by the Bancorp Board out of funds legally available therefor.

     Voting Rights. The holders of Bancorp Stock possess exclusive voting rights. They elect the Bancorp Board and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Bancorp Board. Each holder of Bancorp Stock is entitled to one vote per share (excepted as noted below), but does not have any right to cumulate votes in the election of directors. Certain matters require at least a two-thirds (80% with respect to Bancorp's fair price provision) shareholder vote. Directors of Bancorp are elected by a plurality of votes cast; the Bancorp Board is divided into three classes, with approximately one-third of the Bancorp Board elected at each annual meeting of shareholders.

     Preemptive Rights. Holders of Bancorp Stock are not entitled to preemptive rights with respect to any shares that may be issued.

Preferred Stock

     The Bancorp Board is authorized to approve the issuance of series of Bancorp Preferred Stock without the approval of Bancorp's shareholders. The rights, qualifications, limitations and restrictions on each such series of Bancorp Preferred Stock issued may be determined by the Bancorp Board at the time of issuance and may include, among other things, redemption rights, stated or participating dividends, special voting rights and convertibility to Bancorp Stock. Bancorp Preferred Stock may rank prior to Bancorp Stock as to dividend rights, liquidation preferences, or both. Such Bancorp Preferred Stock may have voting and conversion rights that could adversely affect the voting power of the holders of the Bancorp Stock.

     The Bancorp Board has already created one series of Bancorp Preferred Stock, Series A Preferred Stock. The terms of the Series A Preferred Stock are described under "THE MERGER--Differences in Shareholders' Rights--Comparison of Certificates of Incorporation and By-Laws--Bancorp--Shareholder Rights Plan.

Shareholder Rights Plan

     In December 1990, Bancorp adopted a shareholder rights plan ("Bancorp Rights Plan"), under which preferred stock purchase rights ("Bancorp Rights") attached to Bancorp Stock outstanding as of the close of business on December 31, 1990. Holders of shares of Bancorp Stock issued subsequent to that date receive the Bancorp Rights with their shares. Except as indicated below, each Bancorp Right entitles the registered holder to purchase from Bancorp one one-hundredth of a share of a new series of Bancorp Preferred Stock, designated the Series A Preferred Stock ("Series A Preferred Stock"). The Bancorp Rights expire on December 26, 2000, and are subject to redemption and amendment in certain circumstances. The Bancorp Rights trade automatically with shares of Bancorp Stock and become exercisable only under certain circumstances as described below.

     In general, the Bancorp Rights will become exercisable upon the earlier to occur (a "Bancorp Distribution Date") of the following: (1) ten business days (or such later date as the Bancorp Board may determine) after a person or group has acquired, obtained the right to acquire, or announced a tender offer or exchange offer to acquire, beneficial ownership of 15% or more of the total voting power of Bancorp (such person or group becoming a "Bancorp Acquiring Person") or (2) ten business days (or such later date as the Bancorp Board may determine) after a person or group has acquired, or obtained the right to acquire, beneficial ownership or 10% or more of the total voting power of Bancorp and the Bancorp Board has determined that such person or group is an adverse person. Because the Bancorp Board has approved the terms of the Merger Agreement, no Bancorp Distribution Date has occurred in connection with the Merger Agreement or will occur in connection with the Merger.

     Generally, in the event a Bancorp Distribution Date occurs by virtue of a person or group becoming a Bancorp Acquiring Person (other than pursuant to an offer for all outstanding shares of Bancorp Stock and other voting securities that the Bancorp Board determines to be fair to shareholders and otherwise in the best interests of Bancorp), each Bancorp Right will thereafter entitle the holder to receive, upon exercise of the Bancorp Right, Series A Preferred Stock having a value equal to two times the exercise price of the Bancorp Right.

     In the event that a Bancorp Distribution Date occurs (under either of the circumstances described above) and Bancorp is acquired in a merger or other business combination, or more than 50% of Bancorp's assets or earning power is sold or transferred, each Bancorp Right will thereafter entitle the holder thereof to receive, upon the exercise of the Bancorp Right, common stock of the acquiror having a value equal to two times the exercise price of the Bancorp Right.

     The foregoing description of the Bancorp Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the Bancorp Rights Plan, which is more fully described in Bancorp's Registration Statement on Form 8-A filed January 7, 1991.

                       PROPOSAL II--ELECTION OF DIRECTORS

     The term of office of directors Gerald A. Johnson, Theodore K. Sargent and Richard E. Schmelz will expire at the Annual Meeting. The Bancorp Board unanimously has nominated Messrs. Johnson, Sargent and Schmelz for re-election as members of the Bancorp Board, each for a term expiring in 1998 or until the consummation of the Merger. There are no arrangements or understandings between Bancorp and any person pursuant to which such person has been elected as a director.

     If any nominee becomes unavailable for any reason, shares represented by proxy will be voted for the person, if any, who is designated by the Bancorp Board to replace the nominee or to fill any other vacancy on the Bancorp Board. The Bancorp Board has no reason to believe that any of the nominees will be unavailable. Each nominee has consented to be named and has indicated his or her intent to serve if elected. No nominations for directors except those made by the Bancorp Board will be voted upon at the Annual Meeting unless other nominations made by shareholders are made in writing and delivered to the Secretary of Bancorp at least 60 days prior to the date of the Annual Meeting.

     THE BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF MESSRS. JOHNSON, SARGENT AND SCHMELZ AS DIRECTORS OF BANCORP.

Information Concerning the Bancorp Board

     The Bancorp Board is classified into three classes, each of which consists of three members. The classes are elected on a staggered basis. Each director serves for a three-year term and until his or her successor is duly elected and qualified. Information concerning the members of the Bancorp Board appears below. All directors of Bancorp also serve on the Board of Directors of NJSB ("NJSB Board"). All members of the Bancorp Board have served as directors since the inception of Bancorp in 1988, except directors Adler and Johnson, who have served since 1993. Dates indicated include service as a director or manager of NJSB prior to the formation of Bancorp, where applicable. Unless otherwise stated, current positions cited in the biographical information have been held for at least the past five years.


                                                                       Director  Term
         Name                                    Position                Since   Ends
         ----                                    --------              --------  ----
Beatrice D'Agostino ...................   Chairman, President, Chief      1976   1996
                                           Executive Officer and Director

Irving Schwartz .......................   Vice Chairman and Director      1959   1996

Bernard Adler .........................   Director                        1993   1997

Dr. Norman A. Gathany .................   Director                        1973   1996

Joseph A. Hoffman .....................   Director                        1986   1997

Louis A. Imfeld .......................   Director                        1971   1997

Gerald A. Johnson (1) .................   Director                        1993   1995

Theodore K. Sargent (1) ...............   Director                        1985   1995

Richard E. Schmelz (1) ................   Director                        1973   1995

- -----------------
(1) Nominee for Director.

     Beatrice D'Agostino, 56, is Chairman of the Board of Directors, President and Chief Executive Officer of Bancorp, positions she has held since 1991. Prior to that, she was President and Chief Executive Officer since Bancorp's inception. Mrs. D'Agostino has been affiliated with NJSB since 1962, and has been its President and Chief Executive Officer since 1976 and its Chairman since 1991. Mrs. D'Agostino also is President, Chief Executive Officer and a director of New Jersey Affiliated Financial Services, Inc., NJSB's wholly owned subsidiary, and NJS Realty Corporation, High Acre Realty Corporation and NJS Advisory Services, Inc., subsidiaries of New Jersey Affiliated Financial Services, Inc. In 1994, she served as President of the Thrift Institutions Advisory Council of the Federal Reserve Board, and has been a member of the Council and of the State of New Jersey Department of Banking Advisory Board for the past three years.

     Irving Schwartz, 84, owned Schwartz Furniture, a retail furniture business in Somerville, until his retirement in 1980. He became Vice Chairman of Bancorp and NJSB in 1993; previously, he was Chairman of Bancorp from inception until 1991 and Chairman of NJSB from 1972 through 1991. He also is a director of New Jersey Affiliated Financial Services, Inc., and of its three subsidiaries, NJS Realty Corporation, High Acre Realty Corporation, and NJS Advisory Services, Inc.

     Bernard Adler, 57, is a real estate developer involved in the development, ownership and management of residential, commercial and office properties. He is a principal in Troy Hills Village, Parsippany, New Jersey, Readington Associates, JMS Associates and JMSM Limited, each located in South Plainfield, New Jersey, and B&A Construction Company.

     Dr. Norman A. Gathany, 77, an educational consultant, served as Superintendent of Schools for Hunterdon County from 1966 until 1981, when he retired from that position.

     Joseph A. Hoffman, 61, an attorney, is of counsel to the firm of Mudge, Rose, Guthrie, Alexander and Ferdon. From 1989 through 1991, he was a partner in the firm of Hannoch Weisman. Prior thereto, he was Vice President and Assistant General Counsel of AT&T, a telecommunications service and equipment company.

     Louis A. Imfeld, 72, is an attorney, presently of counsel to the firm of Mauro, Savo, Camerino & Grant. Prior thereto, Mr. Imfeld was of counsel to Ozzard Wharton and a partner in Wharton, Stewart and Davis, two predecessor firms. He also is a director of New Jersey Affiliated Financial Services, Inc., and of its three subsidiaries, NJS Realty Corporation, High Acre Realty Corporation and NJS Advisory Services, Inc.

     Gerald A. Johnson, 46, a Certified Public Accountant, is Executive Vice President and Treasurer of Somerset Medical Center, Somerville, New Jersey. Prior to joining the Medical Center in 1990, Mr. Johnson was an Executive Vice President and Director of the First National Bank of Central Jersey and Senior Vice President of Ultra Bancorporation.

     Theodore K. Sargent, 66, is President and Chief Executive Officer of the Sargent Company, a firm engaged in the design and sale of industrial filtration systems.

     Richard E. Schmelz, 69, is Vice President of Tee Vee Moneysaver, an advertising publication in Somerville. Prior to his retirement in 1972, Mr. Schmelz was President of Nolan Agency, Inc., an independent insurance agency located in Somerville. In 1989, he retired from the United States Army after over 20 years of service.

Compensation and Committees of Directors

     Each non-employee director of Bancorp receives an annual retainer of $5,000, plus $350 per Board meeting attended, $500 for attending planning conferences, and $200 per Committee meeting attended. One-half of the regular Board meeting fee is, however, paid for attending routine Board meetings held in conjunction with NJSB Board meetings. In addition, in 1994, Director Hoffman received $7,500 for services as Chairman of the Merger & Acquisition Committee (i.e., M&A Committee), Director Johnson received $6,250 for services as Vice Chairman of the M&A Committee and Directors Adler, Imfeld and Schwartz received $5,000 each for services as members of the M&A Committee. Each such person will receive the same amount in 1995 for service as a Chairman, Vice Chairman or member of the M&A Committee.

     On the date of each annual meeting of shareholders of Bancorp, each non-employee director of Bancorp who has completed three or more years of service on the Bancorp Board also receives a non-qualified option to purchase 500 shares of Bancorp Stock, the per share exercise price of which is the fair market value of Bancorp Stock on the date of grant of the option. If the Merger is not consummated, directors Adler and Johnson will also receive a non-qualified option to purchase 6,000 shares of Bancorp Stock on the third anniversary of the date he became a director of Bancorp. After he receives the option to purchase 6,000 shares, he is then also eligible to receive the annual grant of an option to purchase 500 shares. The per share exercise price of these options is also the fair market value of Bancorp Stock on the date of grant of the option.

     During 1994, the Bancorp Board held 19 meetings. No member of the Bancorp Board attended fewer than seventy-five percent (75%), in the aggregate, of the Board meetings and meetings of the committees of the Bancorp Board on which he or she served during 1994.

     During 1994, four committees of the Bancorp Board functioned. The Executive Committee, which consists of Mr. Schwartz (Chairman), Mrs. D'Agostino and Messrs. Hoffman, Imfeld and Johnson, exercises the authority of the Bancorp Board when the Bancorp Board is not in session, subject to Bancorp's bylaws and to the extent provided by law. This committee met 16 times in 1994.

     The Executive Compensation Committee, consisting of Mr. Imfeld (Chairman), Messrs. Hoffman and Schwartz and Dr. Gathany, meets as required. The committee met seven times in 1994 to review executive compensation matters.

     The Audit Committee of the Board, which consists of Mr. Hoffman (Chairman), Dr. Gathany (Vice Chairman) and Messrs. Johnson, Sargent and Schmelz, met four times in 1994 to review and discuss reports prepared by NJSB's internal audit department and to review reports of examination of Bancorp and NJSB by state and federal regulatory agencies. The committee also reviews the independent auditors' scope of audit and accepts the engagement letter.

     The M&A Committee, consisting of Mr. Hoffman (Chairman), Mrs. D'Agostino and Messrs. Adler, Imfeld, Johnson and Schwartz, meets as required. The committee met seven times during 1994 in connection with Bancorp's plans to enhance shareholder value.

     In addition, each director of Bancorp served as a director of NJSB and on one or more committees of the NJSB Board. For such service as a director of NJSB, each non-employee director receives an annual retainer of $7,500 plus $350 per Board meeting attended and $200 per committee meeting attended.

     The Bancorp Board does not have a separate Nominating Committee. Nominations for election of directors are made by the entire Bancorp Board.

     In 1992, Bancorp adopted the Emeritus Program. Directors who have served the lesser of 3 full terms or 10 years as a director of Bancorp or NJSB, excluding present or retired employees, are eligible to be appointed Directors Emeritus by the Bancorp Board. The initial term is 3 years, except a director with more than 20 years of service shall be appointed to an initial term of 5 years. Each Director Emeritus serves in an advisory capacity only, and cannot vote on any issue before the Bancorp Board or bind or act for Bancorp or NJSB in any capacity. During the term of service, a Director Emeritus receives an annual fee of between 50% and 80% of the retainer then being paid to active non-employee directors of Bancorp and NJSB, depending on the length of the Director Emeritus's active service on the Board. In the event of a merger, consolidation or sale of the assets of Bancorp, where Bancorp is not the surviving entity, a Director Emeritus is entitled to immediate payment of all fees for the then remaining balance of the current term. Each Director Emeritus must execute a Confidentiality Agreement and agree to provide advice, counsel and such other services as the Bancorp Board may reasonably request, consistent with the status of the position and a time commitment consistent with retirement. See "THE MERGER AGREEMENT--Interests of Certain Persons in the Merger" for a description of certain payments UJB has agreed to make to certain of the directors of Bancorp and NJSB under the Emeritus Program in the event the Merger is consummated.

Executive Compensation and Other Information

  Summary Compensation Table

     The following information is furnished with respect to Bancorp's chief executive officer and the four other most highly paid executive officers of Bancorp whose annual salary and bonus exceeded $100,000 in 1994 ("named executive officers"). Except for director's fees and committee fees paid to Mrs. D'Agostino by Bancorp prior to 1993, all compensation was paid by NJSB.


                                                                             Long Term
                                           Annual Compensation                Compen-
                                -----------------------------------------     sation
                                                               Other       -------------
                                                               Annual         Awards       All Other
     Name and Principal                                        Compen-     -------------    Compen-
         Position               Year   Salary($)    Bonus($) sation($)(1)  Options(#)(2)   sation($)
     ------------------         ----   ---------    -------- ------------  -------------   ---------
Beatrice D'Agostino .........   1994   244,765            0      --                0      16,784(3)(4)
 Chairman, President and        1993   226,600       15,000      --                0      17,782(3)
 Chief Executive Officer        1992   216,925(5)         0      --           15,000      68,538(3)(6)

Robert H. Hunt, Jr ..........   1994   122,602            0      --                0      10,530(3)
 Senior Executive Vice          1993   114,000        6,000      --                0       9,872(3)
 President and Secretary        1992   108,575            0      --            7,500       9,290(3)

Russell G. Muter ............   1994   123,969            0      --                0      10,530(3)
 Executive Vice President       1993   114,000        6,000      --                0       9,872(3)
 and Treasurer                  1992   108,575            0      --            7,500       9,290(3)

Robert J. DiTota ............   1994   112,814            0     4,200(7)           0       8,928(3)
 Senior Vice President          1993    98,650        5,000     4,200(7)           0       6,964(3)
 of NJSB                        1992    93,975            0     4,200(7)       3,750       6,537(3)

Daniel J. Matyola ...........   1994   111,399(8)         0      --                0       7,504(3)
 Senior Vice President and      1993    81,060        5,000      --                0       6,041(3)
 Corporate Counsel of NJSB      1992    76,100            0      --            1,500       5,022(3)

- -----------------

(1) The aggregate amount of perquisites and other personal benefits, securities or property, not properly characterized as salary or bonus, did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the table for that executive officer.
(2) The exercise price of all options is the fair market value of the underlying Bancorp Stock on the date of grant.
(3) Includes amounts contributed by NJSB to the officer's accounts in the ESOSP for each named executive officer.
(4) Includes $2,692 accrued with respect to the Supplemental Executive Retirement Trust.
(5) Includes $24,925 in retainers and Board and Committee fees paid by Bancorp and NJSB for services as a director.


                                       56



(6) Includes $53,228 accrued with respect to the Executive Supplemental Agreement, dated June 25, 1987 ("SERP"). The SERP was terminated by the Employment Agreement dated as of January 1, 1993, which is described under "Management Employment Contracts." The amounts accrued pursuant to the SERP have been paid over into the Supplemental Executive Retirement Trust, which was established in connection with the new employment agreement.
(7) Represents cash allowance for use of automobile.
(8) Includes $25,000 in supplemental compensation for the handling of certain confidential matters for the Bancorp Board. Mr. Matyola will receive an additional $25,000 in supplemental compensation during the first four months of 1995.


  Grants of Stock Options and Stock Appreciation Rights During Last Fiscal Year

     There were no individual grants of stock options or stock appreciation rights made in the fiscal year ended December 31, 1994 to any of the named executive officers.

  Aggregated Exercises of Stock Options and Stock Appreciation Rights During Last Fiscal Year and Values of Outstanding Stock Options and Stock Appreciation Rights at Year End

     The following named executive officers exercised the following options during the fiscal year ended December 31, 1994. The following table sets forth the value of all unexercised stock options, and associated limited rights, held by each named executive officer. All options described in the following table were granted in tandem with an equal number of limited rights, which are stock appreciation rights that may be exercised only in the event of a change of control. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans." None of these officers has been granted stock appreciation rights other than the limited rights granted in tandem with their options.


                                                                   Value of
                                                 Number of       Unexercised
                                                Unexercised      In-the-Money
                                                Options/SARs     Options/SARs
                          Shares               at 12/31/94(#)   at 12/31/94($)
                         Acquired     Value    -------------   ----------------
                        on Exercise Realized    Exercisable/     Exercisable/
         Name               (#)        ($)     Unexercisable   Unexercisable(1)
         ----           ----------- --------   -------------   ----------------
Beatrice D'Agostino...    40,000     740,000   45,000/5,000   $836,875/80,000
Robert H. Hunt, Jr....         0           0   42,500/2,500    788,906/40,000
Russell G. Muter .....         0           0   42,500/2,500    788,906/40,000
Robert J. DiTota .....         0           0    8,625/1,250    162,703/20,000
Daniel J. Matyola ....         0           0      1,000/500      16,000/8,000

- ------------
(1) Based on the closing sales price of Bancorp Stock of $29.50 at December 31, 1994, as reported by NASDAQ.

  Pension Plan Table

     NJSB maintains and funds a tax-qualified defined-benefit pension plan for its employees. The pension plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the regulations of the Treasury Department and the Department of Labor thereunder. All full-time salaried employees age 21 or older who have completed as least one year of service with NJSB are eligible to participate in the pension plan. The plan is managed by Retirement System Group Inc.

                   Amount of Annual Retirement Benefit(1)
                         with Credited Service of:
Final Average    -----------------------------------------
Annual Salary    15 years    20 years   25 years  30 years
- -------------    --------    --------   --------  --------
$100,000......   $ 25,001   $ 33,334   $ 41,668   $ 50,001
 125,000......     31,251     41,668     52,084     62,501
 150,000......     37,501     50,001     62,501     75,002
 175,000......     43,751     58,335     77,918     87,502
 200,000......     50,001     66,668     83,335    100,002
 235,840......     58,961     78,615     98,269    117,922

- ------------
(1) The maximum recognizable compensation under the pension plan in the plan year ended September 30, 1994 was $235,840, and the maximum recognizable compensation under the pension plan in the plan year ending

     September 30, 1995 is $150,000, subject to future adjustments by the Secretary of the Treasury based on cost of living factors. Benefits accrued as of September 30, 1994 are protected under the Code. The maximum annual benefit payable under the pension plan for the plan year ending September 30, 1995 is $120,000. The amounts shown above assume that the maximum recognizable compensation is increased by law over the remaining working lives of the executive officers not presently eligible for retirement. Benefits shown in the table do not reflect the Social Security offset.

     The above table presents benefits under the pension plan assuming retirement during 1994 at various levels of compensation and years of credited service. At December 31, 1994, Beatrice D'Agostino, Robert H. Hunt, Jr., Russell
G. Muter, Robert J. DiTota and Daniel J. Matyola have 32 years, 11 months; 25 years, 3 months; 17 years, 2 months; 5 years, 5 months; and 3 years, 8 months of credited service, respectively.

     The pension plan provides for a normal retirement benefit at age 65 equal to (i) one and two-thirds percent of the employee's average annual earnings, multiplied by the number of years of service, not to exceed 30 years, reduced by
(ii) one and two-thirds percent of the primary Social Security benefit to which the employee is entitled, multiplied by the number of years of service, not to exceed 30 years. "Average Annual Earnings" is defined as average annual base compensation (excluding overtime, bonus or any other special payments) during the 36 consecutive calendar months (or such lesser number of months during which the employee has been employed by NJSB) of highest earnings during the final 120 calendar months of employment (or such lesser number of months of employment). For purposes of the pension plan, the annual compensation for each of the named executive officers is as set forth in the salary column of the Summary Compensation Table.

     The pension plan also provides for an early retirement benefit at age 55 if the employee has completed 20 or more years of service with NJSB. The early retirement benefit is calculated in the same manner as the normal retirement benefit except that the primary Social Security benefit is calculated on the assumption that the employee's rate of basic compensation in effect on the date of retirement is continued without change until age 65. Certain minimum normal retirement benefits and early retirement benefits are provided for in the pension plan. The pension plan further provides for a disability retirement benefit in the event of disability of an employee prior to age 65. The disability retirement benefit is calculated in the same manner as an early retirement benefit commencing from the date of disability retirement. Participants become fully vested in their accrued benefit upon completion of 5 years of service. In the absence of final regulations, the plan was tested for nondiscrimination under the proposed IRS regulations, and the nondiscrimination requirements were satisfied. The plan will continue to be monitored for nondiscrimination as required.

  Compensation Committee Interlocks and Insider Participation

     During 1994, the members of the Executive Compensation Committee of the Board were Louis A. Imfeld (Chairman), Norman A. Gathany, Joseph A. Hoffman and Irving Schwartz. No member of the Committee was an officer or employee of Bancorp or any of its subsidiaries during 1994. Mr. Imfeld is of counsel to Mauro, Savo, Camarino & Grant and was of counsel to Ozzard Wharton, law firms retained by Bancorp and NJSB during 1994. Bancorp and NJSB have currently retained Mauro, Savo, Camarino & Grant. Mr. Schwartz served as President of NJSB on two occasions prior to the inception of Bancorp, during brief vacancies in the presidency of NJSB, as part of his duties as the then Chairman of the NJSB Board and without any compensation beyond the normal Board fees and Committee fees.

     NJSB made loans to one director (who is not a member of the Executive Compensation Committee) and one executive officer prior to the time such persons became affiliated with NJSB and Bancorp. Each of these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not and did not involve more than the normal risk of collectibility or present other unfavorable features.

  Report of the Executive Compensation Committee on Executive Compensation

     During 1994, the Executive Compensation Committee of the Bancorp Board ("Committee") had primary responsibility, subject to overall review and approval by the full Board, for determining executive compensation policies and practices and for generally relating the compensation policies of Bancorp to its success. The Committee is comprised of four non-employee directors.

     Executive Compensation Philosophy. The general philosophy of the Committee is to align total compensation opportunities with Bancorp's and the executive's performance and to select performance measures that closely relate compensation to long-term shareholder return, while at the same time providing competitive levels of compensation opportunity in order to attract and retain qualified executive personnel for Bancorp and NJSB. This philosophy is reflected in Bancorp's executive compensation approach, which provides a major portion of total compensation opportunity in three pay-for-performance programs: (1) merit salary increases, (2) an annual bonus, and (3) long-term equity incentives. Bancorp also provides other employee benefits comparable to those provided by similar institutions.

     Implementation. In order to promote the desired pay-for-performance relationship, the Committee reviews:

          (1) the salary, annual bonus and long-term incentive compensation levels of Bancorp's executive officers;

          (2) the levels of similar types of compensation received by executives who hold comparable positions in a group of publicly-traded savings institutions of similar asset size in the mid-Atlantic region ("Comparison Group");

          (3) the year-over-year financial performance of Bancorp, as measured by the following key financial performance indicators: return on average equity, return on average assets, net income growth, and earnings per share growth; and

          (4) the financial performance of Bancorp relative to the Comparison Group and the NASDAQ Bank Index, measured with respect to total return to shareholders.

     The Committee based its decisions regarding the setting of 1994 salary, bonus and long-term incentive award levels on the following three factors:

          (1) actual compensation received by executives holding comparable positions in the Comparison Group;

          (2) Bancorp's overall performance, measured by the key financial factors described above; and

          (3) each individual executive officer's performance.

     KPMG Peat Marwick LLP assists the Committee with this competitive market analysis, and also advises the Committee on executive compensation program design and implementation. The composition of the Comparison Group, which may be adjusted based on industry developments, is recommended by KPMG Peat Marwick
LLP and approved by the Committee. The NASDAQ Bank Index used in the Stock Performance Graph represents a national group of commercial banks and savings institutions or their holding companies, and includes those institutions in the Comparison Group.

     In general, the decisions of the Committee for 1994 regarding adjustments to the combination of (1) established base salary and (2) the three pay-for-performance programs reflected competitive market trends as well as Bancorp's overall financial performance.

     Base Salary and Merit Salary Increases. The Committee approved a 4% increase in base salary for the Chief Executive Officer and increases of less than 4.5% for the other executive officers. Annual performance appraisals are conducted for each executive, with emphasis given to the executive's contribution to the success of Bancorp. Salary increases are based on individual performance and are specific to each executive. The Chief Executive Officer's employment contract requires a salary increase at least equal to the percent increase in the Consumer Price Index ("CPI"). From December 1992 to December 1993, the increase in the CPI was 2.7%. The Committee determined that, given overall Bancorp performance, individual performance and market trends, a 4% salary increase for the Chief Executive Officer was appropriate. Therefore, the contract provision requiring a minimum base salary increase was not a significant factor in setting her 1994 salary increase.

     Annual Incentive Compensation. For fiscal year 1994, the Committee adopted a formula-based annual incentive plan for executive officers and other eligible employees. Funding of the annual incentive awards is linked directly to financial goals approved by the Committee and the Bancorp Board at the beginning of the fiscal year. The performance measures used to determine actual incentive payments were return on average assets and return on average equity. The policy of the Committee requires that corporate earnings be sufficient to fund all other essential expenditures, including shareholder dividends, prior to the payment of annual incentive awards for executives. In fiscal year 1994, the plan's performance goals were either met or exceeded. However, the change in asset and liability management strategies and the rapid rise in interest rates did have an effect on Bancorp's earnings capabilities. Payment of executive bonuses would have reduced corporate earnings to slightly below projected performance goal levels. Therefore, no bonuses were awarded under the annual incentive plan to either the Chief Executive Officer or the other executive officers. One named executive officer did, however, receive supplemental compensation outside of the annual incentive plan for the handling of certain confidential matters for the Bancorp Board.

     Long-Term Incentive Compensation. The awarding of options to purchase Bancorp Stock is considered annually by the Committee. The purpose of these awards is to link executive compensation more directly to long-term shareholder returns. Options were last granted in 1992. Those options vest over a period of three years to reinforce the long-term performance aspect of these awards. All options have been granted at exercise prices equal to the fair market value of the stock on the dates of grant. The Committee decided that additional options should not be granted in 1994.

     Deductibility of Compensation Paid in Excess of $1 Million. Section 162(m) of the Code limits the ability of a public company, such as Bancorp, to deduct, in 1994 and subsequent years, compensation paid to an executive officer who is named in its "Summary Compensation Table" in excess of $1 million per year unless certain conditions are met. The requirements vary depending on the type of compensation paid. Under the transition rules as enumerated in the Treasury regulations under Section 162(m) regarding stock option plans approved by shareholders prior to December 20, 1993 in accordance with Commission Rule 16b-3(b), compensation paid pursuant to the 1991 Plan and the 1988 Program meets the requirements of the Internal Revenue Service ("IRS") for deductibility. In the event the Merger is not consummated, Bancorp will take steps so that compensation paid under the 1991 Plan and the 1988 Program continues to comply with the IRS' requirements for deductibility under Section 162(m).

                        EXECUTIVE COMPENSATION COMMITTEE

                           Louis A. Imfeld, Chairman
                               Norman A. Gathany
                               Joseph A. Hoffman
                                Irving Schwartz

  Stock Performance Graph

     Provided below is a line graph comparing (1) the yearly percentage change in cumulative total shareholder return on Bancorp Stock with (2) the yearly cumulative total shareholder return on the stocks comprising the NASDAQ Composite Index for U.S. Companies and (3) the yearly cumulative total shareholder return on the stocks comprising the NASDAQ Bank Index. Each of the cumulative total returns was computed assuming the reinvestment of dividends at the frequency with which dividends were actually paid during the applicable years, assuming an initial investment of $100 on December 31, 1989. Bancorp's cumulative return was computed assuming the reinvestment of dividends as of the end of the calendar quarter. Both the NASDAQ Composite Index and the NASDAQ Bank Index contain companies of various sizes in all geographic regions of the United States.


                      December 31, 1989-December 31, 1994






                         --GRAPHICAL REPRESENTATIONS--






                           12/31/89  12/31/90 12/31/91  12/31/92  12/31/93  12/31/94
                           --------  -------- --------  --------  --------  --------
Bancorp Stock ...........  $ 100.00  $ 77.62  $ 110.48  $ 155.33  $ 233.33  $ 341.81
NASDAQ Composite Index...    100.00    84.92    136.26    158.58    180.93    176.92
NASDAQ Bank Index .......    100.00    73.23    120.17    174.87    199.33    198.69


  Management Employment Contracts

     Bancorp and NJSB entered into an employment contract, effective January 1, 1993, with Beatrice D'Agostino, Chairman, President and Chief Executive Officer, which superseded Mrs. D'Agostino's prior Employment Agreement and SERP, both dated June 25, 1987. Also effective January 1, 1993, NJSB entered into employment contracts with four other executive officers, including Robert H. Hunt, Jr., Senior Executive Vice President and Russell G. Muter, Executive Vice President, which superseded the contracts with these four officers dated July 2, 1987. Effective April 29, 1994, NJSB entered into employment agreements with Robert J. DiTota and Daniel J. Matyola. All of the new contracts were designed to ensure the continued service of these executive officers.

     The new contract with Mrs. D'Agostino has a term of 36 months, which is automatically extended each year thereafter for an additional year, unless terminated as described below. The contract provides for a minimum base salary of $226,600 and for annual increases in an amount not less than the percentage increase in the cost of living for the preceding twelve month period, as measured by the Consumer Price Index. The contracts with Messrs. Hunt and Muter have terms of 24 months, and the contracts with Messrs. Matyola and DiTota have terms of 12 months. Each contract (other than those with Messrs. DiTota and Matyola) is automatically extended each year thereafter for an additional year, at a minimum base salary of $114,000 for Mr. Hunt and Mr. Muter, unless terminated as described below. Mr. DiTota's and Mr. Matyola's agreements do not renew automatically. Mr. DiTota's base salary is $102,690 and Mr. Matyola's base salary is $84,450. The contracts require Bancorp and NJSB to permit the officers to continue to participate in all employee benefit programs for which they are eligible pursuant to the terms of those programs. Mrs. D'Agostino's contract requires Bancorp and NJSB to provide her with the use of an automobile and to reimburse her for all initiation fees and dues associated with membership in any professional, social, civic or service clubs approved by the Bancorp and NJSB Boards.

     The new contracts are terminable at the option of the employing parties or the officer: (1) except under Mr. DiTota's and Mr. Matyola's contracts, upon one year's notice that the contract will terminate at the end of the remaining term of the contract; and (2) in the event of the disability of the officer, which disability continues for a period of 12 consecutive calendar months, provided that the officer shall not have resumed his or her duties during the 30-day notice period for such termination. In the latter event, Mrs. D'Agostino's contract provides that she will receive a disability benefit equal to 60% of her base salary at the time of disability, reduced by any amounts paid to her under any other disability program, other than Social Security, maintained by the employers.

     Mrs. D'Agostino may terminate her employment if she is reassigned by Bancorp or NJSB, or any successor company, to a position of lesser rank or status, or required to relocate outside of Somerset, Hunterdon, and Mercer counties. She also may terminate employment if her base salary is reduced, if Bancorp or NJSB breaches the contract, or if there is a "change of control," as defined below. In the event she so terminates her employment, she is entitled to receive a lump sum payment equal to the present value of 36 months (48 months following a change of control) of future base salary payments (calculated at the highest rate of base salary paid under the agreement). The contracts with Mr. Hunt and Mr. Muter provide for a severance payment in the event (i) the officer terminates his employment within two years following a "change of control," (ii) NJSB terminates his employment within two years following a change of control,
(iii) the officer terminates his employment because of NJSB's material breach of the contract, (iv) the officer's salary is reduced (other than pursuant to an across-the-board reduction affecting all executives) or (v) the officer is required to relocate outside of Somerset, Hunterdon and Mercer counties. The lump sum severance payment is equal to the present value of 24 months of salary payments for Mr. Hunt and Mr. Muter (36 months for Mr. Hunt and Mr. Muter in the event of a termination described in clauses (i) or (ii) above), calculated at the highest rate of base salary paid under the contract. All post-resignation or post-termination payments to Mr. Hunt or Mr. Muter are limited so that they will not constitute "excess parachute payments" as defined by Section 280G of the Code.

     Under the contracts, a "change of control" is deemed to have occurred, if at any time during the period of employment of the executive, directly or indirectly or in one or more series of transactions: (1) any person or group (other than the ESOSP and other than Bancorp with respect to NJSB) has acquired:
(a) more than 20% of the outstanding common stock of NJSB or Bancorp, or equivalent in voting power of any class or classes of outstanding securities of NJSB or Bancorp ordinarily entitled to vote in elections of directors; (b) irrevocable proxies representing more than 20% of any class of voting stock of NJSB or Bancorp; (c) any combination of voting stock and irrevocable proxies representing more than 20% of any class of voting stock of NJSB or Bancorp; or
(d) the ability to control in any manner the election of a majority of the directors of NJSB or Bancorp; (2) any merger or consolidation of NJSB or Bancorp into or with another entity has occurred in which NJSB or Bancorp is not the surviving entity; (3) any transfer or sale of substantially all the assets of NJSB or Bancorp has occurred; (4) any election has occurred of persons to the Bancorp Board that causes a majority of the Bancorp Board to consist of persons other than (i) persons who were members of the Bancorp Board on January 1, 1993, and/or (ii) persons who were nominated for election as members of such Board by the Bancorp Board (or a committee of such Board) at a time when the majority of such Board (or of such committee) consisted of persons who were members of the Bancorp Board on January 1, 1993; provided, however, that any persons nominated for election by the Bancorp Board (or a committee of such Board) a majority of whom are persons described in clauses (i) and/or (ii), or of persons who were themselves nominated by such Board (or a committee of such Board), shall for this purpose be deemed to have been nominated by a Board composed of persons described in clause (i); or (5) a determination has been made by the FDIC, the Commission or any similar federal or state agency having regulatory control over NJSB or Bancorp that a change of control, as defined in banking or securities laws and regulations then applicable to NJSB or Bancorp, has occurred. Notwithstanding the foregoing, a "change of control" does not include any of the above-described events that are related to or occur in connection with the appointment of a receiver or conservator for NJSB or Bancorp, provision of assistance under Section 13(c) of the Federal Deposit Insurance Act, the approval of a supervisory merger, or a determination that NJSB is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, insolvent or in an unsafe or unsound condition to transact business. For purposes of this definition, the terms "person" and "group" have the meanings given to such terms in Section 13(d) and 14(d) of the Exchange Act.

     Messrs. DiTota and Matyola may each terminate his employment in the event
(i) NJSB materially breaches the contract, (ii) his salary is reduced (other than pursuant to an across-the-board reduction affecting all executives) or
(iii) NJSB's principal executive offices are relocated outside of Somerset, Hunterdon and Mercer counties or he is required to work anywhere other than at NJSB's principal executive offices. In such event, Messrs. DiTota and Matyola are each entitled to receive a severance payment equal to 12 months of salary payments.

     The contracts entitle Bancorp and NJSB to terminate the officer's employment at any time for "just cause," as defined therein, in which case the contract provides for no termination benefits. Each of Mr. DiTota's and Mr. Matyola's contracts also entitles NJSB to terminate him for poor performance, in which case the contract provides for no termination benefits. The contracts provide that, upon retirement or the termination of the officer's employment for just cause or, under Mrs. D'Agostino's contract, disability or voluntary termination (other than following a change of control), the officer may not be employed by, control, manage or otherwise participate in the business of a "significant competitor," as defined therein, for two years (one year for Mr. Hunt, Mr. Muter, Mr. Matyola and Mr. DiTota). If the officer (other than Mr. DiTota or Mr. Matyola) violates this provision, Bancorp and NJSB have the right to enjoin the former officer's employment by the significant competitor for a period of two years (one year for Mr. Hunt and Mr. Muter) after such termination. Such non-compete provisions no longer apply in the event of a change of control of Bancorp or NJSB.

     The agreement with Mrs. D'Agostino provides that Bancorp and NJSB will establish a Supplemental Executive Retirement Trust ("Trust") with an unaffiliated third party trustee for the benefit of Mrs. D'Agostino and will deposit $97,000 into the Trust (which amount had been accrued by Bancorp prior to 1993 in connection with the SERP). This amount is invested by the trustee. Mrs. D'Agostino's employment agreement also provides that, in the event of a change of control (which is defined by reference to her employment contract), Bancorp and NJSB must contribute to the Trust an amount that, together with all other assets held by the Trust, is sufficient to pay an additional retirement benefit to Mrs. D'Agostino equal to the reduction in her retirement benefit under NJSB's defined benefit pension plan caused by her retirement before age 65 as a result of the change of control. The intent of this provision is to assure that the total retirement benefit that Mrs. D'Agostino would receive would not be adversely affected if a change of control were to occur prior to her normal retirement age. Bancorp and NJSB may, but are not required to, deposit additional amounts in the Trust other than in the event of a change of control. The Trust was established in 1993.

     In the event of Mrs. D'Agostino's death, retirement or termination of employment upon a change of control, the Trust will become irrevocable and Mrs. D'Agostino (or her estate) will be entitled to receive the amount then in the Trust in a lump sum. Prior to such time, Bancorp and NJSB will only be able to revoke the Trust in the event her employment is terminated for "just cause." Until paid to Mrs. D'Agostino, the assets of the Trust will be subject to the claims of creditors of Bancorp and NJSB.

     Mrs. D'Agostino, Mr. Hunt, Mr. Muter, Mr. DiTota and Mr. Matyola have also, from time to time, been granted options under the 1988 Program and the 1991 Plan in tandem with limited rights that are only exercisable in the event of a change in control. Upon exercise of a limited right granted under the 1991 Plan, the optionee would receive cash equal to (1) the difference between the exercise price per share and the greater of (a) the highest fair market value per share during the immediately preceding 90 days or (b) the highest price paid by the acquiror in the change in control transaction, multiplied by (2) the number of shares with respect to which the option is exercised. Upon exercise of a limited right granted under the 1988 Program, the optionee would receive the foregoing amount in cash, in Bancorp Stock, or in a combination of cash and stock, as determined by the committee administering such program. The options granted under the 1991 Plan to these officers also provide that, if certain events occur within one year following a change of control, their options become immediately exercisable. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans."

                  PROPOSAL III--RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

     The third proposal proposes the ratification of the appointment of KPMG Peat Marwick LLP as independent accountants for Bancorp for the year ending December 31, 1995. If the Merger is consummated prior to December 31, 1995, however, KPMG Peat Marwick LLP will not audit the financial statements of Bancorp for the year ending December 31, 1995.

     KPMG Peat Marwick LLP served as Bancorp's auditors for the year 1994, and a representative of the firm will attend the Annual Meeting. The representative will have the opportunity to make a statement if the representative so desires. The representative will also be available to answer any appropriate questions.

     THE BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

     OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

     The Bancorp Board knows of no business that will be presented for consideration at the Annual Meeting, other than that stated in the Notice of Annual Meeting of Shareholders and this Proxy Statement--Prospectus. Should any other matter properly come before the Annual Meeting or any adjournments thereof, it is intended that proxies will be voted on such matters in accordance with the judgment of the person or persons exercising the proxies, acting by a plurality of those present.

               ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTED
                 AT AN ANNUAL MEETING AND SHAREHOLDER PROPOSALS

     The Bylaws of Bancorp provide an advance notice procedure for certain business, or nominations to the Bancorp Board, to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting or to propose a nominee to the Bancorp Board, the shareholder must give written notice to the Secretary of Bancorp not less than 60 days before the time fixed for such meeting.

     To be eligible for inclusion in Bancorp's proxy material relating to the next annual meeting of shareholders in the event the Merger is not consummated, a shareholder must set forth such proposal in writing and file it with the Secretary of Bancorp on or before December 19, 1995. The Bancorp Board will review any shareholder proposals that are filed as required and will determine whether any proposal meets applicable criteria for inclusion in its 1996 proxy solicitation materials or consideration at Bancorp's 1996 annual meeting.

                                 LEGAL MATTERS

     The legality of the UJB Stock offered hereby will be passed upon for UJB by Richard F. Ober, Jr., Esq., Executive Vice President, General Counsel and Secretary of UJB. Mr. Ober owns 22,170 shares of UJB Stock and options to purchase 69,374 shares of UJB Stock at a weighted average exercise price of $19.15. Certain federal tax legal matters will be passed upon for UJB by Weil, Gotshal & Manges, New York, New York (a partnership including professional corporations), and for Bancorp by Kirkpatrick & Lockhart, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of UJB Financial Corp. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in UJB's Current Report on Form 8-K filed March 10, 1995, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP with respect to UJB Financial Corp. and subsidiaries for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments and postemployment benefits in 1994 and to a change in the method of accounting for income taxes in 1993.

     The consolidated financial statements of Bancorp New Jersey, Inc. and subsidiary as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in Bancorp's Current Report on Form 8-K filed March 15, 1995, incorporated by reference herein and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP with respect to Bancorp New Jersey, Inc. and subsidiary for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments in debt and equity securities in 1994 and to a change in the method of accounting for income taxes in 1993.

                                        By Order of the Board of Directors

                                        ROBERT H. HUNT, JR.
                                      -----------------------
                                        Robert H. Hunt, Jr.
                                             Secretary

April 7, 1995

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

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                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated January 19, 1995, between UJB Financial Corp., a New Jersey business corporation ("UJB"), and Bancorp New Jersey Inc., a Delaware business corporation ("BNJ").


                             W I T N E S S E T H :


     WHEREAS, the respective boards of directors of UJB and BNJ deem it advisable and in the best interests of their respective shareholders to merge BNJ into UJB (the "Merger") pursuant to the laws of the States of New Jersey and Delaware and this Agreement and Plan of Merger (the "Agreement"); and

     WHEREAS, pursuant to the Merger, BNJ shareholders will receive, in exchange for the shares of common stock, par value $.01 per share, of BNJ (the "BNJ Stock") held by such shareholders, shares of the common stock of UJB, par value $1.20 per share (the "UJB Common Stock"), or, as the case may be, cash consideration as set forth herein; and

     WHEREAS, to effectuate the Merger, the parties hereby adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I.

                               GENERAL PROVISIONS

     Section 1.01. The Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as defined in Section 1.06), BNJ shall be merged with and into UJB pursuant to and in accordance with the provisions of, and with the effect provided in, the New Jersey Business Corporation Act, as amended (the "New Jersey Act") and the Delaware General Corporation Law, as amended (the "Delaware Law") (UJB as surviving corporation being hereinafter sometimes referred to as the "Surviving Corporation").

     Section 1.02. Capital Stock of UJB. All shares of the capital stock of UJB outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding immediately thereafter.

     Section 1.03. Terms of Conversion of BNJ Common Stock.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

(1) All shares of BNJ Stock which immediately prior to the Effective Time are either owned beneficially by UJB or held in the treasury of BNJ shall be cancelled and retired and no cash, securities or other consideration shall be paid or delivered under this Agreement in exchange for such BNJ Stock; and

(2) (A) Subject to Sections 1.07, 1.08 and 1.12, each share of BNJ Stock outstanding immediately prior to the Effective Time shall be converted in accordance with the New Jersey Act, the Delaware Law and Section 1.03(d) below into either:

     (i) the number of shares of UJB Common Stock ("Stock Consideration") equal to the exchange ratio determined in accordance with the following (the "Exchange Ratio"):

     (aa) If the Average Price (as defined in Section 1.03(b) below) of a share of UJB Common Stock is greater than $27.9125, the Exchange Ratio shall be 1.5441;

     (bb) If the Average Price of a share of UJB Common Stock is equal to or greater than $22.8375 and equal to or less than $27.9125, the Exchange Ratio shall be equal to the quotient obtained by dividing $43.10 by the Average Price; and

     (cc) If the Average Price of a share of UJB Common Stock is less than $22.8375, the Exchange Ratio shall be 1.8872; provided, however, that if the Average Price of a share of UJB Common Stock is less than $20.90, the Board of Directors of BNJ shall have the right, exercisable only until 11:59 p.m. on the third business day following the Determination Date (as defined in Section 9.01), to terminate this Agreement by giving UJB notice of such termination, referring to this Section 1.03(a)(2)(A)(i)(cc), and this Agreement shall be terminated pursuant to such notice, effective as of 11:59 p.m. on the third business day following receipt of such notice by UJB, unless UJB shall, prior to 11:59 p.m. on the third business day following receipt of such termination notice, send notice to BNJ agreeing that the Exchange Ratio shall be equal to the quotient obtained by dividing $39.44 by the Average Price; or

     (ii) cash equal to $43.10 (the "Cash Consideration").

     (B) The number of shares of BNJ Stock to be converted into rights to receive UJB Common Stock in the Merger pursuant to this Agreement shall equal, as closely as reasonably possible, 60 percent of the number (the "Determination Number") arrived at by subtracting from the number of shares of BNJ Stock outstanding immediately prior to the Effective Time the number of shares of BNJ Stock purchased by UJB or any subsidiary of UJB on or after the date hereof (the "Stock Amount") and the number of shares of BNJ Stock to be converted into rights to receive Cash Consideration shall equal, as closely as reasonably possible, the number arrived at by subtracting from the number equal to 40 percent of the Determination Number the number, if any, of Dissenting Shares (as defined at Section 1.12)(the "Cash Amount").

     (b) For purposes of this Agreement:

     (1) "Average Price" means the average (rounded to the nearest penny) of the closing prices of a share of UJB Common Stock on the New York Stock Exchange - Composite Transactions Tape for the 10 consecutive trading days ending on the Determination Date as reported in The Wall Street Journal, or if not reported therein, as reported in an authoritative source mutually agreeable to BNJ and UJB.

     (2) "business day" shall mean a calendar day other than a Saturday or a Sunday, January 1, the third Monday in January, the third Monday in February, the last Monday in May, July 4, the first Monday in September, the second Monday in October, November 11, the fourth Thursday in November, or December 25. If January 1, July 4, November 11 or December 25 fall on a Sunday, the next Monday is not a business day.

     (c) The Exchange Ratio shall be subject to appropriate adjustments in the event that, from the date hereof to the Effective Time, the outstanding UJB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the outstanding shares of UJB Common Stock.

     (d) Election Procedures. An election form and other appropriate and customary transmittal materials in such form as UJB and BNJ shall mutually agree ("Election Form") shall be mailed on such date as BNJ and UJB shall mutually agree to each holder of record of BNJ Stock as of such date as BNJ and UJB shall mutually agree ("Election Form Record Date").

     Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive only UJB Common Stock with respect to such holder's BNJ Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's BNJ Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares").

     Holders of BNJ Stock who duly elect to receive only cash in the Merger may also elect to have their share holdings divided into blocks of not less than 5,000 shares of BNJ Stock, with any remaining shares being added to one of the designated blocks of 5,000 shares (each such block being herein referred to as a "Stock Block") for purposes of the allocation procedures described below in this
Section 1.03. Such holders who do not make such election or who hold less than 5,000 shares of BNJ Stock will have all of their holdings treated as a single Stock Block for purposes of such allocation procedures.

     Any BNJ Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form on or before such time and date as UJB and BNJ may mutually agree (the "Election Deadline") shall also be deemed to be No Election Shares.

     UJB shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of BNJ Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and BNJ shall provide to the Exchange Agent (as defined in Section 1.05) all information reasonably necessary for it to perform as specified herein.

     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of BNJ Stock represented by such Election Form shall become No Election Shares and UJB shall cause the certificates representing BNJ Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of UJB regarding such matters as may be referred to it by the Exchange Agent shall be binding and conclusive. Neither UJB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     Within such period after the Election Deadline as UJB and BNJ shall mutually agree, UJB shall cause the Exchange Agent to effect the allocation among the holders of BNJ Stock of rights to receive UJB Common Stock or cash in the Merger in accordance with the Election Form as follows:

          (1) Stock Elections Less Than Stock Amount. If the number of Stock Election Shares is less than the Stock Amount, then:

               (A) all Stock Election Shares shall be converted into the right to receive UJB Stock,

               (B) the Exchange Agent shall select, by random selection, first from among the holders of No Election Shares a sufficient number of such holders ("Stock Designees") and then, if necessary, a sufficient number of Stock Blocks ("Designated Stock Shares") held by holders of Cash Election Shares, such that the number of shares of BNJ Stock that shall be converted into rights to receive UJB Common Stock shall equal, as closely as practicable, the Stock Amount, and all shares held by the Stock Designees and, if any, all Designated Stock Shares, will be converted into the right to receive UJB Common Stock, and

               (C) the remaining No Election Shares, if any, and the remaining Cash Election Shares that are not selected to receive UJB Common Stock shall be converted into the right to receive cash; or

          (2) Stock Elections More Than Stock Amount. If the number of Stock Election Shares is greater than the Stock Amount, then:

               (A) all Cash Election Shares and No Election Shares shall be converted into the right to receive cash,

               (B) the Exchange Agent shall allocate, on a pro rata basis, from among the Stock Election Shares, a sufficient number of such shares to become rights to receive cash, such that the number of shares of BNJ Stock that shall be converted into rights to receive UJB Common Stock shall equal, as closely as practicable, the Stock Amount, and

               (C) the remaining portions of the Stock Election Shares that are not subject to the allocation to receive cash shall be converted into the right to receive UJB Common Stock; or

          (3) Stock Elections Equal to Stock Amount. If the number of Stock Election Shares is equal or as nearly equal as practicable (as determined by the Exchange Agent) to the Stock Amount, then subparagraphs (1) and (2) above and subparagraph (4) below shall not apply and all Stock Election Shares shall be converted into the right to receive UJB Stock and all Cash Election Shares and No Election Shares shall be converted into the right to receive cash; or

          (4) Stock Elections and No Elections Equal to Stock Amount. If the number of Stock Election Shares and No Election Shares would equal or as nearly equal as practicable (as determined by the Exchange Agent) the Stock Amount, then subparagraphs (1), (2) and (3) above shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares and No Election Shares shall be converted into the right to receive UJB Stock.

     The pro rata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by UJB and BNJ.

     (e) If, after the calculations under Subsections 1.03(a) through (d) hereof have been made, the Tax Opinions referred to in Section 6.03 cannot be delivered (as reasonably determined by Weil, Gotshal & Manges and Kirkpatrick & Lockhart), as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Exchange Agent shall select by random selection, first from holders of No Election Shares who are not Stock Designees, and then, if necessary, from holders of Cash Election Shares who are not Stock Designees, a sufficient number of holders to receive UJB Common Stock so as to reduce, to the extent necessary to enable the Tax Opinions to be rendered, the amount of cash to be delivered to holders of BNJ Shares, and in lieu thereof deliver to such holders such number of shares of UJB Common Stock equal to (x) the amount of cash required to render the Tax Opinions divided by (y) the closing price of a share of UJB Common Stock on the New York Stock Exchange Composite Transactions Tape on the business day before the Closing Date as reported in the Wall Street Journal, or, if not reported therein, as reported in an authoritative source mutually agreeable to BNJ and UJB, and the Stock Amount and the Cash Amount shall be appropriately adjusted to reflect such action.

     Section 1.04. Reservation of UJB Common Stock; Issuance of Shares Pursuant to the Merger. UJB shall reserve and make available for issuance to holders of BNJ Stock in connection with the Merger, on the terms and subject to the conditions of this Agreement, sufficient shares of UJB Common Stock (which shares, when issued and delivered, will be duly authorized, legally and validly issued, fully paid and non-assessable). The shares of UJB Common Stock to be issued in accordance with the Agreement are sometimes referred to herein as the "Shares". Upon the terms, and subject to the conditions of this Agreement, including the conversion of BNJ Stock according to the Exchange Ratio, UJB shall issue the Shares upon consummation of the Merger to holders of BNJ Stock.

     Section 1.05. Exchange Agent Arrangements. Prior to the Effective Time (as defined in Section 1.06), UJB shall appoint First Chicago Trust Company of New York or another entity reasonably satisfactory to BNJ as the exchange agent (the "Exchange Agent") responsible for exchanging, in connection with and upon consummation of the Merger, certificates representing the Shares and Cash In Lieu (as defined at Section 1.08) or the Cash Consideration for certificates representing shares of BNJ Stock, and upon consummation of the Merger UJB shall deliver to the Exchange Agent certificates representing shares of UJB Common Stock and cash (representing the aggregate Cash In Lieu and aggregate Cash Consideration) as shall be required to be delivered to holders of shares of BNJ Stock pursuant to this Agreement. Any UJB Common Stock or cash delivered to the Exchange Agent and unclaimed at the end of one year from the Effective Time shall be repaid to UJB, in which event the persons entitled thereto shall look only to UJB for payment thereof; provided, however, that, if UJB shall, as required or permitted by law, pay to the appropriate state authorities any unclaimed UJB Common Stock or cash so repaid to UJB, said persons shall thereafter look only to the appropriate state authorities for payment thereof.

     Section 1.06. Effective Time. The Merger shall be effective at the hour and on the date (the "Effective Time") specified in the Certificate of Merger of UJB and BNJ required by this Agreement to be filed with the Secretary of State of the State of New Jersey in accordance with Section 14A:10-4.1 of the New Jersey Act (the "NJ Certificate"), or, if filed later than the date of the NJ Certificate, the date of filing of the Certificate of Merger required by this Agreement to be filed with the Secretary of State of the State of Delaware in accordance with Section 252 of the Delaware Law (the "Delaware Certificate") (the NJ Certificate and the Delaware Certificate are collectively referred to herein as the "Certificates of Merger"). UJB shall file the Certificates of Merger not later than one business day following the Closing Date.

     Section 1.07. Exchange of BNJ Certificates.

     (a) After the Effective Time, the holders of certificates theretofore representing shares of BNJ Stock (the "BNJ Certificates"), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive in exchange therefor (i) certificates representing the number of whole Shares to which the holders are entitled pursuant to the conversion effected by Section
1.03 and Cash In Lieu, or (ii) the Cash Consideration provided, however, that each holder of Dissenting Shares, as defined in Section 1.12 of this Agreement, shall receive instead payment for BNJ Stock as set forth in Section 1.12. Until so surrendered, outstanding BNJ Certificates, other than those not converted pursuant to Section 1.03(a)(1), shall be deemed for all purposes, other than as provided below with respect to unsurrendered BNJ Certificates and UJB's right to refuse the payment of dividends or other distributions, if any, in respect of UJB Common Stock, to represent (i) the number of whole Shares into which the shares of BNJ Stock have been converted and the right to receive Cash In Lieu, if any, as provided in Section 1.08, or (ii) the Cash Consideration. Until BNJ Certificates convertible into Shares and Cash In Lieu are so surrendered, UJB may, at its option, refuse to pay to the holders of such BNJ Certificates dividends or other distributions, if any, payable to holders of UJB Common Stock; provided, however, that upon surrender and exchange of such BNJ Certificates there shall be paid to such holders the amount, without interest, of dividends and other distributions, if any, which became payable prior thereto but which were not paid. No interest shall be payable or paid or accrue on the Cash Consideration at any time.

     (b) Holders of BNJ Certificates as of the Effective Time shall cease to be, and shall have no further rights as, shareholders of BNJ.

     (c) As promptly as practicable after the Effective Time, if not previously sent, UJB shall cause the Exchange Agent to send to each holder of BNJ Certificates instructions and transmittal materials for use in surrendering and exchanging BNJ Certificates. If BNJ Certificates are properly presented to the Exchange Agent, UJB shall cause the Exchange Agent to cancel and exchange them for UJB Certificates and the Cash In Lieu (as defined in Section 1.08) or the Cash Consideration.

     (d) At and after the Effective Time there shall be no transfers on the stock transfer books of BNJ of the shares of BNJ Stock which were outstanding immediately prior to the Effective Time.

     Section 1.08. Fractional Shares. Each holder of a BNJ Certificate who by virtue of this Article I would have been entitled to receive a fraction of a share of UJB Common Stock (after taking into account all shares of BNJ Stock represented by the BNJ Certificates then delivered by such holder) shall receive at the time such holder is to receive his UJB Certificates, in lieu of such fraction of a share, cash in an amount equal to such fraction multiplied by the Average Price (the "Cash In Lieu").

     Section 1.09. Restated Certificate of Incorporation and By-Laws. The Restated Certificate of Incorporation and By-Laws of UJB in force immediately prior to the Effective Time shall be the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation, except as duly amended thereafter and except, with respect to the Restated Certificate of Incorporation, to the extent such is affected by the Certificate of Merger.

     Section 1.10. Board of Directors and Officers. The Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of UJB at the Effective Time. The officers of the Surviving Corporation shall consist of the officers of UJB immediately prior to the Effective Time. Such directors and officers shall serve as such for the terms prescribed in the Restated Certificate of Incorporation and By-Laws of UJB, or otherwise as provided by law or until their earlier deaths, resignation or removal.

     Section 1.11. BNJ Stock Option Plans. At the Effective Time, options to purchase shares of BNJ Stock issued and outstanding at the Effective Time, pursuant to stock option plans of BNJ disclosed in BNJ Schedule XI (the "BNJ Stock Option Plans") and limited rights, if any, granted with respect to such options shall be deemed to constitute, and shall automatically be converted into, options to acquire, otherwise on the same terms and conditions as provided under the BNJ Stock Option Plan under which such options were issued, such number of shares of UJB Common Stock as would have been issued pursuant to the Merger if all of the shares of BNJ Stock subject to such options were issued and outstanding immediately prior to the Effective Time, and limited rights with respect to a number of shares of UJB Common Stock determined in a likewise fashion, with an exercise price per share of UJB Common Stock subject to the converted options and limited rights equal to the exercise price per share of BNJ Stock subject to the BNJ options and limited rights so converted divided by the Exchange Ratio set forth in this Agreement (subject to adjustment as provided herein); provided, however, that the number of shares of UJB Common Stock that may be purchased under any such converted option shall not include any fractional share interest but shall be rounded down to the next lower full share. No cash shall be payable in lieu of such fractional share. UJB shall permit all options, except options held by non-employee directors of BNJ, converted pursuant to this Section 1.11 to be exercisable for a period of three months following a termination of employment, except that such extension shall not be available in any case of a termination of employment by UJB for cause. All options held by non-employee directors of BNJ may be exercised in accordance with their terms and, in addition, UJB shall permit such options to be exercised as limited rights for a period of 90 days following the Effective Time. As soon as practicable after the Effective Time, UJB shall issue to the holders of such BNJ options and limited rights appropriate instruments confirming the right of such holders to acquire shares of UJB Common Stock or to exercise their limited rights for cash on the terms and conditions provided by this Section 1.11, upon surrender of their outstanding instruments representing such BNJ options and limited rights; provided, however, that UJB shall not be obligated to issue any such confirming instruments or any shares of UJB Common Stock upon the exercise of any BNJ options until such time as the shares of UJB Common Stock issuable upon exercise of such converted options have been registered with the Securities and

Exchange Commission (the "SEC") pursuant to an effective registration statement and have been authorized for listing on the New York Stock Exchange and for sale by any appropriate state securities regulators, which UJB shall use its best efforts to effect as promptly as practicable, but in no event more than 30 days after the Effective Time.

     Section 1.12. Dissenting Shares. The shares of BNJ Stock held by those shareholders, if any, of BNJ who have timely and properly exercised their dissenters' rights, if any, in accordance with all applicable laws and regulations relating to the merger of a Delaware corporation into a New Jersey corporation (the "Appraisal Laws") are herein referred to as "Dissenting Shares". Each Dissenting Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost the dissenter's rights in respect thereto under the Appraisal Laws, shall not be converted into or represent a right to receive the Cash Consideration or UJB Common Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for BNJ Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from UJB (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

     If prior to the Effective Time any BNJ shareholder shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her BNJ Stock under the Appraisal Laws, the BNJ Stock of such holder shall be treated for purposes of this Article I like any other shares of outstanding BNJ Stock. If, after the Effective Time, any holder of BNJ Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her BNJ Stock under the Appraisal Laws, each share of BNJ Stock of such holder shall be converted into UJB Common Stock or Cash Consideration pursuant to the election procedures of this Article I.

     BNJ shall give UJB notice of dissent of any shares of BNJ Stock, attempted withdrawals of any such notices of dissent, and any other instruments served pursuant to the Appraisal Laws received by BNJ relating to shareholders' rights to dissent. BNJ shall not, except with the prior written consent of UJB, voluntarily make any payment with respect to any dissenting shares of BNJ, offer to settle, or settle any demands for payment with respect thereto or approve any withdrawal of any such demands.

     Section 1.13. Effect of the Merger. Upon consummation of the Merger, UJB, as the Surviving Corporation, shall continue to be a New Jersey corporation and shall thereupon and thereafter possess all of the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of UJB and BNJ (the "Constituent Corporations"); and all property, real, personal and mixed, tangible and intangible, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations so merged, shall be vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. Any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not occurred; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against the Surviving Corporation that might have been rendered for or against either of the Constituent Corporations if the Merger had not occurred.

     Section 1.14. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of BNJ acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of BNJ or otherwise, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of BNJ, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.

                     REPRESENTATIONS AND WARRANTIES OF BNJ

     BNJ represents and warrants to UJB as follows:

     Section 2.01. Organization, Capital Stock.

     (a) Each of BNJ and its nonbank subsidiaries, including the nonbank subsidiaries of banks (the term "subsidiary", as used herein, shall mean any corporation or other organization of which 25% or more of the outstanding shares of any class of capital stock or other equity security is directly or indirectly owned), all of which are listed, together with their respective states of incorporation, on BNJ Schedule I, is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, qualified to transact business in and in good standing under the laws of all jurisdictions where the failure to be so qualified would have a material adverse effect on the business, results of operations, assets, financial condition or prospects (financial or otherwise) of BNJ and its subsidiaries on a consolidated basis (a "BNJ Material Adverse Change"). However, a BNJ Material Adverse Change will not include a change resulting from a change in law, rule, regulation or generally accepted or regulatory accounting principles, or from any other matter affecting financial institutions or their holding companies generally. Each of BNJ and its subsidiaries has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties, to occupy its premises and to engage in its business and activities as presently engaged in, and each has complied in all material respects with all applicable laws, regulations and orders.

     (b) BNJ is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

     (c) BNJ or one of its subsidiaries is the holder and beneficial owner of all of the issued and outstanding capital stock of all of BNJ's direct and indirect nonbank subsidiaries.

     (d) The authorized capital stock of BNJ consists of 8,000,000 shares of common stock, each of $.01 par value, of which at the date hereof 2,102,520 shares are outstanding, and 2,000,000 shares of preferred stock, each of $.01 par value, of which at the date hereof no shares are outstanding. The authorized and outstanding capital stock of each nonbank subsidiary is set forth on BNJ
Schedule I hereto together with the holders of outstanding capital stock and the number of shares of outstanding capital stock held. All issued shares of the capital stock of BNJ and of each of its nonbank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act of 1933 (the "Securities Act") or an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder. No options covering capital stock of BNJ or any of its nonbank subsidiaries, warrants to purchase or contracts to issue capital stock of BNJ or any of its nonbank subsidiaries, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from BNJ or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of BNJ or any of its nonbank subsidiaries are outstanding, in existence, or the subject of an agreement, except as set forth in BNJ Schedule II. All plans of BNJ for the granting of stock options or stock appreciation rights, and any amendments thereto, have been duly approved by the shareholders of BNJ in accordance with the requirements of the Code and Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

     (e) BNJ owns no bank subsidiary other than New Jersey Savings Bank ("Bank"). ("bank" is hereby defined to include commercial banks, savings banks, private banks, trust companies, savings and loan associations, building and loan associations and similar institutions receiving deposits and making loans). Bank is a capital stock savings bank duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Bank is duly authorized to conduct all activities and exercise all powers contemplated by applicable laws of the State of New Jersey, is an insured bank as defined in the Federal Deposit Insurance Act, and has all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease its properties and assets, to occupy its premises, and to engage in its business and activities as presently engaged in, and has complied in all material respects with all applicable laws, regulations and orders.

     (f) The authorized and outstanding capital stock of Bank is as set forth on BNJ Schedule III. BNJ is the holder and beneficial owner of all shares of the issued and outstanding capital stock of Bank. All issued and outstanding shares of the capital stock of Bank have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act or an appropriate exemption from registration under the Securities Act, and were not issued in violation of the preemptive rights of any shareholder. Except for Bank options subsequently assumed by BNJ, no options covering the capital stock of Bank, warrants to purchase or contracts to issue capital stock of Bank, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from BNJ or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of Bank are outstanding, in existence, or the subject of an agreement.

     (g) All capital stock of its subsidiaries beneficially owned by BNJ is held free and clear of any claims, liens, encumbrances or security interests.

     Section 2.02. Financial Statements. The financial statements and schedules contained or incorporated in BNJ's (a) annual report to shareholders for the fiscal year ended December 31, 1993, (b) annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended December 31, 1993,and (c) quarterly reports on Form 10-Q pursuant to the Exchange Act for the fiscal quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 (the "BNJ Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents the consolidated statements of condition, income, changes in stockholders' equity and cash flows of BNJ and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in related notes or in the accountants' reports thereon, the BNJ Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied. The BNJ Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the BNJ Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

     Section 2.03. No Conflicts. Except as set forth in BNJ Schedule III, BNJ and each of its subsidiaries is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by BNJ, or the consummation of the transactions contemplated hereby including the Merger by BNJ upon the terms provided herein (assuming receipt of the Required Consents, as that term is defined in Section 4.01), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the material rights, permits, licenses, assets or properties of BNJ or any of its subsidiaries or upon any of the capital stock of BNJ or any of its subsidiaries, or constitute an event which could, with the lapse of time, action or inaction by BNJ or any of its subsidiaries or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

     (a) the Certificate of Incorporation or the By-Laws of BNJ or any of its subsidiaries;

     (b) any law, statute, rule, ruling, determination, ordinance or regulation of or agreement with any governmental or regulatory authority;

     (c) any judgment, order, writ, award, injunction or decree of any court or other governmental authority; or

     (d) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement or other instrument;

     to which BNJ or any of its subsidiaries is a party or by which BNJ or any of its subsidiaries or any of their assets or properties are bound or committed, the consequences of which individually or in the aggregate, would have a material adverse effect on BNJ and its subsidiaries, taken as a whole, or enable any person to enjoin the transactions contemplated hereby.

     Section 2.04. Absence of Undisclosed Liabilities. To the best knowledge of BNJ management, BNJ and its subsidiaries have no liabilities, whether contingent or absolute, direct or indirect, matured or unmatured (including but not limited to liabilities for federal, state and local taxes, penalties, assessments, lawsuits or claims against BNJ or any of its subsidiaries), and no loss contingency (as defined in Statement of Financial Accounting Standards No. 5), material in the aggregate to BNJ and its subsidiaries, taken as a whole, other than (a) those reflected in the BNJ Financial Statements or disclosed in the notes thereto, (b) commitments made by BNJ or any of its subsidiaries in the ordinary course of its business which are not in the aggregate material in frequency or amount to BNJ and its subsidiaries, taken as a whole, and (c) liabilities arising in the ordinary course of its business since December 31, 1993 which are not in the aggregate material in frequency or amount to BNJ and its subsidiaries, taken as a whole. Neither BNJ nor any of its subsidiaries has, since December 31, 1993, become obligated on any debt due in more than one year from the date of this Agreement in excess of $250,000, other than intra-corporate debt and deposits received, repurchase agreements and borrowings from the Federal Home Loan Bank of New York entered into in the ordinary course of business.

     Section 2.05. Absence of Litigation, Agreements with Bank Regulators. There is no outstanding order, injunction or decree of any court or governmental or self-regulatory body against or affecting BNJ or any of its subsidiaries which materially and adversely affects BNJ and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to BNJ and its subsidiaries, taken as a whole, pending or, to BNJ's knowledge, threatened, against or involving BNJ or any of its subsidiaries or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as disclosed in BNJ Schedule IV. Neither Bank nor BNJ is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management. Neither Bank nor BNJ been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. Neither Bank nor BNJ has failed to resolve to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recent examinations of each aspect of Bank's and BNJ's business.

     Section 2.06. Brokers' Fees. BNJ has entered into this Agreement with UJB as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker, other than Kaplan Associates, Inc. ("Kaplan"). Except as disclosed in BNJ Schedule V, true and complete copies of all agreements between BNJ and Kaplan with respect to the transactions contemplated by this Agreement have previously been delivered to UJB.

     Section 2.07. Material Information. The representations and warranties made by BNJ in this Agreement and the BNJ Schedules hereto, and, at the time of filing, all filings made by BNJ and its subsidiaries after December 31, 1991 with the SEC and the appropriate bank regulatory authorities do not or did not contain any untrue statement of a material fact and do not or did not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. BNJ has timely made all filings required by the Securities Act and the Exchange Act.

     Section 2.08. Corporate Action. Assuming due execution and delivery by each of the other parties thereto, and subject to the approval by the shareholders of BNJ of this Agreement, the Merger and the other transactions contemplated hereby in accordance with BNJ's Certificate of Incorporation at a meeting of such holders to be duly called and held, BNJ has the corporate power and is duly authorized by all necessary corporate action to execute, deliver and perform this Agreement. The Board of Directors of BNJ has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of BNJ enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally. The Board of Directors of BNJ in authorizing the execution of this Agreement has determined to recommend to the shareholders of BNJ the approval of this Agreement, the Merger and the other transactions contemplated hereby and thereby.

     Section 2.09. Absence of Changes. There has not been, since December 31, 1993, any BNJ Material Adverse Change. Except as disclosed in BNJ Schedule VI, neither BNJ nor any of its subsidiaries has, since December 31, 1993: (a) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than dividends from subsidiaries to BNJ or other subsidiaries of BNJ, or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock held by persons other than BNJ and its subsidiaries; (b) incurred current liabilities since that date other than in the ordinary course of business; (c) sold, exchanged or otherwise disposed of any of their assets except in the ordinary course of business; (d) made any extraordinary officers' salary increase or wage increase, entered into any employment, consulting, severance or change of control contract with any present or former director, officer or salaried employee, or instituted any employee or director welfare, bonus, stock option, profit-sharing, retirement, severance or other benefit plan or arrangement or modified any of the foregoing so as to increase its obligations thereunder in any material respect; (e) suffered any taking by condemnation or eminent domain or other damage, destruction or loss in excess of $50,000, whether or not covered by insurance, adversely affecting its business, property or assets, or waived any rights of value in excess of $50,000; (f) entered into any transactions which in the aggregate exceeded $250,000 other than in the ordinary course of business; or (g) acquired the assets or capital stock of another company, except in a fiduciary capacity or in the course of securing or collecting loans or leases.

     Section 2.10. Allowance for Loan and Lease Losses. At December 31, 1993 and thereafter BNJ's allowance for loan and lease losses is adequate in all material respects to provide for all losses on loans and leases outstanding and, to the best of BNJ's knowledge, the loan and lease portfolios of BNJ in excess of such allowances are collectible in the ordinary course of business. BNJ Schedule VII constitutes a list of all loans and leases made by BNJ or any of its subsidiaries that have been "classified" as to quality by any internal or external auditor, accountant or examiner, and such list is accurate and complete in all material respects.

     Section 2.11. Taxes and Tax Returns. Neither BNJ nor any of its subsidiaries has at any time filed a consent pursuant to Section 341(f) of the Code or consented to have the provisions of Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by BNJ or any of its subsidiaries. None of the property being acquired by UJB or its subsidiaries in the Merger is property which UJB or its subsidiaries will be required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code. Proper and accurate amounts have been withheld from employees by BNJ and each of its subsidiaries for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state and local law. Proper and accurate federal, state and local returns have been timely filed by BNJ and each of its subsidiaries for all periods for which returns were due, including with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor has been included on the books of BNJ or its appropriate subsidiary. Other than franchise tax returns filed by BNJ with the State of Delaware, neither BNJ nor any of its subsidiaries is required to file tax returns with any state other than the State of New Jersey. Provision has been made on the books of BNJ or its appropriate subsidiary for all unpaid taxes, whether or not disputed, that may become due and payable by BNJ or any of its subsidiaries in future periods in respect of transactions, sales or services previously occurring or performed, except as to an amount of up to $10,000 which may be owed with respect to sales taxes. The Internal Revenue Service ("IRS") has audited the consolidated federal income tax returns of Bank for all taxable years ended on or prior to December 31, 1982 and the State of New Jersey has not audited any New Jersey income tax return for at least the last eight years. Neither BNJ nor any of its subsidiaries is subject to an audit or review of its tax returns by any state other than the State of New Jersey. BNJ is not and has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither BNJ nor any of its subsidiaries is currently a party to any tax sharing or similar agreement with any third party. There are no material matters, assessments, notices of deficiency, demands for taxes, proceedings, audits or proposed deficiencies pending or threatened against BNJ or any of its subsidiaries and there have been no waivers of statutes of limitations or agreements related to assessments or collection in respect of any federal, state or local taxes. Neither BNJ nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to
Section 481(a) of the Code by reason of a change in accounting method initiated by BNJ or any of its subsidiaries, and neither BNJ nor any of its subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method. BNJ and its subsidiaries have complied in all material respects with all requirements relating to information reporting and withholding (including back-up withholding) and other requirements relating to the reporting of interest, dividends and other reportable payments under the Code and state and local tax laws and the regulations promulgated thereunder and other requirements relating to reporting under federal law including recordkeeping and reporting on monetary instruments transactions.

     Section 2.12. Properties. BNJ, directly or through its subsidiaries, has good and marketable title to all of its properties and assets, tangible and intangible, including those reflected in the most recent consolidated balance sheet included in the BNJ Financial Statements (except individual properties and assets disposed of since that date in the ordinary course of business with gross proceeds not in excess of $50,000 and individual OREO property disposed of since that date with gross proceeds not in excess of $100,000), which properties and assets are not subject to any mortgage, pledge, lien, charge or encumbrance other than as reflected in the BNJ Financial Statements or which in the aggregate do not materially adversely affect or impair the operation of BNJ and its subsidiaries taken as a whole. BNJ and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases under which it or any of its subsidiaries is the lessee, where the failure to enjoy such peaceful and undisturbed possession would have a material adverse effect on BNJ and its subsidiaries taken as a whole, and none of such leases contains any unusual or burdensome provision which would materially and adversely affect or impair the operations of BNJ and its subsidiaries taken as a whole.

     Section 2.13. Condition of Properties; Insurance. All real and tangible personal properties owned by BNJ or any of its subsidiaries or used by BNJ or any of its subsidiaries in its business are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by BNJ or such subsidiary subject to exceptions which are not, in the aggregate, material to BNJ and its subsidiaries, taken as a whole. BNJ and each of its subsidiaries maintains insurance (with companies which, to the best of BNJ's knowledge, are authorized to do business in New Jersey) against loss relating to such properties in amounts which are customary, usual and prudent for corporations or banks, as the case may be, of their size. Such policies are in full force and effect, are carried in an amount and form and are otherwise adequate to protect BNJ and each of its subsidiaries from any adverse loss resulting from risks and liabilities reasonably foreseeable at the date hereof, and are disclosed on BNJ
Schedule VIII. All material claims thereunder have been filed in a due and timely fashion. Since December 31, 1991, neither BNJ nor any of its subsidiaries has ever been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request).

     Section 2.14. Contracts.

     (a) Except as set forth in BNJ Schedule IX, neither BNJ nor any of its subsidiaries is a party to and neither they nor any of their assets are bound by any written or oral lease or license with respect to any property, real or personal, as tenant or licensee involving an annual consideration in excess of $75,000.

     (b) Except as set forth in BNJ Schedule IX, neither BNJ nor any of its subsidiaries is a party to and neither they nor any of their assets is bound by any written or oral: (i) employment or severance contract (including, without limitation, any collective bargaining contract or union agreement) which is not terminable without penalty by BNJ or a subsidiary, as appropriate, on 60 days' or less notice; (ii) contract or commitment for capital expenditures in excess of $75,000 in the aggregate for any one project; (iii) contract or commitment whether or not made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving consideration in excess of $75,000 (including advertising and consulting agreements and retainer agreements with attorneys, accountants, actuaries, or other professionals); (iv) contract or option to purchase or sell any real or personal property involving consideration in excess of $75,000; or (v) other contracts material to the business of BNJ and its subsidiaries taken as a whole and not made in the ordinary course of business.

     (c) Neither BNJ nor any of its subsidiaries is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which, in the reasonable opinion of management of BNJ, is materially adverse, onerous, or harmful to any aspect of the business of BNJ and its subsidiaries taken as a whole.

     Section 2.15. Interest of Management and Affiliates. Except as disclosed on BNJ Schedule X, all loans presently on the books of BNJ or any of its subsidiaries to its present or former directors or executive officers, or their associates, or any members of their immediate families, have been made in the ordinary course of business and on the same terms and interest rates as those prevailing for comparable transactions with others and do not involve more than the normal risk of repayment or present other unfavorable features. Except as set forth in BNJ Schedule X: (i) no present or former officer or director of BNJ or any of its subsidiaries or any of their associates or any members of their immediate families has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of BNJ or any of its subsidiaries except for the normal rights of a shareholder; no such person is indebted to or has a contract or commitment for the purchase or sale of real or personal property, materials, supplies or services in excess of $10,000 per annum or for longer than one year whether or not in the ordinary course of business with BNJ or any of its subsidiaries, except for normal business expense advances and loans or other extensions of credit of not more than $25,000 in the aggregate; (ii) neither BNJ nor any of its subsidiaries has any commitment, whether written or oral, to lend any funds to any such person; and (iii) neither BNJ nor any of its subsidiaries is indebted to any such person except for deposits taken in the ordinary course of business and amounts due for normal compensation or reimbursement of expenses incurred in furtherance of the business of such person's employer and reimbursable according to a policy of BNJ or such subsidiary, as appropriate, as in effect immediately prior to the date hereof. The consummation of the transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, the lapse of time, or the giving of notice and failure to cure) result in any payment (severance or other) becoming due from BNJ or any of its subsidiaries or any successor or assign thereof to any director, officer or employee of BNJ or any of its subsidiaries or any successor or assign of such subsidiary, except as disclosed in BNJ Schedule X.

     Section 2.16. Pension and Benefit Plans.

     (a) Neither BNJ nor any of its subsidiaries maintains an employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or has made any contributions to any such employee pension benefit plan except employee pension benefit plans listed in BNJ Schedule XI (individually a "BNJ Plan" and collectively the "BNJ Plans"). In its present form each BNJ Plan complies in all material respects with all applicable requirements under ERISA and the Code. Except as disclosed in Schedule XI, each BNJ Plan and the trust created thereunder is qualified and exempt under Sections 401(a) and 501(a) of the Code, and BNJ or the subsidiary whose employees are covered by such BNJ Plan has received from the IRS a determination letter to that effect. Each BNJ Plan has been administered and communicated to the participants and beneficiaries in all material respects in accordance with its terms and ERISA. Except as disclosed in Schedule XI, no employee or agent of BNJ or any subsidiary whose employees are covered by a BNJ Plan has engaged in any action or has failed to act in such manner that, as a result of such action or failure: (i) the IRS could revoke, or refuse to issue (as the case may be), a favorable determination as to such BNJ Plan's qualification and the associated trust's exemption or impose any liability or penalty under the Code, or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under such BNJ Plan or has been misled as to his or her rights under such BNJ Plan. Based upon reasonable actuarial assumptions and the cost method established for each BNJ Plan by its enrolled actuary, the actuarial present value of all accumulated benefits under all BNJ Plans as of January 1, 1993 did not exceed the net assets then available for benefits. There has been no adverse change in funding levels since January 1, 1993 in respect of each BNJ Plan. There has been no change in any of the assumptions or methods used by the enrolled actuary to each BNJ Plan since January 1, 1993. There has not been any accumulated funding deficiency with respect to any BNJ Plan within the meaning of Section 412 of the Code, whether or not such deficiency has been waived. No person has engaged in any prohibited transaction involving any BNJ Plan or associated trust within the meaning of Section 406 of ERISA or Section 4975 of the Code and there has not been any reportable event involving any BNJ Plan within the meaning of Section 4043 of ERISA and the regulations thereunder which required notification to the Pension Benefit Guaranty Corporation ("PBGC"). No liability under Title IV of ERISA has been incurred with respect to any BNJ Plan or associated trust other than for required insurance premiums payable to PBGC which have been paid when due. No fact or circumstance, including but not limited to (i) a reportable event as defined above (other than a reportable event not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of BNJ or any ERISA affiliate of BNJ from a BNJ Plan during a plan year in which it was a "substantial employer" as defined in ERISA, (iii) the filing of a notice of intent to terminate a BNJ Plan or the treatment of a BNJ Plan amendment as a termination under ERISA, (iv) the institution of proceedings to terminate a BNJ Plan by the PBGC, or (v) any other event or condition which exists with respect to any BNJ Plan has occurred which would constitute grounds for the termination of such BNJ Plan by the PBGC, or for the appointment by the appropriate United States District Court of a trustee to administer such BNJ Plan. All reports, filings, disclosures, and other communications which have been required to be made to the participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, the PBGC, or any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports and communications were true and correct in all material respects. No liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. BNJ has no knowledge of any event that could result in a liability of BNJ or its ERISA Affiliates (as defined below) to the PBGC. BNJ and all its ERISA Affiliates have met all requirements with respect to funding the BNJ Plans imposed by ERISA or the Code. There have not been any nor are there now existing any events or conditions that would permit any BNJ Plan to be terminated under circumstances that would cause the lien provided under Section 4068 of ERISA to attach to the property of BNJ or its ERISA affiliates. "ERISA Affiliate" where used in this Agreement means any trade or business (whether or not incorporated) which is a member of a group of which BNJ is a member and which is under common control within the meaning of Section 414 of the Code. Except as disclosed in Schedule XI, there are no unfunded benefit or pension plans or arrangements, whether qualified or not, to which BNJ or any of its subsidiaries or ERISA Affiliates has any obligation to contribute. There has been no change in control of any BNJ Plan since the last effective date of any such change of control disclosed to UJB in
Schedule XI.

     (b) All bonus, deferred compensation, profit-sharing, retirement, pension, stock option, stock award and stock purchase plans and all other employee benefit plans with an annual cost in excess of $25,000 other than medical, major medical, disability, life insurance or dental plans covering employees generally, maintained by BNJ or any of its subsidiaries (collectively "Benefit Plans") are listed in BNJ Schedule XI and comply in all material respects with all applicable requirements imposed by the Securities Act, the Exchange Act, ERISA, the Code, and all applicable rules and regulations thereunder. The Benefit Plans have been administered and communicated to the participants and beneficiaries in all material respects in accordance with their terms and ERISA, and no employee or agent of BNJ or any of its subsidiaries has engaged in any action or failed to act in such manner that, as a result of such action or failure: (i) the IRS could revoke, or refuse to issue, a favorable determination as to a Benefit Plan's qualification and any associated trust's exemption or impose any liability or penalty under the Code; or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under the Benefit Plans or has been misled as to their rights under the Benefit Plans. All reports, filings, disclosures, and other communications which have been required to be made to the participants and beneficiaries, other employees of BNJ or any of its subsidiaries, the SEC, the IRS, the U.S. Department of Labor, the PBGC, and any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports and communications were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements.

     (c) There are no "Loans" outstanding under the New Jersey Savings Bank Employee Stock Ownership and Savings Plan (the "ESOSP"), as the term "Loans" is defined in the ESOSP, and all Company Stock (as defined in the ESOSP) held by the Trust (as defined in the ESOSP) has been allocated to the accounts of ESOSP Participants (as defined in the ESOSP).

     Section 2.17. Fidelity Bonds. Since at least January 1, 1989, BNJ and each of its subsidiaries has continuously maintained fidelity bonds insuring them against acts of dishonesty by each of the respective insured's employees in such amounts as are customary, usual and prudent for organizations of its size and business. All material claims thereunder have been filed in a due and timely fashion. Since January 1, 1989, the aggregate amount of all claims under such bonds has not exceeded the policy limits of such bonds (excluding, except in the case of excess coverage, a deductible amount of not more than $50,000) and neither BNJ nor any of its subsidiaries is aware of any facts which would form the basis of a claim or claims under such bonds aggregating in excess of the applicable deductible amounts under such bonds. Neither BNJ nor any of its subsidiaries has reason to believe that its respective fidelity coverage will not be renewed by its carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to BNJ's and its subsidiaries' past claim experience.

     Section 2.18. Labor Matters. Hours worked by and payment made to employees of BNJ and each of its subsidiaries have not been in violation of the Fair Labor Standards Act or any applicable law dealing with such matters; and all payments due from BNJ and each of its subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of BNJ or its appropriate subsidiary. BNJ is in compliance with all other laws and regulations relating to the employment of labor, including all such laws and regulations relating to collective bargaining, discrimination, civil rights, safety and health, plant closing (including the Worker Adjustment Retraining and Notification Act), workers' compensation and the collection and payment of withholding and Social Security and similar taxes, except for any immaterial non-compliance. No labor dispute, strike or other work stoppage has occurred and is continuing or is threatened with respect to BNJ or any of its subsidiaries. Except as set forth in BNJ Schedule XII, no employee of BNJ or any of its subsidiaries has been terminated, suspended, disciplined or dismissed under circumstances that are likely to result in a material claim, suit, action, complaint or proceeding against BNJ or any of its subsidiaries. No employees of BNJ or any of its subsidiaries are unionized nor has such union representation been requested by any group of employees or any other person within the last two years. There are no organizing activities involving BNJ pending with, or, to the knowledge of BNJ, threatened by, any labor organization or group of employees of BNJ.

     Section 2.19. Books and Records. The minute books of BNJ and each of its subsidiaries contain complete and accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of BNJ and each of its subsidiaries fairly and accurately reflect the transactions to which BNJ and each of its subsidiaries is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

     Section 2.20. Concentrations of Credit. Except as disclosed on BNJ Schedule XIII, no customer or affiliated group of customers (a) is owed by BNJ or any subsidiary of BNJ an aggregate amount equal to more than 5% of the shareholders' equity of BNJ or such subsidiary (including deposits, other debts and contingent liabilities) or (b) owes to BNJ or any of its subsidiaries an aggregate amount equal to more than 5% of the shareholders' equity of BNJ or such subsidiary (including loans and other debts, guarantees of debts of third parties, and other contingent liabilities).

     Section 2.21. Trademarks and Copyrights. Neither BNJ nor any of its subsidiaries has received notice or otherwise knows that the manner in which BNJ or any of its subsidiaries conducts its business including its current use of any material trademark, trade name, service mark or copyright violates asserted rights of others in any trademark, trade name, service mark, copyright or other proprietary right.

     Section 2.22. Equity Interests. Except as disclosed in BNJ Schedule XIV, neither BNJ nor any of its subsidiaries owns, directly or indirectly, any equity interest, other than by virtue of a security interest securing an obligation not presently in default, in any bank, corporation, partnership or other entity, except: (a) in a fiduciary capacity; or (b) an interest valued at less than $50,000 acquired in connection with a debt previously contracted.

     Section 2.23. Environmental Matters. Except as disclosed on Schedule XVII, to the knowledge of BNJ, no Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on (1) any property now owned, occupied or leased ("Present Property") by BNJ or any of its subsidiaries, (2) any property previously owned, occupied or leased ("Former Property") by BNJ or any of its subsidiaries during the time of such previous ownership, occupancy or lease; or
(3) any Participation Facility (as hereinafter defined) during the time that BNJ or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. To the knowledge of BNJ, neither BNJ nor any of its subsidiaries has disposed of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that BNJ or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility. To the knowledge of BNJ, no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay BNJ or any of its subsidiaries from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

     As used in this Agreement, (a) "Participation Facility" shall mean any property or facility of which the relevant person or entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator, (b) "Loan Property" shall mean any real property in which the relevant person or entity holds a security interest in an amount greater than $50,000 and (c) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-based products.


                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF UJB

     UJB represents and warrants to BNJ as follows:

   Section 3.01.   Organization, Capital Stock.

     (a) UJB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with authorized capital stock consisting of 130,000,000 shares of Common Stock, each of par value $1.20, of which 55,005,307 shares were issued and outstanding as of December 31, 1994 and 4,000,000 shares of Preferred Stock, each without par value, of which 600,166 shares of Series B Adjustable Rate Cumulative Preferred Stock ($50 stated value) were issued and outstanding and 600,000 shares of Series R Preferred Stock were reserved for issuance as of December 31, 1994. All issued and outstanding shares of UJB's capital stock have been fully paid, were duly and validly issued, and are non-assessable.

     (b) UJB is qualified to transact business in and is in good standing under the laws of all jurisdictions where the failure to be so qualified would have a material adverse effect on the business, results of operations, assets, financial condition or prospects (financial or otherwise) of UJB and its subsidiaries on a consolidated basis (a "UJB Material Adverse Change"). However, a UJB Material Adverse Change will not include a change resulting from a change in law, rule, regulation or generally accepted or regulatory accounting principles, or from any other matter affecting financial institutions or their holding companies generally. The bank subsidiaries of UJB are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. UJB and its bank subsidiaries have all corporate power and authority and all material licenses, franchises, certificates, permits and other governmental authorizations which are legally required to own and lease their respective properties, occupy their respective premises, and to engage in their respective businesses and activities as presently engaged in. UJB is duly registered as a bank holding company under the Bank Holding Company Act.

     (c) All issued shares of the capital stock of UJB and of each of its bank subsidiaries have been fully paid, were duly authorized and validly issued, are non-assessable, have been issued pursuant to an effective registration statement and current prospectus under the Securities Act or an appropriate exemption from registration under the Securities Act and were not issued in violation of the preemptive rights of any shareholder. UJB or one of its subsidiaries is the holder and beneficial owner of all of the issued and outstanding capital stock of its bank subsidiaries. No options covering capital stock of UJB or any of its bank subsidiaries, warrants to purchase or contracts to issue capital stock of UJB or any of its bank subsidiaries, or any other contracts, rights (including preemptive rights), commitments or convertible securities entitling anyone to acquire from UJB or any of its subsidiaries or obligating them to issue any capital stock, or securities convertible into or exchangeable for shares of capital stock, of UJB or any of its bank subsidiaries are outstanding, in existence, or the subject of an agreement, except for UJB Common Stock issuable pursuant to employee stock options granted under stock option plans or stock option components of incentive plans of UJB (3,087,394 shares at December 31, 1994), UJB Common Stock issuable pursuant to UJB's Dividend Reinvestment and Stock Purchase Plan, UJB Savings Incentive Plan and 1993 Incentive Stock and Option Plan and Series R Preferred Stock issuable pursuant to the UJB Shareholder Rights Plan.

     Section 3.02. Financial Statements. The financial statements and schedules contained or incorporated in UJB's (a) annual report to shareholders for the fiscal year ended December 31, 1993, (b) annual report on Form 10-K pursuant to the Exchange Act for the fiscal year ended December 31, 1993, and (c) quarterly reports on Form 10-Q pursuant to the Exchange Act for the fiscal quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 (the "UJB Financial Statements") are true and correct in all material respects as of their respective dates and each fairly presents the consolidated balance sheets, statements of income, statements of shareholders' equity and statements of cash flows of UJB and its subsidiaries at its respective date and for the period to which it relates. Except as may otherwise be described therein or in the related notes or in the accountants' reports thereon, the UJB Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied. The UJB Financial Statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders the UJB Financial Statements, in light of the circumstances under which they were made, misleading in any respect.

     Section 3.03. No Conflicts. UJB is not in, and has received no notice of, violation or breach of, or default under, nor will the execution, delivery and performance of this Agreement by UJB, or the consummation of the Merger by UJB upon the terms and conditions provided herein (assuming receipt of the Required Consents), violate, conflict with, result in the breach of, constitute a default under, give rise to a claim or right of termination, cancellation, revocation of, or acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any rights, permits, licenses, assets or properties material to UJB and its subsidiaries, taken as a whole, or upon any of the capital stock of UJB, or constitute an event which could, with the lapse of time, action or inaction by UJB or a third party, or the giving of notice and failure to cure, result in any of the foregoing, under any of the terms, conditions or provisions, as the case may be, of:

     (a) the Restated Certificate of Incorporation or the By-Laws of UJB;

     (b) any law, statute, rule, ruling, determination, ordinance, or regulation of any governmental or regulatory authority;

     (c) any judgment, order, writ, award, injunction, or decree of any court or other governmental authority; or

     (d) any material note, bond, mortgage, indenture, lease, policy of insurance or indemnity, license, contract, agreement, or other instrument;

to which UJB is a party or by which UJB or any of its assets or properties are bound or committed, the consequences of which would have a material adverse effect on UJB and its subsidiaries, or enable any person to enjoin the transactions contemplated hereby.

     Section 3.04. Absence of Litigation, Agreements with Bank Regulators. There is no outstanding order, injunction, or decree of any court or governmental or self-regulatory body against or affecting UJB or its subsidiaries which materially and adversely affects UJB and its subsidiaries, taken as a whole, and there are no actions, arbitrations, claims, charges, suits, investigations or proceedings (formal or informal) material to UJB and its subsidiaries, taken as a whole, pending or, to UJB's knowledge, threatened, against or involving UJB or their officers or directors (in their capacity as such) in law or equity or before any court, panel or governmental agency, except as disclosed in the Forms 10-K and 10-Q of UJB referred to in Section 3.02. Neither UJB nor any bank subsidiary of UJB is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter to, or has submitted a board of directors resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management. Neither UJB nor any bank subsidiary of UJB, has been advised by any governmental or regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any of the foregoing. Neither UJB nor any bank subsidiary of UJB has failed to resolve to the satisfaction of the applicable regulatory agency any significant deficiencies cited by any such agency in its most recent examinations of each aspect of UJB or such bank subsidiary's business.

     Section 3.05. Material Information. The representations and warranties made by UJB in this Agreement and, at the time of filing, all filings made by UJB and its subsidiaries after December 31, 1991 with the SEC and appropriate bank regulatory authorities do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. UJB has timely made all filings required by the Securities Act and the Exchange Act.

     Section 3.06. Corporate Action. Assuming due execution and delivery by each of the other parties thereto, UJB has the corporate power and is duly authorized by all necessary corporate action to execute, deliver, and perform this Agreement. The Board of Directors of UJB has taken all action required by law, its Restated Certificate of Incorporation, its By-Laws or otherwise to authorize the execution and delivery of this Agreement. Approval by the shareholders of UJB of this Agreement, the Merger or the transactions contemplated by this Agreement are not required by applicable law. This Agreement is a valid and binding agreement of UJB enforceable in accordance with its terms except as such enforcement may be limited by applicable principles of equity, and by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally.

     Section 3.07. Absence of Changes. There has not been, since December 31, 1993, any UJB Material Adverse Change and there is no matter or fact which may result in any such UJB Material Adverse Change in the future.

     Section 3.08. Non-bank Subsidiaries. The non-bank subsidiaries of UJB did not, taken in the aggregate, constitute a "significant subsidiary" of UJB, as that term is defined in Rule 1-02(v) of Regulation S-X of the SEC (17 CFR 210.1-02(v)), at December 31, 1994.

     Section 3.09. Absence of Undisclosed Liabilities. The UJB Financial Statements are prepared on an accrual basis and reflect all known assets and liabilities. There are no material undisclosed liabilities to the best knowledge of management.

     Section 3.10. Allowance for Loan and Lease Losses. The allowances for loan and lease losses of UJB and its subsidiaries are adequate in all material respects to provide for all losses on loans and leases outstanding, and to the best of UJB's knowledge the loan and lease portfolios of UJB and its subsidiaries in excess of such allowances are collectible in the ordinary course of business.

     Section 3.11. Environmental Matters. Except as disclosed in the Forms 10-K and 10-Q of UJB referred to in Section 3.02 hereof, to the knowledge of UJB:

     (a) no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any (i) Present Property of UJB or a subsidiary, (ii) Former Property of UJB or a subsidiary during the time of previous ownership, occupancy or lease, or (iii) Participation Facility during the time that UJB or a subsidiary participated in the management of, or may be deemed to be or to have been an owner or operator of, such facility, where such storage, treatment, dumping, spilling, disposing, discharging, releasing, or depositing would have a material adverse effect on UJB and its subsidiaries, taken as a whole;

     (b) neither UJB nor any subsidiary has disposed of or arranged for the disposal of Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances from a Participation Facility during the time that UJB or any subsidiary participated in the management of, or may be deemed to be or to have been an owner or operator of such Participation Facility, where such disposal or arranging for disposal would have a material adverse effect on UJB and its subsidiaries, taken as a whole;

     (c) no Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property, nor is there with respect to any Loan Property any violation of an environmental law, where such storage, treatment, dumping, spilling, disposing, discharging, releasing, depositing or violation would have a material adverse effect on UJB and its subsidiaries, taken as a whole.

                                  ARTICLE IV.

                                COVENANTS OF BNJ

     BNJ hereby covenants and agrees with UJB that:

     Section 4.01. Preparation of Registration Statement and Applications for Required Consents. BNJ will cooperate with UJB in the preparation of a Registration Statement on Form S-4 (the "Registration Statement") including the BNJ proxy statement to be included as a part thereof (the "BNJ Proxy Statement") and filed with the SEC under the Securities Act for the registration of the UJB Common Stock to be issued in connection with the Merger. In connection therewith, BNJ will furnish all information concerning BNJ reasonably deemed necessary by counsel to UJB for the filing or preparation for filing under the Securities Act of the Registration Statement. BNJ will cooperate with UJB and provide such information as may be advisable in obtaining an order of effectiveness for the Registration Statement, appropriate permits or approvals under state securities and "blue sky" laws, the required approval under the Bank Holding Company Act by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the required approval from the Department of Banking of the State of New Jersey, the listing of the Shares on the New York Stock Exchange (subject to official notice of issuance) and any other governmental or regulatory consents or approvals or the taking of any other governmental or regulatory action necessary or, in the reasonable judgment of UJB, advisable to consummate the Merger (the "Required Consents"). BNJ covenants and agrees that all information furnished by BNJ will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. BNJ will furnish to Kaplan, investment bankers advising BNJ, such information as they may reasonably request for purposes of the opinion referred to in Section 8.08.

     Section 4.02. Notice of Adverse Changes. BNJ will promptly advise UJB in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of BNJ contained in this Agreement or the BNJ Schedules or the materials furnished pursuant to the Post-Signing Disclosure List (as defined in Section 4.09), if made on or as of the date of such event or the Closing Date (as defined at Section 9.01), untrue or inaccurate in any material respect, (b) any BNJ Material Adverse Change, (c) any inability or perceived inability of BNJ to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of litigation involving BNJ or any of its subsidiaries or assets, which, if determined adversely to BNJ or any of its subsidiaries, would have a material adverse effect upon BNJ and its subsidiaries taken as a whole or the Merger and the related transactions, and (e) any governmental complaint, investigation, hearing, or communication indicating that such litigation is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by BNJ or a subsidiary subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which BNJ or a subsidiary is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of BNJ and its subsidiaries taken as a whole, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. BNJ agrees that the delivery of such notice shall not constitute a waiver by UJB of any of the provisions of Articles VI or VII.

     Section 4.03. Meeting of Shareholders. BNJ will call a meeting of its shareholders for the purpose of voting upon this Agreement, the Merger and the transactions contemplated hereby to be held as promptly as practicable and, in connection therewith, will comply with Delaware law and the Exchange Act and all regulations promulgated thereunder governing shareholder meetings and proxy solicitations. In connection with such meeting, BNJ shall mail a Proxy Statement to its shareholders and use its best efforts to obtain shareholder approval of this Agreement, the Merger and the transactions contemplated hereby.

     Section 4.04. Copies of Filings. Without limiting the provisions of Section 4.01, BNJ will deliver to UJB, at least twenty-four hours prior to an anticipated date of filing or distribution, all documents to be filed with the SEC or any bank regulatory authority or to be distributed in any manner to the shareholders of BNJ or the public, together with, in the case of all quarterly financial statements provided pursuant to this section, a written opinion of the chief financial officer of BNJ to the effect that such financial statements are true, correct and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed therein, and with the books and records of BNJ, and present fairly the consolidated financial position of BNJ and its subsidiaries at the date thereof and the results of operations for the period covered thereby.

     Section 4.05. No Material Transactions. Until the Effective Time, BNJ will not and will not allow any of its subsidiaries to, without the prior written consent of UJB: (a) pay (or make a declaration which creates an obligation to pay) any cash dividends at a quarterly rate in excess of $.20, other than dividends from subsidiaries of BNJ to BNJ or other subsidiaries of BNJ; (b) fail to coordinate with UJB the declaration of any dividends or the setting of any record or payment dates; (c) declare or distribute any stock dividend or authorize or effect a stock split; (d) merge with, consolidate with, or sell any material asset to any other corporation, bank, or person (except for mergers of subsidiaries of BNJ into BNJ or other subsidiaries of BNJ) or enter into any other transaction not in the ordinary course of business; (e) except in a fiduciary capacity, make or agree to make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock; (f) incur any liability or obligation other than intracompany obligations, make or agree to make any commitment or disbursement, acquire or dispose or agree to acquire or dispose of any property or asset (tangible or intangible), make or agree to make any contract or agreement or engage or agree to engage in any other transaction, except transactions in the ordinary course of business and other transactions aggregating not more than $250,000; (g) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of business and for amounts not material in the aggregate; (h) increase or enter into any agreement to increase the rate of compensation of the employees on the date hereof at an annualized rate exceeding five percent (5%) on average for that group or pay any employee bonus; (i) except as previously disclosed in writing to UJB, create or modify any employment or severance arrangement or any pension or profit sharing plan, bonus, deferred compensation, death benefit, retirement or other employee or director benefit plan of whatsoever nature, or change the level of benefits under any such arrangement or plan, or increase any severance or termination pay benefit or any other fringe benefit; (j) distribute, issue or sell any shares of its capital stock, except as required by rights existing on the date of this Agreement under the BNJ Stock Option Plans or distribute, issue, sell or grant any stock appreciation rights, limited rights or options covering, warrants to purchase or contracts to issue, or enter into any contracts or other rights entitling anyone to acquire or obligating BNJ or any of its subsidiaries to issue, any capital stock or securities convertible into or exchangeable for shares of capital stock, of BNJ or any of its subsidiaries, other than the mandated issuance to each BNJ director of options to purchase 500 shares of BNJ Stock under the BNJ Stock Option Plans; (k) amend its Certificate of Incorporation or By-laws; (l) modify, amend or cancel any of its existing borrowings other than intra-corporate borrowings and borrowings from the Federal Home Loan Bank of New York or enter into any contract, agreement, lease or understanding, respecting the sale of OREO property with an individual sale price in excess of $100,000 or any contracts, agreements, leases or understandings other than those in the ordinary course of business or which do not involve the creation of any material obligation or release of any material right of BNJ or any of its subsidiaries; (m) accelerate the exercisability of any stock appreciation rights or options or the release of any restrictions on stock issued under BNJ's Benefit Plans;

(n) directly or indirectly through any investment banker, broker, financial or investment advisor or other agent, solicit or initiate, or encourage any unsolicited inquiry respecting, any proposal or offer for, or enter into discussions or negotiate for, or authorize or enter into any agreement or agreement in principle providing for, any merger, consolidation, sale or other disposition of assets or securities, tender offer, exchange offer or other acquisition of outstanding securities or other business combination or takeover transaction (other than the Merger), except, however, to the extent any such action is legally required for the discharge of the fiduciary duties of the BNJ Board of Directors as advised in writing by such Board's outside counsel; (o) except as may be required by court order or decree or required by statute or regulation, furnish or cause to be furnished any information relating to any inquiry or proposal described in the foregoing subsection (n), except information previously made public and any information customarily furnished to the public in the ordinary course of business, concerning its business or properties, to any person or entity making any inquiry or proposing any transaction described in subsection (n), other than UJB; or (p) make any Employer ESOP Contributions or Employer Matching Contribution to the ESOSP. In addition, BNJ will notify UJB by telephone to its chief executive officer or general counsel promptly upon receipt of any inquiry with respect to a proposed merger, consolidation, business combination, assets acquisition or disposition, tender offer or other takeover transaction with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of BNJ or any of its subsidiaries or assets by another party, and will immediately deliver as soon as possible by facsimile transmission, receipt acknowledged, to the UJB officer notified as required above a copy of any document relating thereto promptly after any such document is received by BNJ.

   Section 4.06. Operation of Business in Ordinary Course. BNJ, on behalf of itself and its subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time, it and its subsidiaries: (a) will carry on their business diligently and substantially in the same manner as heretofore and will not institute any unusual or novel methods of management or operation of their properties or business and will maintain such in their customary manner;
(b) will use their best efforts to continue in effect their present insurance coverage on all properties, assets, business and personnel; (c) will use their best efforts to preserve their business organization intact, preserve their present relationships with customers, suppliers, and others having business dealings with them, and keep available their present employees, provided, however, that BNJ or any of its subsidiaries may terminate any employee for unsatisfactory performance or other reasonable business purpose, and provided further, however, that BNJ will notify and consult with UJB prior to terminating any of the five highest paid employees of BNJ; (d) will use their best efforts to continue to maintain fidelity bonds insuring BNJ and its subsidiaries against acts of dishonesty by each of their employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or banks, as the case may be, of their size; (e) will not do anything or fail to do anything which will cause a breach of or default under any representation, warranty or covenant of BNJ or any contract, agreement, commitment or obligation to which they or any one of them is a party or by which they or any of their assets or properties may be bound or committed if the consequence of such, individually or in the aggregate, may have a material adverse effect on BNJ and its subsidiaries taken as a whole; and (f) will not change their methods of accounting in effect at December 31, 1993, or change any of their methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of their Federal income tax returns for the taxable year ending December 31, 1993, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved in writing by BNJ's independent certified public accountants.

     Section 4.07. Further Actions. BNJ will: (a) execute and deliver such instruments and take such other actions as UJB may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of UJB set forth in Articles VI and VII hereof are satisfied.

     Section 4.08. Cooperation. Until the Effective Time, BNJ will give to UJB and to its representatives, including its accountants, KPMG Peat Marwick, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records, will provide such information with respect to its business affairs and properties as UJB from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of UJB's representatives covering the business and affairs of BNJ or any of its subsidiaries.

     Section 4.09. Copies of Documents. As promptly as practicable, but not later than 30 days after the date hereof, BNJ will furnish to or make available to UJB all the documents, contracts, agreements, papers, and writings referred to in the BNJ Schedules or called for by the list or lists provided by UJB to BNJ on or prior to the date hereof (the "Post-Signing Disclosure List").

     Section 4.10. Applicable Laws. BNJ and its subsidiaries will use their best efforts to comply promptly with all requirements which federal or state law may impose on BNJ or any of its subsidiaries with respect to the Merger and will promptly cooperate with and furnish information to UJB in connection with any such requirements imposed upon UJB or on any of its subsidiaries in connection with the Merger.

     Section 4.11. Agreements of Affiliated Shareholders. BNJ agrees to furnish to UJB, not later than 10 business days prior to the date of mailing of the Proxy Statement, a list of each person who, in the opinion of Kirkpatrick & Lockhart, special counsel to BNJ, is an affiliate of BNJ for the purposes of Rule 145 under the Securities Act (a "BNJ Affiliate"), shall cause each BNJ Affiliate to enter into, prior to the date of mailing of the Proxy Statement, an agreement, satisfactory in form and substance to UJB, substantially in the form of Exhibit A hereto, and effective prior to such date (an "Affiliate Agreement"), which provides that, among other things, (a) the UJB Common Stock to be acquired by a BNJ Affiliate upon consummation of the Merger (such shares of UJB Common Stock being sometimes referred to herein as "Acquired Shares") will not be acquired with a view to the sale or distribution thereof except as permitted by Rule 145, (b) the shares of BNJ Stock beneficially owned by such person on the effective date of the Affiliate Agreement and the Acquired Shares (collectively, the "Affiliate Shares") will not be disposed of in such a manner as to violate the Securities Act or the Affiliate Agreement and without UJB having first received an opinion of counsel satisfactory to UJB to the foregoing effect or other evidence of compliance with Rule 145 and the Affiliate Agreement (e.g., copies of brokers' representation letter, Form 144 and any other forms customarily required to effectuate a brokers' transaction under Rule 145), in each case satisfactory to UJB (the Office of the Corporate Secretary of UJB can be consulted for guidance on what constitutes satisfactory evidence of compliance), (c) the certificates representing the Acquired Shares may bear a legend referring to the foregoing restrictions on disposition and UJB may issue to its transfer agent appropriate stop transfer instructions with respect to the Acquired Shares, and (d) in a transfer of Affiliate Shares not complying with Rule 145, each BNJ Affiliate will obtain an agreement, and deliver a copy of such to UJB, from the transferee in such a transfer which is substantially similar to an Affiliate Agreement, unless such transferee may under the Securities Act dispose of the Affiliate Shares without registration under the Securities Act and without violation of the Affiliate Agreement.

     Section 4.12. Loans and Leases to Affiliates. All loans and leases hereafter made by BNJ or any of its subsidiaries to any of its present or former directors, executive officers, or their respective associates shall be made only in the ordinary course of business and on the same terms and at the same interest rates as those prevailing for comparable transactions with others and shall not involve more than the normal risk of repayment or present other unfavorable features.

     Section 4.13. ERISA. BNJ shall maintain and cause each of its ERISA affiliates to maintain BNJ Plan assets that are at least equal in value to Plan benefits guaranteed under Title IV of ERISA, and not permit any Prohibited Transaction within the meaning of Section 406 of ERISA to exist.

     Section 4.14. Fee.

     (a) BNJ hereby agrees to pay UJB, and UJB shall be entitled to payment of, a fee (the "Fee") of $3,500,000 following the occurrence of a Purchase Event (as defined below); provided that UJB shall have sent written demand for such Fee within 90 days following such Purchase Event; and provided further that the right to receive the Fee shall terminate and be of no further force and effect upon the earliest to occur of: (i) the time immediately prior to the Effective Time; (ii) 18 months after (A) the termination of this Agreement following (x) the occurrence of a Preliminary Purchase Event (as defined below), (y) discussions or negotiations occurring pursuant to Section 4.05(n), or (z) a determination by the Board of Directors of BNJ not to submit this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to BNJ's stockholders pursuant to Section 4.03 of this Agreement or (B) the termination of this Agreement by UJB pursuant to Sections 9.02(a)(ii),(iii) or
(iv), or pursuant to Section 9.02(b); or (iii) termination of this Agreement pursuant to any Section other than those listed in clause (ii)(B) above, provided such termination occurs prior to any Purchase Event or any other event or circumstance described in clause (ii)(A). Payment of the Fee shall be made in immediately available funds within five business days after delivery of such written demand.

     (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) The Board of Directors of BNJ shall withdraw or modify in a manner adverse to UJB its approval of, or its recommendation to the stockholders of BNJ to approve, this Agreement or the transactions contemplated hereby, including, without limitation, the Merger.

     (ii) A "Distribution Date" (as such term is defined in the Rights Agreement by and between BNJ and Midlantic National Bank, as Rights Agent, dated as of December 26, 1990) shall occur.

     (iii) BNJ or any of its subsidiaries (each a "BNJ Subsidiary"), without having received UJB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than UJB or any of its subsidiaries (each a "UJB Subsidiary") or the Board of Directors of BNJ shall have recommended that the stockholders of BNJ approve or accept any Acquisition Transaction with any person other than UJB or any UJB Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean
            (A) a merger or consolidation, or any similar transaction, involving BNJ or any BNJ Subsidiary, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BNJ or any BNJ Subsidiary, or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of BNJ or any BNJ Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only one or more of BNJ and the BNJ Subsidiaries.

     (iv) (A) Any person (other than UJB or any UJB Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of BNJ Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), or (B) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which UJB or any UJB Subsidiary is a member, shall have been formed that beneficially owns 10% or more of the BNJ Stock then outstanding.

     (v) Any person other than UJB or any UJB Subsidiary shall have made a bona fide proposal to BNJ or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than UJB or any UJB Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of BNJ Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of BNJ Stock (such an offer referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

     (vi) After a proposal is made by a third party to BNJ or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to BNJ to make such a proposal if the Agreement terminates, BNJ shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle UJB to terminate this Agreement under Section 9.02 of this Agreement (without regard to the cure periods provided for in said Section
            9.02 of this Agreement unless such cure is promptly effected prior to a termination of this Agreement by UJB without jeopardizing consummation of the Merger pursuant to the terms of this Agreement); or

     (vii) The holders of BNJ Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement, in each case after any person (other than UJB or any UJB Subsidiary) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act, the Bank Merger Act or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction.

     (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any person, other than UJB or any UJB Subsidiary, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Exchange Act), of beneficial ownership of 25% or more of the BNJ Stock; or

     (ii) The occurrence of a Preliminary Purchase Event described in subsection (b)(iii) of this Section 4.14 except that the percentage referred to in clause (C) shall be 25%.

     (d) BNJ shall notify UJB promptly in writing of its knowledge of the occurrence of any Preliminary Purchase Event or Purchase Event or the occurrence of either of the events or circumstances described at Section 4.14(a)(ii)(A)(y) and Section 4.14(a)(ii)(A)(z); provided, however, that the giving of such notice by BNJ shall not be a condition to the right of UJB to the Fee.

     (e) This Section 4.14 shall survive any termination of this Agreement.

   Section 4.15. Confidentiality. All information furnished by UJB to BNJ or its representatives pursuant hereto shall be treated as the sole property of UJB and, if the Merger shall not occur, BNJ and its representatives shall return to UJB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of BNJ or any committee thereof for the purpose of considering this Agreement, the Merger and the related transactions may be kept and maintained by BNJ with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. BNJ shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to: (i) any information which (x) was legally in BNJ's possession prior to the disclosure thereof by UJB, (y) was then generally known to the public, or (z) was disclosed to BNJ by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, BNJ is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning UJB to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, BNJ may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify UJB.

   Section 4.16. Limited Rights Determinations. The Committee (as that term is defined in the BNJ Stock Option Plans) shall, between the date hereof and the Effective Time, take such action as shall be necessary to entitle holders of the BNJ limited rights to be converted into UJB limited rights pursuant to Section
1.11 hereof (the "BNJ Limited Rights") to exercise their limited rights for cash (and only cash) and the Committee shall refrain from taking any action after the date hereof which would entitle holders of BNJ Limited Rights to exercise their BNJ Limited Rights for stock.

   Section 4.17. Representation Letter. BNJ shall use its best efforts to cause all directors and officers of BNJ to enter into, prior to the date of mailing of the Proxy Statement, an agreement, satisfactory in form and substance to UJB, substantially in the form of Exhibit B hereto, pursuant to which such directors and officers of BNJ represent that they have no present intention to sell, exchange, transfer or otherwise dispose of, reduce the risk of loss by short sale or otherwise, enter into any contract or arrangement with respect to, or consent to the sale, exchange or other disposition of any interest in any shares of UJB Common Stock, received by them in the Merger, by an individual retirement account for their benefit or by any other account in which they have beneficial ownership, and agree they will not for one year enter into such a contract or arrangement, unless in the written opinion of counsel the action will not adversely affect the status of the Merger as a tax-free reorganization.

                                   ARTICLE V.

                                COVENANTS OF UJB

     UJB hereby covenants and agrees with BNJ that:

   Section 5.01. Approvals and Registrations. Based on such assistance and cooperation of BNJ as UJB may reasonably request, UJB will use its best efforts to prepare and file (a) with the SEC, the Registration Statement,

(b) with the Federal Reserve Board, an application for approval of the Merger,
(c) with the New Jersey Department of Banking, an application for approval of the Merger, and (d) with the New York Stock Exchange, an application for the listing of the shares of UJB Common Stock issuable upon the Merger, subject to official notice of issuance, except that UJB shall have no obligation to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of UJB Common Stock by BNJ Affiliates. UJB covenants and agrees that all information furnished by UJB for inclusion in the Registration Statement, the Proxy Statement, and all applications to appropriate regulatory agencies for approval of the Merger and related transactions will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. UJB will furnish to Kaplan, investment bankers advising BNJ, such information as they may reasonably request for purposes of the opinion referred to in Section 8.08.

     Section 5.02. Notice of Adverse Changes. UJB will promptly advise BNJ in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of UJB contained in this Agreement or the UJB Schedules, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) any UJB Material Adverse Change, (c) any inability or perceived inability of UJB to perform or comply with the terms or conditions of this Agreement, (d) the institution or threat of institution of material litigation involving UJB or its assets which, if determined adversely to UJB, would have a material adverse effect on UJB and its subsidiaries taken as a whole or the Merger, (e) any governmental complaint, investigation, or hearing or communication indicating that such litigation is contemplated, (f) any written notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by UJB subsequent to the date hereof and prior to the Effective Time, under any agreement, indenture or instrument to which UJB is a party or is subject and which is material to the business, operation or condition (financial or otherwise) of UJB and its subsidiaries taken as a whole, and (g) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger. UJB agrees that the delivery of such notice shall not constitute a waiver by BNJ of any of the provisions of Articles VI or VIII.

     Section 5.03. Copies of Filings. UJB shall promptly provide to BNJ copies of the application for approval of the Merger filed with the Federal Reserve Board and all reports filed by it with the SEC on Forms 10-Q, 8-K and 10-K.

     Section 5.04. Operation of Business. UJB, on behalf of itself and its bank subsidiaries, covenants and agrees that from and after the date hereof and until the Effective Time it: (a) will use its best efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel;
(b) will use its best efforts to preserve its business organization intact and preserve its present relationships with customers, suppliers, and others having business dealings with it; (c) will use its best efforts to continue to maintain fidelity bonds insuring it against acts of dishonesty by each of its employees in such amounts (not less than present coverage) as are customary, usual and prudent for corporations or banks, as the case may be, of its size; (d) will not do anything or fail to do anything which will cause a breach of or default under any representation, warranty or covenant of UJB or any contract, agreement, commitment or obligation to which it is a party or by which it or any of its assets or properties may be bound or committed if the consequences of such breach may have a material adverse effect on UJB and its subsidiaries taken as a whole; (e) will give BNJ prior notice of any intended repurchase by UJB of any shares of UJB Common Stock in excess of 10,000 in the aggregate during the term of this Agreement and (f) will not change its methods of accounting in effect at December 31, 1993, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of its Federal income tax returns for the taxable year ending December 31, 1993, except as required by changes in laws, regulations or generally accepted accounting principles or changes that are to a preferable accounting method, and approved by UJB's independent certified public accountants.

     Section 5.05. Further Actions. UJB will: (a) execute and deliver such instruments and take such other actions as BNJ may reasonably require to carry out the intent of this Agreement; (b) use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement; (c) diligently support this Agreement in any proceeding before any regulatory authority whose approval of any of the transactions contemplated hereby is required or reasonably desirable or before any court in which litigation in respect thereof is pending; and (d) use its best efforts so that the other conditions precedent to the obligations of BNJ set forth in Articles VI and VIII hereof are satisfied.

     Section 5.06. Applicable Laws. UJB will use its best efforts to comply promptly with all requirements which federal or state law may impose on UJB with respect to the Merger and will promptly cooperate with and furnish information to BNJ in connection with any such requirements imposed upon BNJ or on any of its subsidiaries in connection with the Merger.

     Section 5.07. Indemnification.

     (a) For a period of six years after the Effective Time, UJB shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who, with the prior written approval of UJB (which approval shall not be unreasonably withheld), becomes prior to the Effective Time a director or an officer in the ordinary course of business (whether elected or appointed) of BNJ or Bank (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisors and experts, as incurred), judgments, fines, penalties and amounts paid in settlement, incurred by or imposed upon any Indemnitee, (i) in connection with, arising out of or relating to any threatened or pending claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against BNJ, or by any present or former shareholder of BNJ in such person's capacity as a shareholder (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of BNJ's or Bank's Board of Directors or any committee of BNJ's or Bank's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) in connection with, arising out of or relating to the enforcement of the obligations of UJB set forth in this
Section 5.07, in each case under (i) and (ii) above to the full extent permitted under applicable law (subject to the requirement that expenses be paid in advance of final disposition only as authorized by the board of directors upon receipt of an undertaking by or on behalf of the Indemnitee to repay such expenses if it is ultimately determined that the Indemnitee is not entitled to be indemnified as a matter of applicable law), but in no event beyond the extent to which such indemnification would have been available from BNJ had the Claim been advanced on the date hereof. All rights to indemnification in respect to any Claim asserted or made within the six year period shall continue until the final disposition of such Claim.

     (b) This Section 5.07 shall be construed as an agreement as to which the Indemnitees are intended to be third-party beneficiaries and shall be enforceable by the Indemnitees and their heirs and representatives.

     (c) Any Indemnitee wishing to claim indemnification under this Section 5.07, upon learning of any such claim, action, suit or proceeding, shall promptly notify UJB thereof, but the failure to so notify shall not relieve UJB of any liability it may have to such Indemnitee if such failure does not prejudice UJB. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which UJB agrees that indemnification under this Section 5.07 is applicable, UJB shall have the right to participate in the defense thereof and (a) UJB shall have the right to assume the defense thereof and UJB shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if UJB elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between UJB and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and UJB shall pay the reasonable fees and expenses of counsel for the Indemnitees as statements therefor are received; provided, however, that UJB shall be obligated pursuant to this Section 5.07(c) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter and similar and related matters arising out of the same general allegations or circumstances unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest and (b) the Indemnitees will cooperate in the defense of any such matter. UJB shall not be liable for settlement for any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; and provided further, however, that UJB shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law.

     (d) If UJB in its sole discretion, considers obtaining insurance to cover any or all of its indemnification obligations under this Section 5.07, then each Indemnitee shall provide UJB with such complete and correct information as UJB requests to enable it to obtain such insurance or to determine the cost of such insurance.

     (e) If UJB or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then in each such case, UJB or such successor or assign shall take such actions as shall be necessary for the successors or assigns of BNJ and the Surviving Corporation to assume the obligations set forth in this section.

     (f) If at any time during the indemnification period specified in this
Section 5.07, (i) UJB or the Surviving Corporation or any of their successor or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation of such consolidation or merger, or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, and (ii) in connection therewith, UJB or the Surviving Corporation or their successor or assigns purchases directors' and officers' liability insurance for an additional period subsequent thereto, then it shall also purchase directors' and officers' liability insurance for the benefit of BNJ's and Bank's directors and officers for the remainder of the indemnification period specified in Section 5.07(a), provided, however, that such purchase shall not be required if such insurance is not available from the insuror at premiums relatively comparable to the premiums charged for the insurance of directors and officers of UJB or the Surviving Corporation or their successors and assigns.

     Section 5.08. Unpaid BNJ Dividends. By virtue of the Merger and without further action on anyone's part, UJB shall assume the obligation of BNJ to pay dividends, if any, on BNJ Stock which have a record date prior to the Effective Time but are not payable until after the Effective Time.

     Section 5.09. Director Emeritus Program. UJB agrees to make all payments required under BNJ's Director Emeritus Program ("Program"), as previously provided to UJB, subject to the following agreement between UJB and BNJ with respect to the Program:

      (a) The Board of BNJ shall amend the Program to provide that, if a director of BNJ ceases to be a director of BNJ due to an event described in Paragraph 8.2 of the Program and such director has been appointed as a Director Emeritus of BNJ, but continues to be a director of Bank, such director may be appointed as a Director Emeritus separately and at different Service Completion Dates of BNJ and of Bank, and that in such case the Annual Fees and Base Payments shall be calculated and paid separately with regard thereto, such separate calculation being based on the proportion between such director's retainer amount on the boards of directors of BNJ and the Bank, respectively.

      (b) The Board of BNJ shall appoint all directors of BNJ who meet the eligibility requirements for Director Emeritus to such position, effective at the Effective Time, conditioned upon each such director's submission of his or her resignation as a Director Emeritus of BNJ, to be effective only upon payment to such director of all proportional amounts due at the Effective Time to such director under the Program (including amounts due pursuant to Paragraph 8.2).

      (c) Prior to or at the Effective Time, the Board of BNJ shall appoint all directors of Bank who meet the eligibility requirements for Director Emeritus to the position of Director Emeritus of the Bank, effective upon the completion of service as a director of Bank, conditioned upon each such director's submission of his or her resignation as a Director Emeritus of Bank, to be effective only upon payment to such director of all remaining amounts then due upon completion of such service to such director under the Program (including amounts due pursuant to Paragraph 8.2).

     Section 5.10. Cooperation. Until the Effective Time, UJB will give to BNJ and to its representatives, including its accountants, KPMG Peat Marwick, and its legal counsel, full access during normal business hours to all of its property, documents, contracts and records, will provide such information with respect to its business affairs and properties as BNJ from time to time may reasonably request, and will cause its managerial employees, counsel and independent certified public accountants to be available on reasonable request to answer questions of BNJ's representatives covering the business and affairs of UJB or any of its subsidiaries.

     Section 5.11. Confidentiality. All information furnished by BNJ to UJB or its representatives pursuant hereto shall be treated as the sole property of BNJ and, if the Merger shall not occur, UJB and its representatives shall return to BNJ all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information, except that any such confidential information or notes or abstracts therefrom presented to the Board of Directors of UJB or any committee thereof for the purpose of considering this Agreement, the Merger and the related transactions may be kept and maintained by UJB with other records of Board, and Board committee, meetings subject to a continuing obligation of confidentiality. UJB shall, and shall use its best efforts, to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to: (i) any information which (x) was legally in UJB's possession prior to the disclosure thereof by BNJ, (y) was then generally known to the public, or (z) was disclosed to BNJ by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, UJB is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning BNJ to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, UJB may disclose such information to such tribunal or governmental body or agency without liability hereunder and shall so notify BNJ.

     Section 5.12. Employee Matters.

     (a) Following the Effective Time, UJB shall provide for the employees of BNJ and BNJ Subsidiaries ("BNJ Employees") to participate, subject to the eligibility requirements contained therein, in an employee pension benefit plan within the meaning of Section (3)(2) of ERISA, which at UJB's election may be the employee pension benefit plan as maintained by Bank on the date hereof (other than the ESOSP) (the "BNJ Pension Plan"), the UJB Retirement Plan or such other employee pension benefit plan that may be maintained by UJB for its employees generally. Subject to the foregoing, after the Effective Time UJB may maintain the BNJ Pension Plan, terminate it and merge its assets into a UJB employee pension benefit plan or otherwise dispose of it and its assets in any manner permitted by ERISA so long as the benefits to which BNJ Employees are entitled at the Effective Time are not diminished in any capacity or respect.

     (b)(1) On or as soon as practicable after the Effective Time, the ESOSP shall be terminated, all accrued benefits shall be fully vested and nonforfeitable (which benefits not theretofore vested shall become fully vested and nonforfeitable as of the Effective Time), and all accounts shall be distributed to participants or their beneficiaries, as appropriate, and such other participants and beneficiaries, if any (such employees, participants and beneficiaries hereafter, the "ESOSP Participants"), pursuant to the terms of the ESOSP. From and after the date of this Agreement to the Effective Time, in anticipation of such termination and distribution, UJB, BNJ and their respective representatives shall use their best efforts, and after the Effective Time, UJB and its representatives shall use their best efforts to cause BNJ to amend the ESOSP and to distribute such accounts as described above, and to maintain the status of the ESOSP following termination and during said distribution as a plan qualified under Sections 401(a) and 4975 of the Code. In the event that UJB reasonably determines that the ESOSP cannot be so amended or the amounts held thereby allocated and distributed without causing the ESOSP to lose its qualified status, UJB shall take such action as it may determine in good faith with respect to the liquidation of the ESOSP, provided that the assets of the ESOSP shall be held or paid for the benefit of the ESOSP Participants, and provided, further, in no event shall UJB cause any portion of the amounts held in the ESOSP to revert, directly or indirectly, to UJB or any affiliate thereof.

      (2) As soon as practicable following (i) the termination of the ESOSP or
(ii) the cessation of Deferred Savings (as defined in the ESOSP) contributions and Employer Matching Contributions to the ESOSP, whichever shall occur first after the Effective Time, UJB shall permit BNJ Employees to participate in the UJB Savings Incentive Plan in accordance with its terms, including, without limitation, terms governing eligibility.

     (c) Subject to subsections (a) and (b) above, as soon as practicable after the Effective Time UJB shall permit BNJ Employees to participate in the health and welfare benefit plans and such other benefit programs and arrangements of UJB as are maintained by UJB for its employees generally; provided, however, that UJB shall have no such obligation with respect to such of its plans, programs or arrangements for which there continues to exist after the Effective Time a BNJ employee benefit plan, program or arrangement with terms substantially similar to those in effect at the Effective Time (a "BNJ employee benefit plan") covering comparable risks or providing for benefits comparable in character or nature, but only with respect to those BNJ Employees who participate in such BNJ employee benefit plans. Subject to the foregoing, after the Effective Time UJB may terminate, merge or dispose of a

BNJ employee benefit plan at any time and in any manner and UJB shall not be obligated to maintain any BNJ employee benefit plan.

     (d) With respect to the participation of BNJ Employees in plans of UJB available to all employees generally, all as referenced in subsections (a) through (c) above, BNJ Employees shall not be subject to any exclusions due to pre-existing conditions and shall be given credit for years of service with BNJ for purposes of eligibility, vesting and benefit accrual purposes, except benefit accruals under the UJB Retirement Plan and any severance plan, to the same extent given by BNJ.

     (e) After the Effective Time, BNJ employees shall not be entitled to participate automatically in benefits plans, programs or arrangements of UJB not maintained by UJB for its employees generally, including without limitation bonus plans, stock option plans, stock award plans, severance plans and reduction in force plans, but shall be allowed to participate if and only if selected for participation by the persons authorized by the terms of such plans to select participants.

     (f) Following the Effective Time, UJB shall honor in accordance with their terms all individual employment, severance and other compensation agreements existing prior to the execution of this Agreement, which are between BNJ and any director, officer or employee thereof and which have been disclosed in the BNJ Disclosure Schedules.

     (g) After the Effective Time, BNJ Employees, other than those BNJ Employees subject to agreements described in subsection (f) above, whose employment with UJB is terminated by UJB without cause within nine (9) months of the Effective Time or who voluntarily terminate their employment with UJB within nine (9) months of the Effective Time after being offered employment by UJB not comparable to their employment at the Effective Time, shall be entitled to receive severance payments in accordance with the severance letter of even date herewith between UJB and BNJ, if eligible under the terms specified in such letter.


                                  ARTICLE VI.

       CONDITIONS PRECEDENT TO THE RESPECTIVE OBLIGATIONS OF UJB AND BNJ

     The respective obligations of UJB and BNJ under this Agreement to consummate the Merger are subject to the satisfaction of all the following conditions, compliance with which or the occurrence of which may only be waived in whole or in part in writing by UJB and BNJ:

     Section 6.01. Receipt of Required Consents. UJB and BNJ shall have received the Required Consents; the Required Consents shall not, in the reasonable opinion of UJB or BNJ, contain restrictions or limitations which would materially adversely affect the financial condition of UJB after consummation of the Merger; the Required Consents and the transactions contemplated hereby shall not on the Closing Date be contested by any federal or state governmental authority; and on the Closing Date the Required Consents needed for the Merger shall have been obtained and shall not have been withdrawn or suspended.

     Section 6.02. Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC; no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect on the Closing Date; and no proceeding for that purpose shall have been initiated or, to the knowledge of UJB or BNJ, shall be contemplated or threatened by the SEC on the Closing Date.

     Section 6.03. Tax Matters. At the time of effectiveness of the Registration Statement and at the Closing Date UJB shall have received an opinion of Weil, Gotshal & Manges, special counsel to UJB, as to the matters referred to in subparagraphs (a) and (b) below, and BNJ shall have received an opinion of Kirkpatrick & Lockhart as to all matters referred to below (the "Tax Opinions"), satisfactory in form and substance to UJB or BNJ, as the case may be, and substantially to the effect that, for federal income tax purposes:

   (a)   The Merger will constitute a reorganization within the meaning of
         Section 368(a)(1) of the Code;

   (b) No gain or loss will be recognized by UJB or BNJ, as the case may be, on the Merger;

   (c) No gain or loss shall be recognized by BNJ shareholders whose BNJ Stock is exchanged solely into UJB Common Stock in connection with the Merger;

   (d) In the case of BNJ shareholders who receive cash in whole or in part in exchange for their BNJ Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash;

   (e) In the case of BNJ shareholders who recognize gain on the exchange of their BNJ Stock and in whose hands such stock was a capital asset on the date of the exchange, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their BNJ Stock), except in the case of any such shareholder as to which the exchange has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code, determined with the application of the stock attribution rules of Section 318 of the Code, it being understood that such determination depends on such shareholder's particular factual circumstances;

   (f) The basis of any UJB Common Stock received in exchange for BNJ Stock shall equal the adjusted basis of the recipient's BNJ Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and

   (g) The holding period for any UJB Common Stock received in exchange for BNJ Stock in connection with the Merger will include the period during which the BNJ Stock exchanged in the Merger was held, provided such stock was held as a capital asset on the date of the Merger.

     In rendering such opinions, such counsel may rely as to matters of fact, to the extent they deem proper, on certificates and information obtained from officers of UJB and BNJ and UJB and BNJ agree to provide to such counsel such certificates as they may reasonably request. The parties recognize that such counsel may require the execution of tax certificates substantially in the forms previously delivered to the parties as a condition to furnishing such opinions.

     In addition, no condition or set of facts or circumstances shall exist at the Closing Date which will either (x) preclude any of the parties to this Agreement from satisfying the terms or conditions of, or assumptions made in, the Tax Opinions, as the case may be, or (y) result in any of the factual assumptions contained in the Tax Opinions being untrue.

     Each party will consult promptly with its tax counsel regarding the tax opinions to be delivered pursuant to this Section 6.03 and, subject to timely receipt of all relevant information from the other party, will advise the other party within 30 days from the date of this Agreement in the event that such counsel advises that there is a significant likelihood that it will not be able to render such opinion or the conditions necessary to be satisfied in order to render such opinion.

     Section 6.04. Absence of Litigation. At the Closing Date, no investigation by any state or federal agency, and no action, suit, arbitration or proceeding before any court, state or federal agency, panel or governmental or regulatory body or authority, shall have been instituted or threatened against UJB or any of its subsidiaries, or BNJ or any of its subsidiaries, that is material to the Merger or to the financial condition of UJB and its subsidiaries taken as a whole or BNJ and its subsidiaries taken as a whole, as the case may be. At the Closing Date, no order, decree, judgment, or regulation shall have been entered or law or regulation adopted by any such agency, panel, body or authority which enjoined or has a material adverse effect upon the Merger or on the financial condition of UJB and its subsidiaries taken as a whole or BNJ and its subsidiaries taken as a whole, as the case may be.

     Section 6.05. NYSE Listing. At the Closing Date, the shares of UJB Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange subject to official notice of issuance.

                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO THE OBLIGATION OF UJB

     The obligation of UJB to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by UJB in writing:

     Section 7.01. Auditors' Letters. There shall have been delivered an agreed upon procedures letter with respect to the financial information concerning BNJ contained in the Registration Statement from KPMG Peat Marwick, dated not earlier than five days preceding the date on which the SEC declares the Registration Statement effective and not earlier than five days preceding the Closing Date and addressed to UJB and its Board of Directors, which letter shall be reasonably satisfactory to UJB in form and substance.

     Section 7.02. No Adverse Changes. During the period from December 31, 1993 to the Closing Date there shall not have been any BNJ Material Adverse Change, and BNJ and its subsidiaries shall have not sustained any material loss or damage to their properties, whether or not insured, which materially affects the ability of BNJ and its subsidiaries, taken as a whole, to conduct their business.

     Section 7.03. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by BNJ in this Agreement and the BNJ Schedules and the material furnished pursuant to the Post-Signing Disclosure List shall be true and correct on the date of this Agreement, and in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. BNJ shall have complied in all material respects with all covenants and agreements contained herein to be performed by BNJ on or before the Closing Date.

     Section 7.04. Secretary's Certificate. BNJ shall have furnished to UJB a certificate signed by the Secretary of BNJ and dated the Closing Date, certifying to the satisfaction of the conditions set forth in Section 7.12 and
7.14 herein and the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) and shareholders of BNJ relating to this Agreement and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

     Section 7.05. Officer's Certificate. BNJ shall have furnished to UJB a certificate signed by the Chairman or President of BNJ, dated the Closing Date, certifying to the satisfaction of the conditions set forth in Sections 6.01 and 6.02, the next to last paragraph of Section 6.03, and Section 6.04 as they relate to BNJ and in Sections 7.02, 7.03, 7.09, 7.10 and 7.13.

     Section 7.06. Opinion of BNJ's Counsel. UJB shall have received an opinion of Kirkpatrick & Lockhart, counsel to BNJ, dated the Closing Date and reasonably satisfactory in form and substance to counsel for UJB, substantially to the effect provided in Exhibit C.

     Section 7.07. Affiliate Agreement and Representation Letter. Each person who is a BNJ Affiliate shall have delivered to UJB an executed Affiliate Agreement and each director and officer of BNJ shall have delivered to UJB an executed Representation Letter.

     Section 7.08. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to UJB, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

     Section 7.09. Consents to BNJ Contracts. All consents, approvals or waivers, in form and substance reasonably satisfactory to UJB, required to be obtained in connection with the Merger from other parties to each mortgage, note, lease, permit, franchise, loan or other agreement, or other contract to which BNJ or any of its subsidiaries is a party or by which they or any of their assets or properties may be bound or committed, which contract is material to the business, franchises, operations, assets, financial condition or prospects (financial or otherwise) of BNJ and its subsidiaries on a consolidated basis, shall have been obtained.

     Section 7.10. Net Worth. The sum of consolidated shareholders' equity and consolidated allowance for loan losses of BNJ (as determined in accordance with generally accepted accounting principles consistently applied with those used in preparing BNJ's Financial Statements as of December 31, 1993) at the last day of the month preceding the Closing Date shall be not less than the sum of such amounts at September 30, 1994.

     Section 7.11. FIRPTA Affidavit. BNJ shall have delivered to UJB an affidavit of an executive officer of BNJ stating, under penalties of perjury, that BNJ is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     Section 7.12. Shareholder Approval. The shareholders of BNJ, at the meeting contemplated by this Agreement, shall have authorized and approved the Merger and this Agreement and all transactions contemplated by this Agreement as and to the extent required by all applicable laws and regulations and the provisions of BNJ's Certificate of Incorporation and By-Laws.

     Section 7.13. Absence of Regulatory Agreements. Neither Bank nor BNJ shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its
                                      A-29
respective business or has a material adverse effect upon the Merger or upon the financial condition of Bank or BNJ and its subsidiaries taken as a whole, and neither Bank nor BNJ shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

     Section 7.14. Bank Certificate of Incorporation Amendment. The Amended Certificate of Incorporation of the Bank shall have been amended to delete
Section 11 therefrom.

     The receipt of the documents required by this Article VII by UJB shall in no way constitute a waiver by UJB of any of the provisions of or its rights under this Agreement.

                                  ARTICLE VIII

              CONDITIONS PRECEDENT TO THE OBLIGATION OF BNJ

     The obligation of BNJ to consummate the Merger is subject to the satisfaction of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by BNJ in writing:

     Section 8.01. Auditors' Letter. There shall have been delivered an agreed upon procedures letter with respect to the financial information concerning UJB contained in the Registration Statement from KPMG Peat Marwick, dated not earlier than five days preceding the date on which the SEC declares the Registration Statement effective and not earlier than five days preceding the Closing Date and addressed to BNJ and its Board of Directors, which letter shall be reasonably satisfactory to BNJ in form and substance.

     Section 8.02. No Adverse Changes. During the period from December 31, 1993 to the Closing Date there shall not have been any UJB Material Adverse Change, and UJB and its subsidiaries shall not have sustained any material loss or damage to their properties, whether or not insured, which materially affects the ability of UJB and its subsidiaries, taken as a whole, to conduct their business.

     Section 8.03. Representations and Covenants. Except with respect to matters resulting from transactions specifically contemplated by this Agreement, all representations and warranties made by UJB in this Agreement shall be true and correct on the date of this Agreement and, in all material respects, on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date. UJB shall have complied in all material respects with all covenants and agreements contained herein or therein to be performed by UJB on or before the Closing Date. The entry by UJB after the date hereof into any agreement to acquire any company or other entity, the issuance of up to $400 million of debt, and the issuance of Series R Preferred Stock pursuant to UJB's Shareholder Rights Plan, the redemption by UJB of its Series B Adjustable Rate Cumulative Preferred Stock, the Rights attached to UJB Common Stock or the Series R Preferred Stock issuable pursuant to UJB's Shareholder Rights Plan, and any transactions reasonably necessary or appropriate in connection therewith, are specifically permitted by this Agreement.

     Section 8.04. Secretary's Certificate. UJB shall have furnished to BNJ a certificate signed by the Secretary of UJB and dated the Closing Date, certifying to the satisfaction of the condition set forth in Section 6.05 and the effectiveness of all resolutions adopted by the Board of Directors (including committees thereof) of UJB relating to this Agreement and the Merger and related transactions, a copy of which resolutions shall be attached to such certificate.

     Section 8.05. Officer's Certificate. UJB shall have furnished to BNJ a certificate signed by the Chairman, Vice Chairman, President or an Executive Vice President of UJB, dated the Closing Date, certifying to the satisfaction of the conditions set forth at Sections 6.01 and 6.02, the next to last paragraph of Section 6.03, and Section 6.04 as they relate to UJB and Sections 8.02, 8.03 and 8.09.

     Section 8.06. Opinions of UJB Counsel. BNJ shall have received an opinion of General Counsel for UJB, dated the Closing Date and reasonably satisfactory in form and substance to counsel for BNJ, substantially to the effect provided in Exhibit D.

     Section 8.07. Approvals of Legal Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to Kirkpatrick & Lockhart, and Kirkpatrick & Lockhart shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

    Section 8.08. Fairness Opinion. The BNJ Proxy Statement shall have contained the favorable signed opinion of Kaplan, dated the date of the Proxy Statement or not more than five business days prior thereto, regarding the fairness from a financial point of view of the consideration to be received by the shareholders of BNJ in the Merger.

     Section 8.09. Absence of Regulatory Agreements. Neither UJB nor any of its bank subsidiaries shall be a party to any agreement or memorandum of understanding with, or commitment letter to, or board of directors resolution submitted to or similar undertaking made to, or be subject to any order or directive by, or be a recipient of any extraordinary supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of UJB's business or has a material adverse effect upon the Merger or upon the financial condition of UJB and its subsidiaries taken as a whole, except for such of the foregoing as was previously disclosed to BNJ, and neither UJB nor any of its bank subsidiaries shall have been advised by any governmental or regulatory authority that such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing.

     The receipt of the documents required by this Article VIII by BNJ shall in no way constitute a waiver by BNJ of any of the provisions of or its rights under this Agreement.

                                  ARTICLE IX.

                          CLOSING; TERMINATION RIGHTS

     Section 9.01. Closing. Unless a different place and time are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place on a date determined by UJB on at least five business days notice (the "Closing Notice") given to BNJ, at the office of UJB, 301 Carnegie Center, Princeton, New Jersey, commencing at 10:00 a.m., which date shall not be later than 45 business days after the last to occur of the following:

     (a) the date of the approval of the Merger by the shareholders of BNJ in accordance with Section 7.12;

     (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding, the date that such proceeding has been brought to a conclusion favorable, in the judgment of UJB and BNJ, to the consummation of the transactions contemplated herein or such prior date as UJB and BNJ shall elect, whether or not such proceeding has been brought to a conclusion; or

     (c) the date of receipt of the last of the Required Consents (and the expiration of any required waiting period required by statute or incorporated into such Required Consents); provided, however, that the Closing shall take place at least five business days after the Election Deadline, and the foregoing period shall be so extended if necessary.

     Such date is sometimes referred to herein as the "Closing Date". In the Closing Notice, UJB shall specify the "Determination Date" for purposes of determining the Average Price, which date shall be not more than ten business days prior to the Closing Date. At the Closing, the parties will exchange certificates, legal opinions and other documents for the purpose of determining whether the conditions precedent to the obligations of the parties set forth herein have been satisfied or waived. After all such conditions have been satisfied or waived, BNJ shall execute and deliver to UJB, and UJB shall execute and deliver and UJB shall file or cause to be filed with each of the respective Secretaries of State of the States of New Jersey and Delaware, appropriate Certificates of Merger in compliance with this Agreement. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed so taken, executed and delivered simultaneously, and no proceedings shall be deemed taken or any documents executed or delivered until all have been taken, executed or delivered.

     Section 9.02. Termination Rights.

     (a) The Boards of Directors of BNJ and UJB may terminate this Agreement by mutual consent at any time prior to the Effective Time. In addition, if either party shall refuse to close because, on the date on which the Closing must be held as determined by Section 9.01, all the conditions precedent to its obligation to close under Article VI shall not have been met, the Board of Directors of such party may terminate this Agreement by giving written notice of such termination to the other party. Furthermore, Board of Directors of either party may terminate this Agreement in the event that:

     (i)(A) the shareholders of BNJ at the meeting of shareholders contemplated by Section 4.03, called for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, upon voting, shall have failed to approve by the requisite vote, or

        (B) the number of shares of BNJ Stock, if any, as to which the holders of such shares have filed and not withdrawn a written demand for payment of the fair value of their BNJ Stock under the provisions of
            Section 1.12 of this Agreement at or before the meeting referred to in Section 4.03 exceeds thirty percent (30%) of BNJ's outstanding shares;

     (ii) a material breach of a warranty or representation or covenant made by the other shall have occurred and such breach has not been cured, or is not capable of being cured, within 30 days after written notice of the existence thereof shall have been given to the other party;

     (iii) BNJ's investment banker is unable to deliver to BNJ by May 20, 1995 the opinion required by Section 8.08; or

     (iv)   the Closing is not consummated on or before October 31, 1995.

     (b) If either party shall refuse to close because, on the date on which the Closing must be held as determined by Section 9.01, all the conditions to its obligation to close, other than a condition set forth in Article VI, shall not have been met, (other than a failure of the condition set forth at Section 7.12 due to the circumstances set forth in Section 9.02(a)(i) hereof and a failure of the condition set forth at Section 8.08 due to the circumstances set forth at
Section 9.02(a)(iii) hereof), the Board of Directors of such party may terminate this Agreement by giving written notice of such termination to the other party.

     (c) Upon a termination of this Agreement pursuant to this Section 9.02 or
Section 1.03(a)(2)(A)(i)(cc) hereof, (i) the obligations of the parties under this Agreement (except for those under this Section 9.02) shall terminate and be of no further force or effect, each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith, except as hereinafter provided, and (ii) expenses incurred in connection with printing of the BNJ Proxy Statement and the Registration Statement, and the filing fees of the SEC, the New Jersey Department of Banking, and the New York Stock Exchange, shall be borne equally by UJB and BNJ; provided, however, that: (A) if BNJ terminates this Agreement pursuant to Section 9.02(a)(ii) or Section 9.02(b), UJB shall reimburse BNJ for its out-of-pocket expenses reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees; and (B) if UJB terminates this Agreement pursuant to Section 9.02(a)(i) or (ii) or
Section 9.02(b), BNJ shall reimburse UJB for its out-of-pocket expenses reasonably incurred in connection with this Agreement, including counsel fees and the printing and filing fees referred to above, but excluding any brokers', finders' or investment bankers' fees.

     (d) Notwithstanding any termination of this Agreement, (i) BNJ shall indemnify and hold UJB harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with BNJ and
(ii) UJB shall indemnify and hold BNJ harmless from and against any claim by any broker or finder asserting a right to brokerage commissions or finders' fees as a result of any action allegedly taken by or understanding allegedly reached with UJB.

                                   ARTICLE X.

                                 MISCELLANEOUS

     Section 10.01. Press Releases. At all times until the Closing Date or the termination of this Agreement, each party shall promptly advise and consult with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement, or the transactions contemplated hereby.

     Section 10.02. Article and Section Headings. Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.03. Entire Agreement; Amendments. This Agreement, the BNJ Schedules, the Post-Signing Disclosure List and the Exhibits hereto and thereto, if any, entered into contemporaneously herewith by the parties hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby (or in the case of a termination occurring pursuant to Section 9.02 or Section 1.03(a)(2)(A)(i)(cc) hereof by the party exercising a right to terminate this Agreement). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided in the instrument granting such waiver. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by the parties, except that, after the meeting described in Section 7.12 hereof, no such amendment or modification shall reduce the amount of, or change the forms of consideration to be received by the shareholders of BNJ contemplated by this Agreement, unless such modification is submitted to a vote of the shareholders of BNJ.

     Section 10.04. Survival of Representations, Warranties and Covenants. No investigation made by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     Section 10.05. Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given, unless otherwise specified in a particular provision of this Agreement, if placed in the mail, registered or certified, postage prepaid, or if delivered personally or by courier, receipt requested, or by facsimile transmission, receipt acknowledged addressed as follows:

     UJB:              UJB Financial Corp.
                       Attn:  T. Joseph Semrod
                       301 Carnegie Center
                       P.O. Box 2066
                       Princeton, NJ 08543-2066
                       Telephone No.:  609-987-3300
                       Facsimile No.:  609-987-3435

     With a copy to:   Richard F. Ober, Jr., Esq.
                       UJB Financial Corp.
                       301 Carnegie Center
                       P.O. Box 2066
                       Princeton, NJ 08543-2066
                       Telephone No.: 609-987-3430
                       Facsimile No.: 609-987-3435

      BNJ:             Bancorp New Jersey, Inc.
                       Attn:  Beatrice D'Agostino
                       10 West High Street
                       P.O. Box 340
                       Somerville, NJ 08876
                       Telephone No.:  908-722-0600
                       Facsimile No.:  908-722-1310

      With a copy to:  Henry L. Judy, Esq.
                       Kirkpatrick & Lockhart
                       1800 M Street, NW
                       Washington, DC 20036-5891
                       Telephone No.:  202-778-9032
                       Facsimile No.:  202-778-9100

or to such other address as such party may designate by notice to the others, which change of address shall be deemed to have been given upon receipt.

     A notice or other communication hereunder shall be deemed delivered (i) if mailed by certified or registered mail to the proper address, with adequate postage prepaid, on the fifth business day following posting or (ii) if delivered by other means, when received by the party to whom it is directed.

     Section 10.06. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws except that matters affecting the validity of corporate action taken by any Delaware corporation shall be governed by the laws of the State of Delaware.

     Section 10.07. Counterparts. This Agreement is being executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 10.08. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 10.09. Extensions; Waivers and Consents. Either party hereto, by written instrument signed by its Chairman, Vice Chairman, President, or Chief Financial Officer, may extend the time for the performance of any of the obligations of the other party hereto, and may waive, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of BNJ, subject to the provisions of Section 10.03 hereof: (i) any inaccuracies of the other party in the representations and warranties in this Agreement or any other document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants or agreements of the other party contained in this Agreement; (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations hereunder or thereunder, and (iv) the satisfaction of any conditions to the obligations of the waiving party hereunder or thereunder. Any consent or approval of a party hereunder shall be effective only if signed by the Chairman, Vice Chairman, President or Chief Financial Officer of such party. Subject to
Section 10.03, no such instrument, consent or approval may modify the form or amount of consideration to be received by the shareholders of BNJ.


   IN WITNESS WHEREOF, BNJ and UJB have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

CORPORATE SEAL                             UJB FINANCIAL CORP.



Attest:  RICHARD F. OBER, JR.          By: JOHN G. COLLINS
         ------------------------          ------------------------------
         Richard F. Ober, Jr.,             John G. Collins, Vice Chairman
         Secretary                           of the Board




CORPORATE SEAL                             BANCORP NEW JERSEY, INC.



Attest:  ROBERT H. HUNT, JR.           By: BEATRICE D'AGOSTINO
         ------------------------          ------------------------------
         Robert H. Hunt, Jr.               Beatrice D'Agostino, Chairman,
         Secretary                         President and Chief Executive
                                             Officer

                                                                      APPENDIX B

                                                                          , 1995

Board of Directors
Bancorp New Jersey, Inc.
10 West High Street
Somerville, New Jersey 08876

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock ("BNJ Stock"), par value $0.01 per share, of Bancorp New Jersey, Inc. ("BNJ") of the merger consideration ("Merger Consideration") to be received for the issued and outstanding shares of BNJ Stock pursuant to the Agreement and Plan of Merger (the "Agreement"), dated January 19, 1995, between UJB Financial Corp. ("UJB") and BNJ providing for the merger of BNJ into UJB (the "Merger").

     Pursuant to the Agreement, the Merger Consideration will consist of the right to receive the number of shares of UJB common stock ("UJB Common Stock") equal to the exchange ratio (the "Exchange Ratio") determined as set forth below or cash equal to $43.10 for each share of BNJ Stock, subject to certain adjustments set forth in the Agreement. For purposes of the Agreement, the Exchange Ratio shall be determined as follows: (i) if the Average Price (as defined in the Agreement) of a share of UJB Common Stock is greater than $27.9125, the Exchange Ratio shall be 1.5441; (ii) if the Average Price of a share of UJB Common Stock is equal to or greater than $22.8375 and equal to or less than $27.9125, the Exchange Ratio shall be equal to the quotient obtained by dividing $43.10 by the Average Price; and, (iii) if the Average Price of a share of UJB Common Stock is less than $22.8375, the Exchange Ratio shall be 1.8872; provided, however, that if the Average Price of a share of UJB Common Stock is less than $20.90, BNJ may terminate the Agreement unless UJB agrees that the Exchange Ratio shall be equal to the quotient obtained by dividing $39.44 by the Average Price. Except as otherwise provided in the Agreement, the number of shares of BNJ Stock to be converted into rights to receive UJB Common Stock pursuant to the Merger shall equal, as closely as reasonably possible, 60 percent of the number of outstanding shares of BNJ Stock minus the number of shares of BNJ Stock purchased by UJB or any subsidiary of UJB on or after the date of the Agreement.

     Each issued and outstanding option to purchase shares of BNJ Stock (a "BNJ Option") will be converted into an option to purchase UJB Common Stock, adjusted appropriately to reflect the Exchange Ratio (subject to adjustment as provided in the Agreement) and otherwise on the same terms and conditions as provided in the respective BNJ stock option plans, or will be cancelled for a cash payment.

     Kaplan Associates, Inc. ("KAI") is a financial advisory and consulting firm that specializes in the commercial banking, thrift and mortgage banking industries. As part of our financial advisory and consulting services, we are regularly engaged in the independent valuation of securities in connection with initial public offerings, private placements, merger and acquisition transactions and recapitalizations. KAI is familiar with BNJ, having acted as its financial advisor in connection with, and having participated in, the negotiations leading to the Agreement.

     In arriving at the opinion set forth below, we have, among other things:

          1. Reviewed BNJ's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and BNJ's Forms 10-Q and related unaudited financial information for the first three quarters of 1993 and 1994;

          2. Reviewed UJB's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and UJB's Forms 10-Q and related unaudited financial information for the first three quarters of 1993 and 1994;

          3. Conducted discussions with members of senior management of BNJ and UJB concerning their respective financial conditions, businesses, assets, financial forecasts and prospects;

          5. Reviewed the historical common stock price performance of BNJ and UJB on a daily, weekly and monthly basis;

          6. Reviewed the historical common stock trading volume of BNJ and UJB;

          7. Compared the results of operations of BNJ and UJB with those of certain companies that we deemed relevant;

          8. Analyzed the relative contribution of BNJ to certain financial attributes of UJB, including, among other things, its assets, liabilities, equity and forecasted net income;

          9. Reviewed the Agreement and compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other transactions that we deemed to be relevant;

          10. Reviewed and evaluated other solicitations of interest in BNJ;

          11. Reviewed such other financial studies and analyses, performed such other investigations and took into account such other matters as we deemed necessary.

     In rendering this opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness, in all material respects, of the financial and other information and the representations provided to us by BNJ and UJB. We have also relied upon the management of BNJ as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed that such forecasts, including without limitation, projections regarding underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, reflect the best currently available estimates and judgments of BNJ's management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of BNJ.

     In addition, we have not made an independent evaluation or appraisal of the assets of BNJ or UJB or any of its subsidiaries, nor have we been furnished with any such evaluations or appraisals. We have also assumed that there has been no material change in BNJ's or UJB's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us by BNJ and UJB, respectively. We have relied on advice of counsel to BNJ as to all legal matters with respect to BNJ, BNJ's Board of Directors, the Merger and the Agreement. This opinion is necessarily based upon economic, market, monetary and other conditions as they exist and can be evaluated at this time.

     As compensation for the financial advisory services provided to BNJ in connection with the Merger, including providing this opinion, BNJ agreed to pay KAI the professional fees and reimburse the expenses set forth in the engagement letter dated August 24, 1994 between BNJ and KAI. This opinion is furnished pursuant to such engagement letter.

     Based upon and subject to the foregoing, and based upon such other matters as we considered relevant, we are of the opinion that, as of January 19, 1995 and the date hereof, the Merger Consideration to be paid by UJB pursuant to the terms of the Agreement is fair to the shareholders of BNJ from a financial point of view.



                                               Sincerely,



                                              KAPLAN ASSOCIATES, INC.

                                                                      APPENDIX C


              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


     ss 262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.


     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 EXHIBIT INDEX

Exhibit No.                          Description
- -----------                          -----------

    2 Agreement and Plan of Merger dated January 19, 1995, between UJB and Bancorp. (Included without exhibits as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement; with exhibits A, B and C incorporated by reference to Exhibit (10)Q. to the Current Report on Form 8-K of UJB, dated January 19, 1995).

    3(a)  Restated Certificate of Incorporation of UJB, as restated
          July 1, 1988, as amended through May 19, 1994 (incorporated by reference to Exhibit (3)A.(i) on Form 10-Q for the quarter ended September 30, 1994).

     (b) By-Laws of UJB as amended through October 19, 1994 (incorporated by reference to Exhibit (3)B.(i) on Form 10-Q for the quarter ended September 30, 1994).

   *5 Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.

   *8(a)  Opinion of Weil, Gotshal & Manges, regarding tax matters.

    *(b)  Opinion of Kirkpatrick & Lockhart, regarding tax matters.

   13 Quarterly Report on Form 10-Q of Bancorp for the quarter ended September 30, 1994.

   23(a)  Consent of KPMG Peat Marwick LLP (UJB).

     (b)  Consent of KPMG Peat Marwick LLP (Bancorp).

    *(c) Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as Exhibit 5 to this Registration Statement.

    *(d)  Consent of Weil, Gotshal & Manges--included in its opinion filed as
          Exhibit 8(a) to this Registration Statement.

    *(e)  Consent of Kirkpatrick & Lockhart--included in its opinion filed as
          Exhibit 8(b) to this Registration Statement.

   24 Power of Attorney (contained on the signature pages to this Registration Statement).

   99(a)  Form of Proxy.

     (b) Opinion of Kaplan Associates, Inc. (Included as Appendix B to the Proxy Statement-Prospectus included in this Registration Statement).
- --------------
* To be filed by amendment
registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Windsor, and the State of New Jersey on the 15th day of March, 1995.

                                UJB FINANCIAL CORP.


                            By: T. JOSEPH SEMROD
                                ----------------------------------------------
                                T. Joseph Semrod,
                                Chairman of the Board of Directors and President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Joseph Semrod, John R. Haggerty, William J. Healy and Richard F. Ober, Jr., and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 15th day of March, 1995 by the following persons in the capacities indicated.

                 Signatures                            Titles
                 ----------                            ------

             T. JOSEPH SEMROD         Chairman of the Board of Directors and
    -------------------------------     President (Chief Executive Officer)
             T. Joseph Semrod


             JOHN R. HAGGERTY         Senior Executive Vice President-Finance
    -------------------------------        (Principal Financial Officer)
             John R. Haggerty


             WILLIAM J. HEALY        Executive Vice President and Comptroller
    -------------------------------       (Principal Accounting Officer)
             William J. Healy


             ROBERT L. BOYLE                          Director
    -------------------------------
             Robert L. Boyle


             JOHN G. COLLINS                          Director
    -------------------------------
             John G. Collins


             T. J. DERMOT DUNPHY                      Director
    -------------------------------
             T.J. Dermot Dunphy


             ANNE EVANS ESTABROOK                     Director
    -------------------------------
             Anne Evans Estabrook


             ELINOR J. FERDON                         Director
    -------------------------------
             Elinor J. Ferdon


             FRED G. HARVEY                           Director
    -------------------------------
             Fred G. Harvey

                 Signatures                            Titles
                 ----------                            ------

              JOHN R. HOWELL                           Director
    --------------------------------
             John R. Howell


             FRANCIS J. MERTZ                         Director
    --------------------------------
             Francis J. Mertz


             GEORGE L. MILES, JR.                     Director
    --------------------------------
             George L. Miles, Jr.


             HENRY S. PATTERSON II                    Director
    --------------------------------
             Henry S. Patterson II


             RAYMOND SILVERSTEIN                      Director
    --------------------------------
             Raymond Silverstein


             JOSEPH M. TABAK                          Director
    --------------------------------
             Joseph M. Tabak

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 61 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of Bancorp Stock, NASDAQ Composite Index and the NASDAQ Bank Index for the period of five years commencing December 31, 1989 and ending December 31, 1994, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                                 EXHIBIT INDEX

Exhibit No.                          Description
- -----------                          -----------

    2 Agreement and Plan of Merger dated January 19, 1995, between UJB and Bancorp. (Included without exhibits as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement; with exhibits A, B and C incorporated by reference to Exhibit (10)Q. to the Current Report on Form 8-K of UJB, dated January 19, 1995).

    3(a)  Restated Certificate of Incorporation of UJB, as restated
          July 1, 1988, as amended through May 19, 1994 (incorporated by reference to Exhibit (3)A.(i) on Form 10-Q for the quarter ended September 30, 1994).

     (b) By-Laws of UJB as amended through October 19, 1994 (incorporated by reference to Exhibit (3)B.(i) on Form 10-Q for the quarter ended September 30, 1994).

   *5 Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.

   *8(a)  Opinion of Weil, Gotshal & Manges, regarding tax matters.

    *(b)  Opinion of Kirkpatrick & Lockhart, regarding tax matters.

   13 Quarterly Report on Form 10-Q of Bancorp for the quarter ended September 30, 1994.

   23(a)  Consent of KPMG Peat Marwick LLP (UJB).

     (b)  Consent of KPMG Peat Marwick LLP (Bancorp).

    *(c) Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as Exhibit 5 to this Registration Statement.

    *(d)  Consent of Weil, Gotshal & Manges--included in its opinion filed as
          Exhibit 8(a) to this Registration Statement.

    *(e)  Consent of Kirkpatrick & Lockhart--included in its opinion filed as
          Exhibit 8(b) to this Registration Statement.

   24 Power of Attorney (contained on the signature pages to this Registration Statement).

   99(a)  Form of Proxy.

     (b) Opinion of Kaplan Associates, Inc. (Included as Appendix B to the Proxy Statement-Prospectus included in this Registration Statement).
- --------------
* To be filed by amendment